UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Pendrell Corporation

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On June 17, 2015

Dear Shareholder:

You are cordially invited to attend the 2015 Annual Meeting of Shareholders (the “Annual Meeting”) of Pendrell Corporation, a Washington corporation (the “Company” or “Pendrell”). The meeting will be held on Wednesday, June 17, 2015, at 10:00 a.m. local time at The Woodmark Hotel, 1200 Carillon Point, Kirkland, WA 98033. At the meeting, shareholders will be asked to:

1.	elect seven directors;

2.	approve, on an advisory basis, executive officer compensation;

3.	designate Washington as the exclusive forum for adjudicating certain intra-corporate disputes;

4.	ratify our Tax Benefits Preservation Plan;

5.	ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

6.	conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement that accompanies this notice (this “Notice”).

The record date for the Annual Meeting is April 20, 2015. Only shareholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Timothy M. Dozois

Corporate Secretary

Kirkland, Washington

MAY 15, 2015

Important Notice Regarding Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 17, 2015. You may access an electronic, searchable copy of the proxy statement and the Annual Report to Shareholders for the year ended December 31, 2014 at: www.edocumentview.com/PCO.

PENDRELL CORPORATION

2300 Carillon Point

Kirkland, Washington 98033

PROXY STATEMENT

FOR THE 2015 ANNUAL MEETING OF SHAREHOLDERS

JUNE 17, 2015

QUESTIONS & ANSWERS ABOUT THE ANNUAL MEETING & VOTING

This proxy statement contains information about the 2015 Annual Meeting of Shareholders of Pendrell Corporation (the “Annual Meeting”) to be held at The Woodmark Hotel, 1200 Carillon Point, Kirkland, Washington 98033 on Wednesday, June 17, 2015, commencing at 10:00 a.m. local time.

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Pendrell Corporation (also referred to as “Pendrell,” “the Company,” “we,” “us” or “our” in this proxy statement), for use at the Annual Meeting and any adjournment of that meeting.

These proxy solicitation materials and our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 are being mailed to all shareholders entitled to vote at the Annual Meeting on or about May 15, 2015.

Who can vote at the Annual Meeting?

Only shareholders of record at the close of business on April 20, 2015 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were 212,879,250 shares of Class A common stock outstanding with voting rights (one vote per share) and 53,660,000 shares of Class B common stock outstanding with voting rights (ten votes per share).

Shareholders of Record: Shares Registered in Your Name

If on the Record Date your shares were registered directly in your name or with our transfer agent, Computershare Inc., then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy.

Beneficial Owners: Shares Registered in the Name of a Broker or Bank

If on the Record Date your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization (your “Broker”), then you are the beneficial owner of shares held in “street name.” As a beneficial owner, you have the right to direct your Broker regarding how to vote your shares. You are also invited to attend the Annual Meeting. However, because you are not the shareholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your Broker.

What am I voting on?

There are five proposals scheduled for a vote:

•	A proposal to elect seven directors;

•	A proposal to approve named executive officer compensation on an advisory basis;

•	A proposal to amend our Articles of Incorporation to designate Washington as the exclusive forum for adjudicating certain intra-corporate disputes;

•	A proposal to ratify our Tax Benefits Preservation Plan; and

•	A proposal to ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for fiscal 2015.

How do I vote?

Shareholders of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote (i) in person at the Annual Meeting, (ii) by proxy using the enclosed proxy card, (iii) by proxy over the telephone, or (iv) by proxy on the Internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may attend the meeting, revoke your proxy and vote in person, even if you previously voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•

To vote over the telephone, dial toll-free 1-800-652-VOTE (8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from your enclosed proxy card. Your vote must be received by 11:59 PM Eastern Time on June 16, 2015, the day prior to the Annual Meeting, to be counted.

•

To vote on the Internet, go to www.envisionreports.com/PCO to complete an electronic proxy card. You will be asked to provide the company number and control number from your enclosed proxy card. Your vote must be received by 11:59 PM Eastern Time on June 16, 2015, the day prior to the Annual Meeting, to be counted.

Beneficial Owners: Shares Registered in the Name of Broker

If you are a beneficial owner of shares registered in the name of your Broker, and you wish to vote by proxy, you must complete and return to your Broker the voting instruction form, as directed by your Broker, to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your Broker. To vote in person at the Annual Meeting, you must obtain a valid proxy from your Broker. You may contact your Broker to request a proxy form.

How many votes do I have?

On each proposal to be voted upon, you will have one vote for each share of Class A common stock you own as of the Record Date and ten votes for each share of Class B common stock you own as of the Record Date.

What happens if I fail to provide voting instructions to my Broker?

If you are a beneficial owner of shares registered in the name of your Broker and you fail to provide voting instructions to your Broker, your Broker cannot vote your shares on the proposal to elect directors, the proposal to approve named executive compensation on an advisory basis, the proposal to amend our Articles of Incorporation to designate Washington as the exclusive forum for adjudicating certain intra-corporate disputes, or the proposal to ratify our Tax Benefits Preservation Plan, which are “non-discretionary” items.

Who is paying for this proxy solicitation?

The Company is paying the cost of soliciting proxies. We also reimburse Brokers for the cost of forwarding proxy materials to beneficial owners. We are not paying any compensation for the solicitation of proxies.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares are probably registered in more than one name or in different accounts. Please sign and return all proxy cards or voting instruction forms you receive to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 2300 Carillon Point, Kirkland, Washington 98033.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your Broker, you must follow the instructions provided by your Broker in order to revoke your proxy.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count votes as follows: (i) “For” and “Withhold” with respect to the election of directors; (ii) “For,” “Against,” and “Abstain” with respect to the advisory (non-binding) resolution on executive compensation; (iii) “For,” “Against,” and “Abstain” with respect to the proposed amendment to our Articles of Incorporation to designate Washington as the exclusive forum for adjudicating certain intra-corporate disputes; (iv) “For,” “Against,” and “Abstain” with respect to the ratification of our Tax Benefits Preservation Plan; and (v) “For,” “Against,” and “Abstain” with respect to the ratification of the selection of our independent registered public accounting firm. Abstentions, withholds and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will have no effect in the outcome of Proposals 1, 2, 4 and 5 and will have the same effect as a vote against Proposal 3.

What if I return a proxy card but do not make specific choices?

If you are a shareholder of record and you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all seven nominees for director, “For” the advisory (non-binding) resolution on executive compensation, “For” the amendment to our Articles of Incorporation to designate Washington as the exclusive forum for adjudicating certain intra-corporate disputes; “For” the ratification of our Tax Benefits Preservation Plan; and “For” the ratification of the selection of our independent registered public accounting firm. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

How many votes are needed to approve each proposal?

The following votes are required under our governing documents and Washington state law to approve each proposal:

Proposal	Vote Required	Effect of Abstentions and Broker Non-Votes on Vote Required
Proposal 1 — Election of directors	Plurality, or the largest number, of the votes cast	Withheld votes and broker non-votes will have no effect on the election of directors; only votes cast “for” a director will affect the outcome of the vote for the election of directors.

Proposal 2 — Advisory vote to approve named executive officer compensation*	Approval of the majority of votes cast	Abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

Proposal 3 — Amendment to our Articles of Incorporation to designate Washington as the exclusive forum for adjudicating certain intra-corporate disputes	Approval of a majority of all the votes entitled to be cast	Abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum but will have the same effect as a vote against the proposal.

Proposal 4 — Ratification of Tax Benefits Preservation Plan	Approval of the majority of votes cast	Abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

Proposal 5 — Ratification of the selection of our independent registered public accounting firm	Approval of the majority of votes cast	Abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal. If your Broker holds shares in your name, the Broker, in the absence of voting instructions from you, is entitled to vote your shares on this proposal.

*	This vote is advisory and not binding on us, our Board of Directors or our Compensation Committee. However, the Board and the Compensation Committee have historically reviewed the voting results and taken them into consideration when making future decisions regarding the compensation of our named executive officers (who are identified in the “Summary Compensation Table” below).

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if shareholders holding shares representing a majority of the combined voting power of the outstanding Class A common stock and Class B common stock are present at the meeting in person or represented by proxy. On the Record Date, there were 212,879,250 shares of Class A common stock outstanding and 53,660,000 shares of Class B common stock outstanding, representing an aggregate of 749,479,250 potential votes, thereby requiring holders of shares representing 374,739,626 votes to be present in person or by proxy to have a quorum. Abstentions and broker non-votes are considered as shares present at the Annual Meeting for the purpose of determining a quorum. If there is no quorum, the Chairman of the meeting may adjourn the meeting to another date or time.

Shareholder Proposals for 2016 Annual Meeting

If you want to include a proposal in the Company’s proxy statement for our 2016 annual meeting of shareholders, you must (i) be a record or beneficial owner of shares of common stock having a market value of at least $2,000 (or representing at least 1% of the shares entitled to vote on the proposal), (ii) have owned such shares for at least one year prior to submitting the proposal, (iii) continue to hold the shares through the date on which the meeting is held, and (iv) comply with U.S. Securities and Exchange Commission (“SEC”) Rule 14a-8 or applicable provisions of our Bylaws. Under SEC Rule 14a-8, we must receive your proposal not less than one hundred twenty (120) days prior to the first anniversary of the date that this proxy statement is released to our shareholders, or, if the date of our 2016 annual meeting of shareholders changes by more than 30 days from the date of the 2015 Annual Meeting, then not less than a reasonable time before we begin to print and mail our 2016 proxy materials. Under our Bylaws, we must receive your notice of intention no later than March 15, 2016, and such proposal must be a proper matter for shareholder action under Washington corporate law. You may obtain a copy of our Bylaws by mailing a written request to our Corporate Secretary at 2300 Carillon Point, Kirkland, Washington 98033 or by visiting the Company’s website at www.pendrell.com. Proposals may be mailed to us, to the attention of the Corporate Secretary, Pendrell Corporation, 2300 Carillon Point, Kirkland, Washington 98033.

Shareholder Communication with the Board of Directors

If you wish to communicate with our Board of Directors, or with any individual member of the Board, regarding our business, you may send your communication in writing to the attention of our Corporate Secretary at 2300 Carillon Point, Kirkland, Washington 98033, with a request to forward the communication to the intended recipients. Shareholder communications must confirm that the sender is a Pendrell shareholder, and may be reviewed by our General Counsel, Corporate Secretary, Chief Financial Officer or other officer or employee in order to create an appropriate record of the communication and to ensure director privacy. Communications sent by shareholders to our Board of Directors are not confidential and we may use them for any purpose. Our directors do not entertain communications that do not directly relate to the directors’ duties and responsibilities as directors of Pendrell. Such excluded communications include “spam,” advertisements, mass mailings, form letters and email campaigns that involve unduly large numbers of similar communications, solicitations for goods, services, employment or contributions, surveys, individual product inquiries or complaints, and communications that have no rational relevance to our business or operations. Additionally, communications that appear to be unduly hostile, intimidating, threatening, illegal or similarly inappropriate will not be forwarded to our directors.

Householding

The SEC has adopted rules that permit the Company and intermediaries (e.g., Brokers) to satisfy proxy statement delivery requirements by delivering a single proxy statement to two or more shareholders who share the same address. A single annual report to shareholders and proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for the Company. This year, a number of Brokers will be “householding” our proxy materials. If you receive notice from your Broker that it will be “householding” Pendrell’s communications to you, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate annual report to shareholders and proxy statement, please notify your Broker. Upon written or oral request, we will promptly deliver a separate copy of the annual report to shareholders and proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered. Direct your written request to Pendrell Corporation, 2300 Carillon Point, Kirkland, Washington 98033, Attn: Corporate Secretary. Shareholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their Brokers.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the conclusion of the Annual Meeting, or any postponement or adjournment of the Annual Meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information, as of April 20, 2015, as to shares of common stock beneficially owned by: (i) each person who is known by us to own beneficially more than five percent of either our Class A common stock or Class B common stock, (ii) each of our directors, (iii) each of our named executive officers and (iv) all of our directors and current executive officers as a group. The information provided in the table is based on our records, information filed with the SEC and information furnished by the respective individuals or entities, as the case may be.

Applicable percentage ownership is based on 212,879,250 shares of Class A common stock and 53,660,000 shares of Class B common stock outstanding at April 20, 2015.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock that a person has the right to acquire within 60 days of April 20, 2015. See footnote 3 for a description of these rights. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Shares Beneficially Owned(1)
	Class A Common Stock		Class B Common Stock
Name and Address of Beneficial Owner(2)	Number of Shares Beneficially Owned(3)	Percent of Class	Number of Shares Beneficially Owned	Percent of Class	% Total Voting Power(4)
5% Shareholders(5)
Eagle River Satellite Holdings, LLC and affiliates(6)	43,968,412	20.7%	44,360,000	82.7%	65.1%
James D. Dondero, Highland Capital Management, L.P., and affiliates(7)	52,679,332	24.8%	—	—	7.0%
Mente, L.L.C.(8)	1,912,080	*	9,300,000	17.3%	12.7%

Named Executive Officers
Lee E. Mikles(9)	479,220	*	—	—	*
Benjamin G. Wolff	11,385,431	5.1%	—	—	*
Steven A. Ednie	—	*	—	—	*
David H. Rinn	36,633	*	—	—	*
R. Gerard Salemme	3,256,918	1.5%	—	—	*
Scott G. Richardson	445,632	*	—	—	*
Timothy M. Dozois	467,250	*	—	—	*
Robert S. Jaffe	112,581	*	—	—	*

Directors (other than Messrs. Mikles and Salemme indicated above)
Richard P. Emerson	439,541	*	—	—	*
Nicolas Kauser	397,848	*	—	—	*
Craig O. McCaw(10)	44,792,322	21.0%	44,360,000	82.7%	65.1%
Stuart M. Sloan	454,347	*	—	—	*
H. Brian Thompson	589,234	*	—	—	*
All current directors and executive officers as a group (10 persons)	51,322,312	23.6%	44,360,000	82.7%	65.6%

*	Less than one percent of the outstanding Class A or Class B common stock, respectively.
(1)

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named have sole voting and investment power with respect to all shares of common stock that they beneficially own. Holders of restricted shares have sole voting power, irrespective of whether the restricted shares have vested. See the “Outstanding Equity Awards at 2014 Fiscal Year-End” table for information on outstanding restricted stock awards that remain subject to vesting and forfeiture restrictions.

(2)	Unless otherwise indicated, the address of each beneficial owner indicated is c/o Pendrell Corporation, 2300 Carillon Point, Kirkland, Washington 98033.
(3)	The number of shares of Class A common stock beneficially owned by our named executive officers and directors includes shares issuable upon the exercise of outstanding options held by such individuals that are exercisable within 60 days of April 20, 2015, as set forth in the table below.

Name	Options Exercisable
Mr. Mikles	18,750
Mr. Wolff	8,927,500
Mr. Ednie	—
Mr. Rinn	—
Mr. Salemme	2,278,750
Mr. Richardson	296,874
Mr. Dozois	312,500
Mr. Jaffe	—
Mr. Emerson	330,000
Mr. Kauser	340,000
Mr. McCaw	300,000
Mr. Sloan	305,000
Mr. Thompson	500,000
All current directors and executive officers as a group (10 persons)	4,681,874

(4)	Percentage total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. Each holder of Class B common stock is entitled to ten votes per share of Class B common stock and each holder of Class A common stock is entitled to one vote per share of Class A common stock on all matters submitted to our shareholders for a vote. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis.
(5)	Based on a Schedule 13G filed with the SEC on February 13, 2015 by Ariel Investments, LLC (“Ariel”), Ariel reported that as of December 31, 2014, it owned an aggregate of 22,547,095 shares of Class A common stock and that its address is 200 E. Randolph Drive, Suite 2900, Chicago, IL 60601. Based on representations provided by Ariel to the Company, Ariel is not the beneficial owner of the securities reported in Schedule 13G, and Ariel’s clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, all securities reported in Schedule 13G.
(6)	Includes 20,696,037 shares of Class A common stock beneficially owned by Eagle River Satellite Holdings, LLC (“ERSH”); 2,339,724 shares of Class A common stock held by Eagle River, Inc.; 17,932,651 shares of Class A common stock held by Eagle River Partners, LLC (“ERP”); 3,000,000 shares of Class A common stock held by Eagle River Investments, LLC (“ERI”); and 44,360,000 shares of Class B common stock held by ERSH. Mr. McCaw is the sole manager and beneficial member of ERI, which is the sole member of ERSH. Mr. McCaw is the sole shareholder of Eagle River, Inc. and the beneficial member of ERP. Mr. McCaw disclaims beneficial ownership of the securities owned by ERSH, ERI and ERP, except to the extent of any pecuniary interest.
(7)

Based on information provided by Highland Capital Management, L.P. (“Highland Capital”). Includes shares of Class A common stock beneficially owned and/or held by or for the account of James D. Dondero (including through family trusts), Highland Capital, and Strand Advisors, Inc. Highland Capital serves as an investment adviser to, and manages investment and trading accounts of, other persons and may be deemed, through investment advisory contracts or otherwise, to beneficially own securities owned by other persons. Strand Advisors is the general partner of Highland Capital and may be deemed to beneficially own securities owned by Highland Capital. Mr. Dondero is the President and a director of Strand Advisors and may be deemed to beneficially own securities owned by Strand Advisors. Mr. Dondero, Highland Capital and Strand Advisors disclaim beneficial ownership of these securities, except to the extent of any pecuniary interest therein. The address of Mr. Dondero and Highland Capital is Two Galleria Tower, 13455 Noel Road, Suite 800, Dallas, Texas 75240.

(8)	Based on a Schedule 13G/A filed with the SEC on February 14, 2011, wherein Mente, L.L.C. reported all common stock held may be deemed to be beneficially owned by William H. Gates, III as the sole member of Mente, L.L.C. The address of Mente, L.L.C. is 2365 Carillon Point, Kirkland, Washington 98033.
(9)	Includes 33,163 shares of Class A common stock held directly by Mr. Mikles; 79,416 shares of Class A common stock held in Mr. Mikles’ individual retirement account; 61,000 shares of Class A common stock held in trusts and/or custodial accounts for the benefit of Mr. Mikles’ children; 161,100 shares of Class A common stock held in a revocable trust; and 125,791 shares of Class A common stock held by Mr. Mikles’ spouse. Mr. Mikles disclaims beneficial ownership of the securities owned other than directly by him except to the extent of any pecuniary interest.
(10)	Includes (i) 523,910 shares of Class A common stock held directly by Mr. McCaw and (ii) 43,968,412 shares of Class A common stock and 44,360,000 shares of Class B common stock beneficially owned by ERSH and its affiliates. See footnote 6 above. Mr. McCaw is the sole manager and beneficial member of ERI, which is the sole member of ERSH. Mr. McCaw is the sole shareholder of Eagle River, Inc. and the beneficial member of ERP. Mr. McCaw disclaims beneficial ownership of the securities owned by ERSH, ERI and ERP, except to the extent of any pecuniary interest.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our executive officers, directors and ten percent shareholders to file reports of ownership and changes in ownership with the SEC. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such forms furnished to us during the most recent fiscal year, we believe that all reports required by section 16(a) for transactions in the year ended December 31, 2014 were filed timely, except as follows: A Form 3 was filed on behalf of Lee E. Mikles on April 11, 2014 that inadvertently omitted certain indirect holdings of our Class A common stock, including (a) 125,000 shares held by a trust, (b) 112,300 shares held by his spouse, (c) 10,000 shares held by a trust for the benefit of a child, and (d) 1,000 shares held in a custodial account for the benefit of a child. These indirect holdings were reported on Form 5 filed on February 11, 2015.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

Pendrell’s Bylaws provide for a Board of Directors that consists of not less than one and no more than 17 members, with the Board authorized to establish a Board size within that range. The Board size is currently set at seven, and seven directors currently serve on the Board. Our Board proposes the election of seven directors of the Company, each to serve until the next annual meeting of shareholders or until his earlier retirement, resignation, removal or until his successor is duly elected and qualified. All nominees were recommended for nomination by our Nominating and Governance Committee, and all are currently serving as directors of the Company. All nominees were also elected by the shareholders at the 2014 annual meeting of shareholders. Each nominee has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable to serve. However, if any nominee is unable or declines to serve as director at the time of the Annual Meeting, proxies will be voted for any nominee designated by the Board to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the nominees named below.

Information Regarding the Nominees

The name and certain background information regarding each nominee for director, as of the Record Date, are set forth below. There are no family relationships among directors or executive officers of Pendrell. In addition to the information presented below regarding each director’s specific experience, qualifications, attributes and skills that led the Board to conclude that he is qualified to serve as a director of the Company, each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment to Pendrell and our Board as demonstrated by his past service.

Name	Age	Position Held with the Company
Richard P. Emerson	53	Director
Nicolas Kauser	75	Director
Craig O. McCaw	65	Executive Chairman of the Board of Directors
Lee E. Mikles	59	Interim Chief Executive Officer, President and Director
R. Gerard Salemme	61	Consultant and Director
Stuart M. Sloan	71	Director
H. Brian Thompson	76	Director

Richard P. Emerson

Became Director: October 2010

Mr. Emerson has spent his entire career in investment banking and corporate finance. Since 2008, Mr. Emerson has been a private investor and pursued personal interests. From 2009 to 2012, Mr. Emerson attended Stanford University Law School from which he earned a juris doctor degree. From 2004 through 2008, he was Senior Managing Director of Evercore Partners Inc., a public investment banking advisory firm. From 2000 through 2003, Mr. Emerson served as Senior Vice President for Microsoft Corporation, a leading provider of software and technology solutions, reporting directly to the Chief Executive Officer and serving on the executive leadership team, with responsibility for all acquisitions, investments and corporate strategy. Mr. Emerson joined Microsoft from investment bank Lazard Ltd., where as a Senior Managing Director, he advised telecom and technology clients on significant mergers, acquisitions and related financial transactions from 1994 to 2000. Prior to Lazard, Mr. Emerson held senior roles with The Blackstone Group and Morgan Stanley & Co., both of which are financial services companies. Mr. Emerson previously served on the Board of Directors of Clearwire Corporation, a leading provider of wireless broadband services (“Clearwire”), from 2003 through 2008, where he also served on the Audit Committee.

Qualifications and Skills: With a career dedicated to corporate finance and mergers and acquisitions, Mr. Emerson is well suited to assist the Company with future financing and investment opportunities. His extensive background in corporate finance, his prior experience as a member of the Audit Committees of two public companies and a non-profit entity, and his experience analyzing and evaluating financial statements qualifies him as an ‘audit committee financial expert’ as defined in the applicable rules of the SEC and applicable NASDAQ listing standards. As such, the Board of Directors has appointed Mr. Emerson to serve as Chair of the Audit Committee.

Nicolas Kauser

Became Director: December 2008 (also served from May 2000 through May 2004)

Mr. Kauser is now retired after spending over 40 years in the communications industry. He was President of Clearwire International LLC and Chief Technology Officer of Clearwire from 2005 to 2008, and he also served on the board of directors of Clearwire. From 1990 to 1998, Mr. Kauser served as Executive Vice President and Chief Technology Officer of AT&T Wireless Services, Inc. (formerly McCaw Cellular Communications, Inc.) and from 1984 to 1990, he served as Senior Vice President of Operations and Vice President of Engineering of Rogers Cantel, Inc., a Canadian wireless service provider. He also spent 20 years in Venezuela where he first worked for the National Telephone Co. and subsequently co-founded two companies in the communications industry. From 1999 to January 2015, Mr. Kauser served on the board of directors of TriQuint Semiconductor, Inc., a provider of radio frequency solutions and technology, where at various times he served on the board’s Compensation, Audit and Nominating and Governance Committees. In 1998, Mr. Kauser received the prestigious Gold Prize awarded by The Carnegie Mellon Institute and American Management Systems for excellence in the application of information technology. In recognition of his contributions to the communications industry, Mr. Kauser was inducted to the Wireless Hall of Fame in October 2011.

Qualifications and Skills: Mr. Kauser was a director of Pendrell from 2000 to 2004 and is familiar with our operations and history. He has been involved in the technology industry for many years and has particular experience with communications companies. In addition, Mr. Kauser’s experience as a senior officer at Clearwire and AT&T provides him with the management experience to assist in the oversight of our operations and strategic objectives. He has served on the boards of directors of a number of companies, including TriQuint Semiconductor, Inc. and various private companies. Mr. Kauser has prior experience serving on the Audit and Nominating and Governance Committees of a publicly traded company. As such, the Board of Directors has appointed Mr. Kauser to serve as Chair of the Nominating and Governance Committee and as a member of the Audit Committee.

Craig O. McCaw
Became Director:	May 2000; Chairman of the Board since June 2011 (also served as Chairman from 2000 until 2009); Executive Chairman since November 2014.

Since 1993, Mr. McCaw has been Chairman, Chief Executive Officer, and the beneficial member of the Eagle River group of investment companies which focus on strategic investments in the telecommunications industry. Mr. McCaw served as a director and Chairman of DBSD North America, Inc., a satellite communications company, from 2005 to 2008. Mr. McCaw founded Clearwire in 2003 and served as its Chairman of the Board of Directors from 2003 to December 2010. Mr. McCaw was a director of Nextel Communications, Inc., a wireless service provider that was acquired by Sprint Corporation in 2005, from 1995 until 2003, and a director of XO Communications, Inc., a communications network services provider formerly known as NEXTLINK Communications, Inc. (“XO”), from 1997 until 2002. From 1994 to 1997, he was also XO’s Chief Executive Officer. From 1974 to 1994, Mr. McCaw served as Chairman and Chief Executive Officer of McCaw Cellular Communications, Inc., which he built into the nation’s leading provider of cellular services in more than 100 U.S. cities, until the company was sold to AT&T in 1994.

Qualifications and Skills: Mr. McCaw brings to our Board of Directors demonstrated leadership skills and operating experience, including those acquired during more than 30 years of serving as a senior executive and director of Clearwire, XO, Nextel and McCaw Cellular Communications. As a former director of public and private companies in the telecommunications industry, Mr. McCaw also brings to the Company broad-based business experience and financial acumen.

Lee E. Mikles

Became Director: April 2014

Mr. Mikles has served as our Interim Chief Executive Officer and President since November 2014. He has served as a director of FutureFuel Corp., a manufacturer of custom and performance chemicals and biofuels, since 2005. He also served as Future Fuel’s Chief Executive Officer from 2005 to January 2013, its president from 2005 to January 2015, and its principal financial officer from 2005 to 2008. He served as chairman of Mikles/Miller Management, Inc., a registered investment adviser and home to the Kodiak family of funds, between 1992 and 2005 and was chairman of Mikles/Miller Securities, LLC, a registered broker-dealer, between 1999 and 2005. Mr. Mikles has served on the boards of directors of Pacific Capital Bankcorp., Official Payments Corporation, Coastcast Corporation, Nelnet, Inc., Imperial Bank and Imperial Bancorp.

Qualifications and Skills: Mr. Mikles brings to our Board of Directors extensive business, finance and investment experience. In addition, his experience as a senior executive and director of private and public companies, his active involvement in strategic planning and his significant financial and investment experience make him well suited to assist the Company in the oversight of our future strategic business and investment opportunities.

R. Gerard Salemme

Became Director: June 2010 (also served from May 2002 through December 2008)

Mr. Salemme has served as a consultant to the Company since February 2015. Mr. Salemme was our Executive Vice President and Chief Strategy Officer from March 2011 to February 2015. He has also served on the Board of Directors of EarthLink, Inc., a Leading IT services and communications provider, since October 2013 and is a Partner in Eagle River Partners, LLC, a private investment firm. Mr. Salemme has over 30 years of experience in business and government, having served as Executive Vice President-Strategy, Policy and External Affairs of Clearwire from 2004 to 2010, and as Senior Vice President, External Affairs of XO. Prior to joining XO, Mr. Salemme held senior executive positions with AT&T Corporation and McCaw Cellular Communications Inc. He also held the position of Senior Telecommunications Policy Analyst for the U.S. House of Representatives Subcommittee on Telecommunications and Finance from 1987 to 1991 and served as Chief of staff to Congressman Ed Markey of Massachusetts from 1976 to 1984. Mr. Salemme earned a B.A. in Political Science and Economics and an M.A. in Economics from Boston College.

Qualifications and Skills: Mr. Salemme brings to our Board of Directors significant experience in business and government, including experience gained as a senior executive officer with Clearwire, XO and AT&T, which provides him with the management experience to assist in the oversight of our operations and strategic objectives. He is familiar with our operations and history, having served on our Board of Directors from 2002 to 2008 and as an executive officer from March 2011 to February 2015. He has also served on the Boards of Directors of a number of private companies.

Stuart M. Sloan

Became Director: October 2010

Since 1984, Mr. Sloan has been a principal of Sloan Capital Companies LLC, a private investment company that serves as general partner in the redevelopment of University Village, a nationally recognized regional center for upscale shopping in Seattle, Washington. From 1986 through 1999, Mr. Sloan was an owner and executive officer of Quality Food Centers, Inc., a grocery retailer (“QFC”), which was acquired by The Fred Meyer Co. in 1997. Prior to QFC, from 1967 until 1984, Mr. Sloan owned in part and operated Schuck’s Auto Supply, Inc., a retail provider of automotive maintenance and repair products that was sold to Pay ‘n Save Corp in 1984.

Mr. Sloan currently serves as a director of Anixter International, Inc., a global distributor of communications and security products, electrical and electronic wire and cable, fasteners and other small parts. From 2003 until March 2011, Mr. Sloan served as a director of J. Crew Group, Inc., an apparel retailer. He is active, both personally and through his private foundation, in numerous civic, cultural, educational and other philanthropic activities.

Qualifications and Skills: Mr. Sloan’s extensive management experience, along with his service on numerous Boards of Directors, provides him with the experience to assist in the oversight of our operations and strategic objectives. For this reason, the Board of Directors has appointed Mr. Sloan to serve as a member of the Nominating and Governance Committee. His direct involvement, over the span of decades, with management, personnel management and employee incentives makes him particularly well suited to assist with compensation issues and other human resource matters. As such, the Board of Directors has appointed Mr. Sloan to serve as a member of the Compensation Committee.

H. Brian Thompson

Became Director: May 2007

Since 2006, Mr. Thompson has been Executive Chairman of GTT Communications Inc., a leading global cloud network provider to multinational clients. Mr. Thompson continues to head his own private equity investment and advisory firm, Universal Telecommunications, Inc. From 2002 to 2007, Mr. Thompson was Chairman of Comsat International, one of the largest independent telecommunications operators serving all of Latin America. He also served as Chairman and Chief Executive Officer of Global TeleSystems Group, Inc. from 1999 to 2000. Mr. Thompson was Chairman and Chief Executive Officer of LCI International, Inc. a telecommunications company, from 1991 until its merger with Qwest Communications International Inc. in 1998. Mr. Thompson became Vice Chairman of the Board of Directors for Qwest until his resignation in December 1998. Mr. Thompson previously served as Executive Vice President of MCI Communications Corporation, a telecommunications company, from 1981 to 1990, and prior to MCI was a management consultant with McKinsey & Company, a global management consulting firm, where he specialized in the management of telecommunications. He currently serves as a member of the Board of Directors of Axcelis Technologies, Inc., a provider of solutions for the semiconductor industry, Penske Automotive Group, an international automotive retailer, and Sonus Networks, Inc., a provider of IP network solutions. He serves as a member of the Irish Prime Minister’s Ireland-America Economic Advisory Board, and from January 1999 to March 1999, he served as Non-Executive Chairman of Telecom Eireann, Ireland’s incumbent telephone company. Mr. Thompson received his M.B.A. from Harvard’s Graduate School of Business and holds an undergraduate degree in chemical engineering from the University of Massachusetts.

Qualifications and Skills: Mr. Thompson brings to our Board of Directors significant experience in the telecommunications industry, including experience as an Executive Chairman at GTT Communications Inc. and Chairman at Comsat International. His executive officer experience at LCI International and MCI Communications Corporation provides him with the management experience to assist in the oversight of our operations and strategic objectives. He has served on the Board of Directors of a number of companies, including Axcelis Technologies, Inc. and Sonus Networks, Inc. The Board of Directors has appointed Mr. Thompson to serve as chair of the Compensation Committee and as a member of its Audit Committee.

The Board of Directors recommends a vote “FOR” each director nominee.

DIRECTOR COMPENSATION

Overview of Director Compensation Program

Our Board of Directors Compensation Policy (the “Policy”) provides for (i) an annual retainer, paid quarterly, to the Chairman of our Board of Directors and each of our independent directors, and (ii) an additional retainer for committee service, paid quarterly, to each of our independent directors serving on a committee (other than the Chairman of the Board), as follows:

Board of Directors and Committee Service	Annual Retainer
Chairman of the Board of Directors	$250,000
Independent Director	$50,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$20,000
Nominating and Governance Committee Chair	$15,000
Audit Committee Member (non-Chair)	$8,000
Compensation Committee Member (non-Chair)	$8,000
Nominating and Governance Committee Member (non-Chair)	$8,000

The annual retainer earned by our Chairman of the Board and each of our independent directors is paid in four equal quarterly installments on or about the first day of July, October, January and April to those directors who served on our Board of Directors through the end of the preceding quarter. Non-employee directors are also reimbursed for reasonable travel and accommodation expenses incurred in connection with Company business.

The Policy also provides for the grant of stock options to our independent directors. At the time of their appointment to the Board of Directors, all independent directors receive an initial option to purchase 75,000 shares of Class A common stock that vests in four equal annual installments. In addition, all independent directors receive an annual option to purchase 60,000 shares of Class A common stock that fully vests on the one-year anniversary of the grant date. All options granted to the independent directors have an exercise price equal to the fair market value of our Class A common stock on the grant date and have a term of ten years.

To further align the interests of our directors with the interests of our shareholders, our non-employee directors may elect to receive all or part of their cash retainer in the form of Class A common stock. The number of shares issued is equal to the amount of the retainer that the director elects to receive in stock divided by the fair market value of a share of Class A common stock (the closing price of our stock as reported on NASDAQ) on the final business day of the quarter for which payment is earned. Only whole numbers of shares of Class A common stock are issued; fractional shares are paid in cash.

2014 Director Compensation

The table below sets forth certain information regarding the compensation earned by, or awarded to, each non-employee director who served on our Board of Directors in 2014. In 2014, Messrs. Wolff and Salemme were employees of Pendrell, and therefore did not receive compensation for their service as directors of the Company. We also reimburse directors for reasonable travel and accommodation expenses incurred in connection with Company business, the values of which are not included in the table below.

Name	Fees Earned(1)	Option Awards (2)(3)	Total
Richard P. Emerson	$58,000	$35,327	$93,327
Richard P. Fox(4)	$35,357	$—	$35,357
Nicolas Kauser	$65,000	$35,327	$100,327
Craig O. McCaw	$250,000	$—	$250,000
Lee E. Mikles(5)	$48,066	$107,909	$155,975
Stuart M. Sloan	$66,000	$35,327	$101,327
H. Brian Thompson	$78,000	$35,327	$113,327

(1)	Directors may elect to receive all, or a portion of, their cash compensation in the form of stock. The amounts in the “Fees Earned” column represent the amounts paid to directors in cash, unless otherwise indicated as follows:

	Fees Earned
Name	Fees Paid in Cash	Stock Issued in Lieu of Cash (#)	Value of Stock (6)	Total
Richard P. Emerson	$29,003	18,743	$28,997	$58,000
Richard P. Fox(4)	$35,357	—	$—	$35,357
Nicolas Kauser	$32,504	21,005	$32,496	$65,000
Craig O. McCaw	$—	161,594	$250,000	$250,000
Lee E. Mikles(5)	$—	33,163	$48,066	$48,066
Stuart M. Sloan	$—	42,660	$66,000	$66,000
H. Brian Thompson	$39,003	25,207	$38,997	$78,000

(2)	Amounts reported reflect the grant date fair value of each stock option granted during 2014 computed in accordance with ASC 718. See Note 9 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for the assumptions underlying the grant date fair value.
(3)	The aggregate number of outstanding stock options held by each director (representing unexercised stock options, both vested and unvested) at December 31, 2014, is as follows:

Name	Number of Shares Subject to Outstanding Option Awards
Richard P. Emerson	390,000
Richard P. Fox	—
Nicolas Kauser	400,000
Craig O. McCaw	300,000
Lee E. Mikles	135,000
Stuart M. Sloan	365,000
H. Brian Thompson	560,000

(4)	Amounts shown for Mr. Fox represent compensation for Board service from January 1, 2014 through June 13, 2014, the effective date of his resignation as a director.
(5)	Amounts shown for Mr. Mikles represent compensation for Board service from April 10, 2014, the date of the commencement of Mr. Mikles’ Board service, through December 31, 2014.
(6)	The “Value of Stock” column reflects the value of the stock issued in lieu of cash based on the closing price of our Class A common stock on the last trading day of the quarter in which the fees were earned.

CORPORATE GOVERNANCE

Controlled Company

Eagle River controls approximately 65.1% of the voting power of our outstanding common stock as of April 20, 2015. As a result, we are a “controlled company” within the meaning of the NASDAQ Stock Market (“Nasdaq”) corporate governance rules and, as such, need not comply with certain Nasdaq corporate governance requirements, including (1) the requirement that a majority of the board of directors consist of independent directors, (2) the requirement that the compensation of officers be determined, or recommended to the board of directors for determination, by a majority of the independent directors or a compensation committee comprised solely of independent directors, and (3) the requirement that director nominees be selected, or recommended for the board of directors’ selection, by a majority of the independent directors or a nominating committee comprised solely of independent directors with a written charter or board resolution addressing the nomination process. We do not currently rely on any of these exemptions, but reserve the right to do so in the future. If we choose to do so, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements.

Identification, Evaluation and Qualification of Director Nominees

The Nominating and Governance Committee (the “Nominating Committee”) reviews director candidates, interviews and evaluates candidates who meet the criteria for serving as directors, and recommends nominees to the Board. Qualifications for nomination to the Board vary according to the composition and needs of the Board at the time of nomination. All directors should possess the background, skills, expertise, and commitment necessary to make a significant contribution to Pendrell. Relevant qualifications for nomination include: (1) exemplary personal and professional ethics and integrity; (2) the ability to engage in objective, fair and forthright deliberations; (3) operating experience at a policy-making level in business(es) relevant to Pendrell’s current and future plans; (4) independent judgment; (5) adequate time and personal commitment to provide guidance and insight to Pendrell’s management; (6) a commitment to provide long term value to Pendrell’s shareholders; (7) sophisticated business skills to enable rigorous and creative analysis of complex issues; and (8) understanding and experience in relevant markets, technology, operations, finance or marketing. The Nominating Committee will evaluate potential nominees by reviewing qualifications and references, conducting interviews and reviewing such other information as Nominating Committee members deem relevant. After the Nominating Committee recommends a candidate, the Board determines whether to ask the shareholders to elect the candidate at Pendrell’s annual meeting. While Pendrell does not have a formal policy or guidelines regarding diversity of membership, the Board recognizes the value of having a broad range of skills, expertise, contacts, industry knowledge and diversity of opinion. Therefore, the Board gives consideration to obtaining a diversity of experience and perspective within the Board and solicits directors’ views on a variety of topics, including whether directors as a whole have the appropriate mix of characteristics, attributes, business experience and background to effectively serve on the Board. For the Annual Meeting, the Nominating Committee recommended that the Board nominate the seven individuals designated as director nominees in Proposal 1 above.

Shareholder Nominations and Recommendations for Director Candidates

Shareholder Nominations for Director

Pursuant to Pendrell’s Bylaws, shareholders who wish to nominate one or more candidates for election as directors at an annual meeting of shareholders must give timely notice of the nomination in writing to Pendrell’s Corporate Secretary. Consistent with SEC Rule 14a-8, the notice must be received no earlier than the close of business on the 120th day prior to the date of the annual meeting and no later than the close of business on the later of the 90th day prior to the date of such annual meeting, or if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, not later than the close of business on the 10th day following the day on which notice of the date of the upcoming annual meeting is publicly disclosed. To be effective, the notice must satisfy certain requirements specified in the Company’s Bylaws, a copy of which will be sent to any shareholder upon written request to Pendrell’s Corporate Secretary. A shareholder making a nomination must also comply with all applicable requirements of the Exchange Act, including providing a nominee’s consent to being named in a proxy statement and to serve as a director if elected. No shareholder has presented a timely notice of a proposal to nominate a director this year. Accordingly, the only directors nominated for election at the Annual Meeting are the individuals named in Proposal 1, “Election of Directors.” No other nominations are before, or may be brought at, the Annual Meeting.

Shareholder Recommendations for Director

In addition to the general nomination rights of shareholders described above, the Nominating Committee will evaluate Board candidates who are recommended by shareholders in writing in accordance with the procedures described above under the caption “Shareholder Communication with the Board of Directors.” Any Board candidate recommended by a shareholder must be independent of the recommending shareholder in all respects (e.g., free of material personal, professional, financial or business relationships from the proposing shareholder), as determined by the Nominating Committee or applicable law. Any Board candidate recommended by a shareholder must also qualify as an “independent director” under applicable Nasdaq rules. Any such recommendation must include the recommending shareholder’s name, business address and contact information and all other information that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act. With respect to the proposed Board candidate, the following information must be provided:

•	name, age, business and residence addresses;

•	principal occupation or employment;

•	number of shares of Pendrell stock beneficially owned (if any);

•	a written resume of personal and professional experiences;

•	a statement from the recommending shareholder in support of the candidate, references for the candidate, and an indication of the candidate’s willingness to serve, if elected;

•

all other information relating to the proposed Board candidate that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act; and

•

information, documents or affidavits demonstrating to what extent the proposed Board candidate meets the required minimum criteria set forth above under the caption “Identification, Evaluation and Qualification of Director Nominees.”

The recommendation must also include the signature of each proposed Board candidate and of each shareholder submitting the recommendation, together with a written statement that the recommending shareholder and the proposed Board candidate will make available to the Nominating Committee all information reasonably requested in furtherance of the Nominating Committee’s evaluation. Shareholders may make recommendations at any time, but recommendations for consideration of nominees for election at an annual meeting of shareholders must be received by the date described in Pendrell’s proxy statement released to shareholders in conjunction with the previous year’s annual meeting. Except as may be required by applicable law, rule or regulation, the Nominating Committee will have no obligation to acknowledge receipt of the recommendation or otherwise communicate with the shareholder who submitted the recommendation.

Independence of the Board of Directors

The Board has determined that Messrs. Emerson, Kauser, Sloan and Thompson are independent directors within the meaning of the Nasdaq listing standards. As such, a majority of our directors are currently independent, as are all members of the Audit Committee, Compensation Committee and Nominating Committee.

Members of the Audit Committee also satisfy a separate independence requirement pursuant to the Exchange Act which requires that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from us or any of our subsidiaries other than their compensation for service as a director, or be an affiliated person of ours or any of our subsidiaries.

Each year, our directors are obligated to complete a questionnaire which requires them to disclose any transactions with us in which the director or any member of his immediate family might have a direct or potential conflict of interest. Based on its analysis of the responses, the Board determined that all directors, except for Mr. Mikles due to his position as an executive officer of the Company, Mr. Salemme due to his recent employment history with the Company, and Mr. McCaw due to his ownership of Eagle River, are independent under its guidelines and free from any relationship that would interfere with the exercise of their independent judgment.

Board Leadership Structure

Currently, the positions of Interim Chief Executive Officer and Chairman of the Board are held by two different individuals. Mr. Mikles serves as our President and Interim Chief Executive Officer. Mr. McCaw serves as Executive Chairman of the Board and as the principal representative of the Board. He also presides at meetings of the Board. The Board has determined that the separation of these positions allows Mr. Mikles to devote his time to the Company’s day-to-day operations and key strategic objectives while Mr. McCaw provides oversight of Board activities. The Board believes that this leadership structure adheres to the Company’s commitment to monitor and oversee the Company’s compliance with sound principles of corporate governance, consistent with applicable laws and best practices.

Code of Conduct and Ethics

The Company has adopted a Code of Conduct and Ethics that applies to all officers, directors and employees. The Code of Conduct and Ethics is available on the Company’s website located at www.pendrell.com, by clicking on “Investors” and then “Corporate Governance.” If the Company makes any substantive amendments to the Code of Conduct and Ethics or grants any waiver from a provision of the Code of Conduct and Ethics to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

Role in Risk Oversight

The Board plays an active role, as a whole and also at the committee level, in formulating risk management policies and risk oversight policies and in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s liquidity and operations, as well as the risks associated with each. The Compensation Committee oversees the management of risks related to the Company’s compensation plans and arrangements. The Audit Committee oversees the management of financial risks and enterprise risks. The chairpersons of these committees regularly inform the Board of the conclusions and results of such risk management functions. Our management team is charged with implementing risk management policies that are established by our Board and with managing our risk profile on a daily basis.

Policy Regarding Director Attendance at Annual Meetings of Shareholders

At least one member of our Board will attend each annual meeting of shareholders, and all directors are invited to attend such meetings. We will reimburse directors for reasonable expenses incurred in attending annual meetings of shareholders. One director attended the annual meeting of shareholders held on June 13, 2014.

Meetings of the Board

The Board meets on a regularly scheduled basis during the year to review significant developments affecting Pendrell and to act on matters requiring Board approval. It also holds special meetings when important matters require Board action between regularly scheduled meetings. During fiscal year 2014, the Board met six times and took action by unanimous written consent on three other occasions. The independent members of the Board regularly met in executive session without management present. During fiscal year 2014, each director attended, in the aggregate, more than 75% of the Board meetings and meetings of the Board committees on which the director served other than Mr. Kauser, who attended 50% of the Board meetings held in 2014.

Board and Committee Composition

The following table provides membership information for the Board and each of our Board’s standing committees.

Name	Board of Directors	Audit	Compensation	Nominating
Richard P. Emerson	X	Chair
Nicolas Kauser	X	X		Chair
Craig O. McCaw	Chair
Lee E. Mikles(1)	X
R. Gerard Salemme	X
Stuart M. Sloan	X		X	X
H. Brian Thompson	X	X	Chair
Number of Meetings in Fiscal Year 2014	6	5	5	3

(1)	Mr. Mikles was appointed to serve as a director and as a member of the Audit Committee effective April 10, 2014. On November 19, 2014, Mr. Mikles was appointed Interim Chief Executive Officer and President and no longer served on the Audit Committee following that date.

Committees of the Board

During fiscal year 2014, the Board had three principal committees — the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. These committees carry out certain responsibilities as identified in their respective charters, which have been adopted by the respective committees and by the Board. The charters of the current committees can be reviewed on our website at www.pendrell.com, by clicking on “Investors” and then “Corporate Governance” and are also available free of charge in print to any shareholder who requests them. Information about the principal responsibilities of these committees appears below.

Audit Committee

The Audit Committee: (i) evaluates the performance of and assesses the qualifications and independence of the independent auditor; (ii) determines and approves the engagement of the independent auditor, including the reasonable fees and other terms applicable to such engagement; (iii) determines whether to retain or terminate the existing independent auditor or to appoint and engage a new independent auditor; (iv) reviews and approves the retention of the independent auditor to perform any proposed permissible non-audit services; (v) reviews and evaluates the qualifications, performance and independence of the lead audit partner of the independent auditor and assures the regular rotation of the lead audit partner, reviewing partner and other audit engagement team partners of the independent auditor as required by law; (vi) reviews and approves or rejects transactions between the company and any related persons; (vii) confers with management and the independent auditor regarding the effectiveness of internal controls over financial reporting; (viii) establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submissions by employees of concerns regarding questionable accounting or auditing matters; (ix) meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing the company’s disclosures under “Management’s Discussion and

Analysis of Financial Condition and Results of Operations” and discusses, as appropriate, any major issues as to the adequacy of the company’s internal controls and the adequacy of disclosures about changes in internal control over financial reporting; (x) annually reviews the terms of the directors and executive officers insurance coverage and approves the terms prior to the renewal of the policy; (xi) reviews and assesses the adequacy of the Company’s investment policy and recommends any proposed changes to the Board; (xii) ensures the company maintains an internal audit capability, at least annually evaluates the performance of the company’s internal audit capability, and discusses with the independent auditor and management the internal audit capabilities responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit; and (xiii) has such other authority, duties and responsibilities as the Board delegates to the Audit Committee. During fiscal year 2014, the Audit Committee met five times and took action by unanimous written consent on two other occasions. The Board has determined that each member of the Audit Committee is independent under the independence requirements of Nasdaq and the SEC. In addition, the Board has determined that Richard Emerson qualifies as an Audit Committee “financial expert” as defined by the SEC rules.

Compensation Committee

The Compensation Committee: (i) acts on behalf of the Board in fulfilling the Board of Director’s responsibilities to oversee the Company’s compensation policies, plans and programs; (ii) reviews and determines the compensation to be paid to the Company’s executive officers and directors; (iii) reviews the Compensation Discussion and Analysis (“CD&A”) with management and makes a recommendation as to whether the CD&A should be included in the Company’s annual report and/or proxy statement; (iv) prepares and reviews the Compensation Committee report included in the Company’s annual proxy statement in accordance with applicable rules and regulations of the SEC in effect from time to time; and (v) performs such other functions as may be deemed necessary or convenient in the efficient and lawful discharge of the foregoing. The Compensation Committee charter grants the Compensation Committee members full access to all books, records, facilities and personnel of the Company, as well as the authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultants’ reasonable fees and other retention terms. During fiscal year 2014, the Compensation Committee met five times and took action by unanimous written consent on one other occasion. The Board has determined that each member of the Compensation Committee is independent under the independence requirements of Nasdaq and the SEC.

Nominating and Governance Committee

The Nominating and Governance Committee: (i) develops qualification criteria for selecting director candidates; (ii) identifies and screens potential director candidates; (iii) consults with the Board regarding potential director candidates; (iv) after consultation with the Board Chair, recommends to the Board nominees for election or re-election at each annual shareholder meeting, or to fill Board vacancies; (v) periodically reviews and makes recommendations to the Board regarding the Company’s charter or bylaws, or the governing documents of Company subsidiaries; (vi) establishes procedures for, and periodically conducts performance evaluations of Board members and members of Board committees; (vii) identifies, monitors and evaluates emerging corporate governance issues and trends and makes related recommendations to the Board as appropriate; (viii) monitors compliance with the Company’s Code of Conduct and Ethics; (ix) periodically reviews and assesses the adequacy of the committee’s charter; and (x) performs such other duties and fulfills such other responsibilities as the Board delegates to the Nominating and Governance Committee from time to time. During fiscal year 2014, the Nominating and Governance Committee met three times and took action by unanimous written consent on one other occasion. The Board has determined that each member of the Nominating and Governance Committee is independent under the independence requirements of Nasdaq and the SEC.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is, or was during 2014, an officer or employee of Pendrell, and none of the Company’s executive officers serves, or during 2014 served, as a member of a compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving as a member of the Company’s Compensation Committee. No member of the Compensation Committee is a former officer of the Company, nor does any executive officer of the Company serve as a director of any entity that is in any manner affiliated with a member of the Compensation Committee.

PROPOSAL 2

APPROVAL OF AN ADVISORY (NON-BINDING) RESOLUTION ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to periodically conduct a non-binding advisory vote on the compensation of our named executive officers. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse the compensation of our named executive officers. At our 2011 annual meeting of shareholders, our shareholders voted on the frequency of future advisory “say on pay” votes and agreed with our recommendation that such “say on pay” votes be conducted annually. At the Annual Meeting, an advisory (non-binding) shareholder resolution to approve the compensation of our named executive officers as disclosed in this proxy statement will be presented to our shareholders for consideration as follows:

RESOLVED, that the shareholders of the Company approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related material in the proxy statement for the Company’s 2015 Annual Meeting of Shareholders.

This vote will not be binding on our Board or Compensation Committee and may not be construed as overruling a decision by the Board or Compensation Committee or create or imply any additional fiduciary duty. It will also not affect any compensation paid or awarded to any executive officer. The Board and the Compensation Committee may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

The purpose of our compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to our long-term success and enhancement of shareholder value. We believe that our compensation policies and procedures are strongly aligned with the long-term interests of our shareholders. As discussed in the Compensation Discussion and Analysis, the Board and Compensation Committee believe that the compensation of our named executive officers, as disclosed in this proxy statement, is reasonable and appropriate, is justified by our performance and is the result of a carefully considered approach.

The Board of Directors recommends that you vote “FOR” the approval of the advisory (non-binding) resolution on executive compensation.

EXECUTIVE OFFICERS

The following is a list of the names and ages of our current executive officers, indicating all positions and offices held by each such person and each such person’s business experience during at least the past five years. All such persons have been elected to serve until their successors are elected and qualified or until their earlier resignation or removal.

Name	Age	Position Held with the Company
Lee E. Mikles	59	Director; Interim Chief Executive Officer and President
Steven A. Ednie	47	Vice President and Chief Financial Officer
Scott G. Richardson	49	Vice President and Chief Product Officer
Timothy M. Dozois	52	Corporate Counsel and Corporate Secretary

Set forth below is certain additional information concerning Messrs. Ednie, Richardson and Dozois. Information concerning Mr. Mikles has been provided above in Proposal 1, “Election of Directors.”

Steven A. Ednie

Mr. Ednie has served as our Vice President and Chief Financial Officer since September 2014. Mr. Ednie is an experienced financial executive with an extensive background in domestic and international accounting and tax matters, serving most recently as Chief Accounting Officer of Clearwire from October 2010 to April 2014, and as Vice President-Tax and Chief Tax Officer from 2004 to April 2014. Before joining Clearwire, Mr. Ednie served as the Director of Tax of Expedia, Inc., an Internet-based travel website company, from 2002 to 2004, as Executive Director–Tax and Chief Tax Officer of XO from 1997 to 2002, and as Tax Manager of MIDCOM Communications, Inc., a telecommunications company, from 1996 to 1997. Mr. Ednie began his professional career at Coopers & Lybrand, LLP, an accounting firm, where he was a Senior Associate. Mr. Ednie holds a B.A. in Business Administration from the University of Washington.

Scott G. Richardson

Mr. Richardson has served as our Vice President and Chief Product Officer since 2012 and as Chief Product Officer of our ContentGuard subsidiary since March 2013. He also serves on the boards of directors of our Helsinki Memory Technologies and Provitro Biosciences subsidiaries. Mr. Richardson has over 25 years of experience in technology and innovation leadership roles. He directs all new product development for our subsidiaries, including ContentGuard, Inc. He is the founder and President of 4G Ventures LLC, a consulting company established in 2010. From 2007 to 2009, Mr. Richardson was Senior Vice President and Chief Strategy Officer of Clearwire. Earlier, Mr. Richardson spent 18 years at Intel Corporation, a manufacturer of semiconductor chips and other devices related to communications and computing, where he held a variety of leadership positions, including Vice President, Mobility Group, General Manager of the Service Provider Business Group, General Manager of the communication systems business and Director of Server Software Programs. Mr. Richardson has a bachelor’s degree in electrical engineering from Clarkson University.

Timothy M. Dozois

Mr. Dozois has served as our Corporate Counsel since May 2010 and as our Corporate Secretary since April 2014. He also served as our Acting General Counsel from May 2010 to July 2012. From 1996 to 2010, Mr. Dozois engaged in the private practice of law as an equity partner of Davis Wright Tremaine LLP, with a focus on securities law compliance, mergers, acquisitions, divestitures, and technology licensing matters. Mr. Dozois has been an outside director of MacKenzie Realty Capital, Inc., a publicly listed real estate business development company, since January 2012, and an outside director of Pinnacle Healthcare, Inc., a privately held operator of skilled nursing facilities, since July 2011. Mr. Dozois is a member of the American Bar Association and the Oregon State Bar Association. He received his B.S. in Financial Management from Oregon State University and his J.D from the University of Oregon School of Law, where he was Order of the Coif.

Compensation Discussion and Analysis

Overview

This compensation discussion and analysis describes the principles underlying our executive compensation program and the factors that impacted the 2014 compensation of our named executive officers. Our named executive officers for 2014 are listed in the Summary Compensation Table on page 44 and include the following individuals:

•	Mr. Mikles, our Interim Chief Executive Officer and President;

•	Mr. Wolff, our former President and Chief Executive Officer;

•	Mr. Ednie, our Chief Financial Officer;

•	Mr. Rinn, our former Chief Financial Officer;

•	Mr. Salemme, our former Executive Vice President and Chief Strategy Officer;

•	Mr. Richardson, our Vice President and Chief Product Officer;

•	Mr. Dozois, our Corporate Counsel and Corporate Secretary; and

•	Mr. Jaffe, our former Vice President and General Counsel.

This compensation discussion and analysis is limited to a discussion of compensation and other benefits earned by the named executive officers for their performance in 2014.

Executive Summary

Our executive compensation program is designed to balance achievement of near-term results with positioning for long-term success by encouraging executives to achieve key corporate and individual objectives. Set forth below is a summary of 2014 achievements and related key events. Each is described more fully in later sections of this Compensation Discussion and Analysis.

•	We awarded merit-based salary adjustments ranging from 3% to 9% in 2014 to each of Messrs. Wolff, Rinn, Salemme, Richardson and Dozois based on individual performance.

•

We awarded 2014 discretionary cash bonus awards to Messrs. Wolff, Ednie, Salemme, Richardson and Dozois ranging from 60% to 67.5% of target based on the achievement of 2014 stated objectives and on individual performance.

•

We awarded long-term equity compensation to Messrs. Wolff, Ednie, Rinn, Salemme, Richardson and Dozois to align their interests with the interests of our shareholders, reward individual contributions, encourage retention, and motivate these executives to enhance the long-term value of Pendrell.

•

We designed a competitive compensation package for Mr. Ednie, who joined us in September 2014 as our Chief Financial Officer, consisting of multiple elements including short-term, long-term and performance-based compensation.

•

We entered into separation agreements with Messrs. Wolff and Jaffe in connection with their respective resignations in 2014 that are consistent with the terms of employment offer letters negotiated at the time of hire.

Compensation Philosophy and Objectives

Pendrell believes that the skill, talent, judgment and dedication of its executive officers are critical factors affecting the long-term value of our company. In furtherance of this belief, the primary goals of our executive compensation program in 2014 were (i) to recruit and retain qualified executives who can manage the evolution of our business and contribute to our long-term success, (ii) to motivate performance consistent with clearly defined corporate and individual performance goals, and (iii) to align our executives’ long-term interests with those of our shareholders. We believe our executive compensation program provides a solid framework for implementing and maintaining a balanced approach to compensation, has been instrumental in helping us accomplish our business objectives, and is strongly aligned with the long-term interests of our shareholders. In more detail, our compensation program is designed to:

•	provide a balance between fixed and variable compensation elements that encourage performance while discouraging excessive risk-taking;

•	provide incentives that encourage our executives to appropriately balance short-term and long-term strategic goals;

•	attract and retain individuals with the leadership abilities and skills to successfully execute our business strategy and build long-term shareholder value;

•	encourage and reward outstanding initiative, achievement and teamwork and motivate individuals to perform at their highest level;

•	reflect varying degrees of executive responsibility, accountability and impact on our business;

•	provide compensation and incentive packages to our executives that are competitive with our peer companies;

•	emphasize performance-based pay that aligns incentives with our strategic objectives; and

•	provide a meaningful ownership stake to appropriately align executive interests with shareholder interests.

Role of the Compensation Committee

The Compensation Committee of the Board of Directors is responsible for the oversight of our executive compensation program. Each director who served on the Compensation Committee in 2014 was, and each current member of the Compensation Committee is, a non-employee director within the meaning of SEC Rule 16b-3, an outside director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and an independent director under Nasdaq stock exchange listing rules. The Compensation Committee’s purpose is to discharge the Board’s responsibilities relating to executive compensation and to administer policies that govern our compensation and benefit programs. The Compensation Committee has overall responsibility for approving and evaluating our executive officer compensation plans, policies and programs, including:

•	periodically reviewing and establishing the agreements with, and compensation of, our executive officers;

•	establishing and periodically reviewing the operation and administration of our executive compensation programs;

•	carrying out duties assigned to the Compensation Committee under any equity compensation plan or other incentive compensation plan, including granting equity awards to our executive officers; and

•	performing other duties as assigned by the Board of Directors.

The Compensation Committee may delegate authority to subcommittees, retain or terminate compensation consultants and obtain advice and assistance from internal or external legal, accounting or other advisers. The Compensation Committee may also consider recommendations of the Chief Executive Officer, but has final authority to set compensation amounts or awards for our named executive officers.

Say on Pay Feedback from Shareholders

Shareholders holding more than 93% of the votes cast at our 2014 annual meeting of shareholders approved, on an advisory basis, the compensation of our named executive officers. The Compensation Committee considered the results of the 2014 vote and, based in part on the significant shareholder support, made no changes to our executive compensation policies or decisions as a result of the vote. As in prior years, we will hold an advisory vote on executive compensation at our 2015 annual meeting of shareholders.

Role of Compensation Committee Consultants in Compensation Decisions

The Compensation Committee periodically engages independent compensation consultants to provide assistance and advice as it discharges its responsibilities. Compensation consultants may review our compensation programs to confirm consistency with our executive compensation philosophy and objectives, may advise the Compensation Committee on emerging trends and issues related to the compensation of executive officers, and may recommend peer group and market data as reference points for executive compensation decisions. In 2014, the Compensation Committee retained Board Advisory, LLC as its independent third party consultant to provide peer data to assist with the setting of compensation of our named executive officers other than Mr. Mikles. Prior to the engagement, the Compensation Committee determined that Board Advisory, LLC is independent of the Company under independence guidelines established by the SEC and Nasdaq, and determined that the retention of Board Advisory, LLC did not give rise to any conflict of interest.

Role of Management in Compensation Decisions

Our Chief Executive Officer periodically assesses the performance of our other executive officers and makes recommendations to the Compensation Committee regarding the compensation of such executive officers. In February 2014, Mr. Wolff, who was then serving as our Chief Executive Officer, assessed each other executive officer’s 2013 contributions toward the achievement of our business and strategic objectives, as well as each executive officer’s effectiveness in overseeing the function for which the executive officer is responsible. Mr. Wolff then made recommendations to the Compensation Committee regarding base salaries, performance goals and equity compensation awards for such officers. He did not make recommendations regarding his own compensation; nor was he present for any executive sessions or discussions regarding his own compensation.

Following Mr. Wolff’s resignation in November 2014, Mr. Mikles was appointed Interim Chief Executive Officer and President. In February 2015, Mr. Mikles made recommendations to the Compensation Committee regarding cash incentive awards for executive officers’ 2014 performance. He also recommended that the Compensation Committee modify 2015 performance bonus target percentages for Messrs. Ednie, Richardson and Dozois.

Peer Companies and Benchmarking

The Compensation Committee considers multiple data sources when assessing and constructing compensation programs, including competitive market data. However, the Committee does not set or maintain compensation at certain target percentiles within a peer group, nor does the Committee rely solely on market data. Instead, the Committee incorporates discretion and flexibility into our compensation programs and the performance assessment process, with the goal of rapidly responding to and adjusting for an evolving business environment and the value delivered by our executive officers.

In addition to competitive market data, the Compensation Committee considers a variety of other factors when establishing compensation programs, including general market conditions, internal equity, individual responsibilities, and individuals’ recent or expected future contributions. The Compensation Committee also looks to our human resources staff to periodically assess executive compensation data from compensation consultants or salary surveys.

In setting compensation for our executive officers in 2014, our Compensation Committee considered the competitive total cash compensation and long-term equity incentive compensation data provided in the Compensation Peer Group (as defined below), Equilar, a leading provider of executive compensation data, and the Radford Global Technology Survey for technology companies with revenues between $200 million and $500 million (the “Radford Survey”). These resources are widely utilized by similarly situated companies in determining executive compensation levels. The Compensation Committee also considered each executive’s experience, skills, role and responsibilities when it established 2014 executive compensation at the levels described below.

Chief Executive Officer

• Mr. Mikles. From April 2014, when Mr. Mikles joined our Board of Directors, through November 19, 2014, the Company compensated Mr. Mikles in accordance with our Board Compensation Policy described under the caption “Director Compensation” beginning on page 15. On November 19, 2014, the Board of Directors appointed Mr. Mikles as our Interim Chief Executive Officer and President, prompting Mr. Mikles to lose his status as an independent director under Nasdaq and SEC rules. The Board of Directors nonetheless compensated Mr. Mikles for the remainder of 2014 at a level consistent with the compensation of its independent directors, given that Mr. Mikles did not receive compensation for his services as Interim Chief Executive Officer and President. Mr. Mikles still does not receive compensation for his services as Interim Chief Executive Officer and President, but we anticipate that the Compensation Committee will propose a compensation arrangement for Mr. Mikles sometime in 2015.

• Mr. Wolff. Mr. Wolff’s cash compensation for 2014 was based primarily on comparative cash compensation data compiled from the proxy statements of 10 peer group companies in the technology and intellectual property sector having annual revenues ranging from $200 million to $500 million (the “Compensation Peer Group”). The companies in the Compensation Peer Group are:

Acacia Research Corporation	Dolby Laboratories, Inc.
DTS, Inc.	Immersion Corporation
InterDigital, Inc.	Rambus Inc.
Rovi Corporation	RPX Corporation
TiVO Inc.	VirnetX Holding Corporation

Mr. Wolff’s total target cash compensation was established above the 75th percentile of the total target cash compensation for chief executive officers in the Compensation Peer Group.

Chief Financial Officer and General Counsel. In determining the 2014 cash compensation for Messrs. Ednie, Rinn and Jaffe, the Compensation Committee considered compensation data from the Compensation Peer Group, with the addition of Tessera Technologies, Inc., which was excluded from the Compensation Peer Group for Mr. Wolff due to multiple transitions in Tessera’s CEO role during the measurement period. The total target cash compensation for Messrs. Rinn and Ednie in 2014 was established between the 60th and 75th percentiles of the total target cash compensation for chief financial officers in the Compensation Peer Group. The total target cash compensation for Mr. Jaffe in 2014 was established at the 60th percentile of the total target cash compensation for executives holding the general counsel position in the Compensation Peer Group. The Compensation Committee determined that the establishment of total target cash compensation at these levels for Messrs. Ednie, Rinn and Jaffe was appropriate in light of the skills, experience and contributions of these executives.

Other Named Executive Officers. The 2014 cash compensation for Messrs. Salemme and Richardson was primarily determined based on the Radford Survey, with Mr. Salemme’s total target cash compensation established above the 75th percentile of the total target cash compensation for the top strategic planning executives in the Radford Survey, and Mr. Richardson’s total target cash compensation established below the 50th percentile of the total target cash compensation for chief product officers in the Radford Survey. The 2014 cash compensation for Mr. Dozois was determined based on general market conditions, his performance during the preceding year, his position and level of responsibility, and his expected future contributions. The Compensation Committee established the total target cash compensation of these executives at levels that appropriately reflected their respective roles, responsibilities, skills and experience.

The 2014 equity awards granted to Messrs. Wolff, Rinn, Salemme and Richardson in connection with their annual executive performance review were based in part on guidance provided by Board Advisory, LLC. In addition, the Compensation Committee considered long-term incentive compensation data from the Compensation Peer Group in determining 2014 equity awards for Messrs. Wolff, Rinn and Jaffe, and from the Radford Survey in determining 2014 equity awards for Messrs. Salemme and Richardson.

Our Compensation Committee does not rigidly apply competitive compensation data. Actual cash compensation paid to any particular executive may be above or below the targeted range due to a number of factors, including but not limited to Company and individual performance, differences in responsibilities between executives at peer companies, an executive’s prior experience and experience and tenure with the Company, and contributions relative to other executives at the Company. The value of equity compensation awards to particular executives may be above or below competitive market data due to a number of factors, including those listed above, as well as perceived limitations in the compensation survey data as it relates to equity compensation, an executive’s potential future contributions to us, an executive’s expected tenure, and the retention value, or holding power, of existing equity compensation awards.

Board Advisory, LLC conducted an assessment of the 2014 total direct compensation levels for our top executive positions, including positions held by Messrs. Wolff, Rinn, Salemme, Richardson and Jaffe, relative to market data. Following the assessment, Board Advisory, LLC concluded that the weighted average positioning of the 2014 compensation for these positions was appropriate.

Elements of Compensation

Our 2014 executive compensation program consisted of the following primary elements: base salary, short-term performance-based cash incentive compensation, and long-term equity incentive compensation awards. Each element is designed to achieve one or more of our performance, retention, and alignment goals as described below. These elements provide incentives to encourage our executives to appropriately balance their focus between our short-term and long-term strategic goals.

Compensation Element	Designed to Reward	Relationship to Compensation Philosophy
Annual Base Salary	Executive officer’s experience, responsibilities, and contributions to the Company	Attract and retain talented executives through competitive pay programs that ensure a fixed level of annual cash compensation for our executives

Short-term Performance-based Cash Incentives	Achievement of corporate and individual performance goals	Motivate executives to achieve and exceed annual business and individual objectives that we believe are important to our long-term success

Long-term Equity Incentives (options and stock awards)	Increased shareholder value through the achievement of long-term strategic goals such as revenue growth, return on invested capital and stock price appreciation	Align executive and shareholder interests to optimize shareholder return; motivate executives to achieve and exceed business objectives; encourage retention through multi-year vesting

The Compensation Committee gives no single compensation factor any specific weight, but each executive’s compensation, including the mix of cash compensation, equity awards and compensation that is performance-based, ultimately reflects the Compensation Committee’s business judgment in consideration of these factors and shareholder interests.

With the exception of nominal monthly stipends to assist with commuting and/or lodging expenses incurred by Messrs. Richardson and Dozois, who are based outside the state of Washington, Pendrell has not established programs under which executive perquisites are offered. Moreover, Pendrell does not offer guaranteed payouts under its cash incentive program or other benefit programs to its executives that are not provided to the general employee population.

2014 Executive Compensation

General Considerations

In evaluating the performance of our named executive officers in 2014, the Compensation Committee considered each executive’s fulfillment of his responsibilities, demonstrated leadership, management experience and effectiveness, as well as overall company performance. The Compensation Committee also considered the recommendations of Mr. Wolff, our then-serving Chief Executive Officer, in evaluating the performance of our executive officers other than the Chief Executive Officer. When translating performance to compensation, the Compensation Committee exercised its discretion in assessing the performance of our executive officers and did not apply specific formulae to determine the compensation amount or the compensation mix.

The following describes the primary components of our executive compensation program for each of our named executive officers during 2014.

Base Salary

We provide our executive officers and other employees with base salary to compensate them for services rendered, with the goal of attracting and retaining the executive talent needed to run our business, and to mitigate the risks associated with variable cash incentive and equity incentive compensation. Base salaries for executives are determined based on position, responsibility, experience, individual performance, overall company budgets, competitive market data and internal equity issues. Rather than applying a formulaic approach, the Compensation Committee generally reviews base salaries annually and makes adjustments from time to time within the context of our overall merit system. Base salary adjustments for executives are at the discretion of the Compensation Committee.

The annualized base salaries of our named executive officers at the end of 2014 are set forth below. Actual base salaries earned for our named executive officers in 2014 are reflected in the “Summary Compensation Table” beginning on page 44.

Named Executive Officer and Principal Position	2014 Annual Base Salary (as of 12/31/14)
Lee E. Mikles, Interim Chief Executive Officer and President		$(1)
Benjamin G. Wolff, Former President and Chief Executive Officer		$(2)
Steven A. Ednie, Chief Financial Officer(3)	$350,000
David H. Rinn, Former Chief Financial Officer		$(4)
R. Gerard Salemme, Former Executive Vice President and Chief Strategy Officer	$424,360
Scott G. Richardson, Vice President and Chief Product Officer	$346,080
Timothy M. Dozois, Corporate Counsel and Corporate Secretary	$280,675
Robert S. Jaffe, Former Vice President, General Counsel and Corporate Secretary		$(5)

(1)	Mr. Mikles was appointed as an independent member of our Board of Directors on April 10, 2014, and as our Interim Chief Executive Officer and President effective November 19, 2014. From April 10, 2014 through November 19, 2014, Mr. Mikles was compensated in accordance with our Board Compensation Policy as described under the caption “Director Compensation” beginning on page 15.
(2)	Mr. Wolff resigned from his position as President and Chief Executive Officer of the Company effective November 19, 2014. From February 1, 2014 through November 19, 2014, Mr. Wolff’s annual base salary was $795,675.
(3)	Mr. Ednie joined Pendrell on September 8, 2014.
(4)	Mr. Rinn resigned from his position as Vice President and Chief Financial Officer of the Company effective September 8, 2014, and he remained an employee of the Company through September 30, 2014. From February 1, 2014 through September 30, 2014, Mr. Rinn’s annual base salary was $360,500.
(5)	Mr. Jaffe resigned from his position as Vice President, General Counsel and Corporate Secretary of the Company effective April 18, 2014. As of April 18, 2014, Mr. Jaffe’s annual base salary was $350,000.

Chief Executive Officer

• Mr. Mikles. Mr. Mikles was appointed as an independent member of our Board of Directors on April 10, 2014, and he was appointed as our Interim Chief Executive Officer and President effective November 19, 2014. From April 10, 2014 through November 19, 2014, Mr. Mikles was compensated in accordance with our Board Compensation Policy for independent directors as described under the caption “Director Compensation” beginning on page 15. Mr. Mikles does not presently receive a base salary for his services as Interim Chief Executive Officer and President.

• Mr. Wolff. In February 2014, the Compensation Committee increased Mr. Wolff’s annual base salary by 3% in recognition of his individual performance over the preceding twelve months, and after considering base salary market levels and the scope of his role and responsibilities. The resulting 2014 base salary was above the 75th percentile of the annual base salaries paid to chief executive officers in the Compensation Peer Group. The Compensation Committee determined that the base salary of Mr. Wolff appropriately reflected his unique skills, extensive management and leadership experience, and his role and responsibilities as our Chief Executive Officer.

Named Executive Officers Other than the Chief Executive Officer. In February 2014, the Compensation Committee approved merit increases ranging from 3% to 9% to the annual base salaries of Messrs. Rinn, Salemme, Richardson and Dozois based on individual performance during the preceding year, position, base salary market levels and scope of responsibility. The resulting 2014 base salary for Mr. Rinn was between the 50th and 75th percentiles of the annual base salaries paid to chief financial officers in the Compensation Peer Group. The resulting 2014 base salary for Mr. Salemme was above the 75th percentile, and the resulting 2014 base salary for Mr. Richardson was above the 50th percentile, of the annual base salaries paid to similarly situated executives in the Compensation Peer Group. Set forth below is a summary of the increases in annual base salary approved by the Compensation Committee effective February 1, 2014.

Named Executive Officer	February 2014 Salary Increase Percentage
Benjamin G. Wolff	3%
David H. Rinn	3%
R. Gerard Salemme	3%
Scott G. Richardson	3%
Timothy M. Dozois	9%

The increase in Mr. Dozois’ 2014 annual base salary was higher as a percentage of his previous salary than the increases awarded to other named executive officers to reflect his exceptional contributions and performance during the preceding year, his expanded role and responsibilities, and his expected future contributions. Mr. Jaffe’s annual base salary was not adjusted in 2014 because the Compensation Committee determined that Mr. Jaffe’s salary appropriately reflected his role and responsibilities.

Mr. Ednie’s annual base salary was negotiated in connection with his hiring by the Company in September 2014 and was established between the 50th and 75th percentiles of the annual base salaries paid to chief financial officers in the Compensation Peer Group. The Compensation Committee believed that Mr. Ednie brought highly valuable skills and experience to the chief financial officer position that will be beneficial as we build a foundation for future growth and address related issues related to our significant net operating losses. The Compensation Committee determined that Mr. Ednie’s salary appropriately reflected his operational experience, his expertise in tax matters, and the responsibilities that he would assume upon joining Pendrell.

The Compensation Committee did not adjust base salaries for our named executive officers during the 2015 executive performance review, as Mr. Ednie’s salary was determined in connection with his hire in September 2014, Mr. Salemme’s service as Chief Strategy Officer concluded in February 2015 and he became a non-employee consultant to the Company, and Messrs. Dozois and Richardson each received increases in target incentive compensation in lieu of annual base salary adjustments.

Performance-based Cash Incentive Compensation

In February 2014, the Compensation Committee approved a discretionary cash incentive plan for 2014 (the “2014 Cash Incentive Plan”) for employees and executive officers. In establishing a discretionary cash incentive plan in lieu of a cash incentive plan based on traditional metrics such as corporate financial goals, the Committee recognized that the Company operates a business in which revenues are often unpredictable and that shareholder value is likely generated over a period of years. The Committee also recognized that progress toward the achievement of multi-year goals is not always objectively quantifiable.

In approving the discretionary cash incentive plan for 2014, the Compensation Committee determined that the following key objectives, together with individual performance, would be the primary determinants of the bonus pool and individual payouts under the 2014 Cash Incentive Plan:

•	Effective implementation of the Company’s litigation strategy

•	Continued development, monetization and cost effective management of the Company’s subsidiaries’ patent portfolios

•	Achieve ContentGuard product development milestones

•	Pursue investment and acquisition opportunities

•	Attract, retain and motivate highly talented and skilled team members

These objectives were designed to be challenging but achievable. None of the objectives above were assigned any specific weight. Instead, the Compensation Committee assessed the aggregate achievement of these objectives in determining bonus payouts.

Individual performance was assessed using the following individual performance rating scale:

Individual Performance Rating Scale	Bonus Pool Payout % Range
Exemplary	100 – 135%
Highly Effective	90 – 100%
Meets Expectations	80 – 90%
Inconsistent	50 – 80%
Unsatisfactory	0 – 50%

The 2014 Cash Incentive Plan provided the Compensation Committee broad discretion to award cash incentive compensation to participants within a specified range based on the achievement of company strategic and operational objectives and individual performance. The Committee reserved the authority and discretion to modify the performance goals and criteria under the 2014 Cash Incentive Plan and to grant bonuses to participants even if performance goals were not met. In determining the 2014 discretionary cash incentive compensation for our eligible executive officers, the Compensation Committee was guided by an assessment of company and individual performance. It also considered the input of the Board of Directors and members of management as part of its performance assessment process.

In February 2015, the Compensation Committee assessed 2014 company performance and determined that the key company objectives for 2014 had been achieved at a level of 75% of target. The discretionary cash bonus pool was therefore reduced from 100% to 75% of the aggregate target payouts for all bonus-eligible employees. The Compensation Committee also assessed the individual performance of executives for 2014, with significant input from management. The results of the assessment were taken into account in determining the amount of cash incentive payouts for executives. Individual performance criteria for the bonus-eligible executives included the fulfillment of each executive’s responsibilities within his specific function, his contributions in support of company objectives, demonstrated leadership, management experience and effectiveness. The Compensation Committee determined that cash incentive payouts based on individual performance would range from 60% to 67.5% for executives who were eligible to receive cash incentive payouts as of February 13, 2015, the date the 2014 Cash Incentive Plan payments were made.

The Compensation Committee approved cash incentive payouts at 67.5% of target for each of Messrs. Wolff, Ednie, Salemme and Dozois, and at 60% of target for Mr. Richardson. The variances in the cash incentive payments resulted from the Compensation Committee’s subjective determinations regarding individual performance in 2014.

The performance-based cash incentive compensation awarded to our named executive officers for 2014 was as follows:

Named Executive Officer	2014 Annualized Target Bonus ($)	2014 Annualized Target Bonus as a Percentage of Annual Base Salary(1)	2014 Actual Achievement as a percentage of Target Bonus (%)	2014 Actual Bonus Payout ($)
Mr. Mikles	$—	—	—	$—	(2)
Mr. Wolff	$795,675	100%	67.5%	$475,280	(3)
Mr. Ednie	$175,000	50%	67.5%	$37,217	(4)
Mr. Rinn	$180,250	50%	—	$—	(5)
Mr. Salemme	$424,360	100%	67.5%	$286,443
Mr. Richardson	$138,432	40%	60.0%	$83,059
Mr. Dozois	$92,623	33%	67.5%	$62,520
Mr. Jaffe	$175,000	50%	—	$—	(6)

(1)	Reflects target annual cash incentive compensation for 2014 as set forth in the employment letter agreement between the Company and each executive officer.
(2)	In 2014, Mr. Mikles was compensated in accordance with our Board Compensation policy and he was not eligible to earn cash incentive compensation in 2014.
(3)	Pursuant to the terms of the Separation Agreement between Mr. Wolff and the Company, Mr. Wolff was eligible to receive 2014 cash incentive compensation in an amount equal to the percentage of target cash incentive compensation awarded to the Company’s highest performing 2014 executive officer, pro-rated for a partial year of service between January 1, 2014 and November 19, 2014.

(4)	Reflects prorated cash incentive compensation earned by Mr. Ednie for a partial year of service between September 8, 2014 and December 31, 2014.
(5)	Due to Mr. Rinn’s resignation from the position of Vice President and Chief Financial Officer effective September 8, 2014, prior to the date payments were made under the 2014 Cash Incentive Plan, he was not be eligible to receive a cash incentive payment under the 2014 Bonus Plan.
(6)	Due to Mr. Jaffe’s resignation from the position of Vice President, General Counsel and Corporate Secretary effective April 18, 2014, prior to the date payments were made under the 2014 Cash Incentive Plan, he was not eligible to receive a cash incentive payment under the 2014 Cash Incentive Plan.

As described above, in February 2015 the Compensation Committee approved increases in the target performance-based cash incentive compensation for Messrs. Ednie, Richardson and Dozois in lieu of salary adjustments in order to increase the emphasis on pay-for-performance. Effective January 1, 2015, the target annual cash incentive compensation for Messrs. Ednie, Richardson and Dozois is as follows:

Named Executive Officer	Target Cash Bonus Compensation as a Percentage of Base Salary (Effective 1/1/2015)
Steven A. Ednie	53.5%
Scott G. Richardson	43.0%
Timothy M. Dozois	36.5%

In March 2015, the Compensation Committee adopted the 2015 Incentive Plan which provides for cash and/or incentive awards, calculated as a percentage of base salary, based upon the achievement of specified financial targets and individual performance objectives. The incentive awards for Messrs. Ednie, Richardson and Dozois will be derived from three components: (i) the achievement of overall Company revenue, expense and adjusted EBITDA budget projections, which drives 76.5% of the incentive award calculation, (ii) the achievement of profit and loss objectives for the respective cost center for each executive, which drives 8.5% of the incentive award calculation, and (iii) individual performance, which drives the remaining 15% of the incentive award calculation. The Compensation Committee retains the discretion to adjust the incentive calculation for these executives under the 2015 Incentive Plan.

Long-Term Equity Incentive Compensation

Our long-term incentive program is designed to attract a highly skilled and talented executive team, encourage long-term retention of executive officers, motivate our executive officers to focus on long-term company performance and to enable us to recognize efforts put forth by executives who contribute to the achievement of our business objectives. We believe the periodic vesting of long-term incentive compensation, which is contingent upon continued employment or the achievement of specific performance criteria, directly aligns executive officer interests with our shareholders’ interests by rewarding the creation and preservation of long-term shareholder value.

February 2014. In February 2014, the Compensation Committee awarded to each of Messrs. Wolff, Rinn, Salemme, Richardson and Dozois nonqualified stock options. These options vest over four years, with 25% of the award vesting on each of the first four anniversaries of the grant date. In approving these awards, the Compensation Committee took into consideration the absence of any equity awards to our executives during the previous 18 months, with the exception of equity awards granted to Mr. Rinn at the time he was hired in March 2013. The Compensation Committee also engaged Board Advisory, LLC to assist in developing a recommendation for long-term equity incentive compensation for our executives. Proposed 2014 equity awards were modeled at between 10% and 30% of the value of each executive’s existing equity holdings and considered the length of an executive’s tenure as well as individual performance over the preceding year. Board Advisory,

LLC recommended a total annual award pool for all employees equal to approximately 1.7% of our outstanding capital stock and assessed the overall proposed awards as meaningful, motivational and reasonable as an annual percentage.

After considering the recommendations of Board Advisory, LLC, the Compensation Committee established a total annual equity award pool for all employees of approximately 3.8 million shares, representing 1.35% of our total outstanding capital stock. In determining the size of the February 2014 equity awards to our then-serving named executive officers, the Compensation Committee considered Board Advisory, LLC’s recommendation that the Chief Executive Officer receive between 15% and 25% of the total company-wide awards. The Compensation Committee also considered the existing equity holdings of our executives, specifically the retentive value, the opportunity to benefit from future equity appreciation and the vested versus unvested equity holdings each executive. Individual performance and equity award guidelines established for executives having similar roles and responsibilities were also factors considered by the Compensation Committee in determining the size of the equity awards granted to our executives. The Compensation Committee approved a nonqualified stock option award to Mr. Wolff equal to approximately 20% of the total award pool. The nonqualified stock options granted to Messrs. Rinn, Salemme, Richardson and Dozois represented approximately 8%, 10%, 7% and 5%, respectively, of the total award pool. The Compensation Committee determined that this allocation of the total award pool to these executives appropriately reflected their positions and scope of responsibility, as well as the motivational and retentive value of the awards.

The nonqualified stock option awards granted to Messrs. Wolff, Rinn, Salemme, Richardson and Dozois in February 2014 are as follows:

Name	Number of Options
Mr. Wolff	750,000
Mr. Rinn	300,000
Mr. Salemme	375,000
Mr. Richardson	250,000
Mr. Dozois	200,000

All options were granted with an exercise price equal to the closing price of our Class A Common Stock on the grant date.

The Compensation Committee determined that the existing long-term equity compensation of Mr. Jaffe was reasonable and appropriate, and Mr. Jaffe did not receive additional equity incentive compensation in February 2014.

In 2014, Mr. Mikles was compensated in accordance with our Board Compensation Policy, which provides for an initial grant of stock options upon the commencement of Board service and an annual grant of stock options on October 1 of each year. The stock options granted to Mr. Mikles in 2014 are described under the caption “Director Compensation” beginning on page 15.

September 2014. Mr. Ednie joined us in September 2014. His employment offer letter provided for grants of time-based nonqualified stock options, time-based restricted stock units (“RSUs”), and RSUs having both time-based and performance-based vesting requirements (in other words, specific performance goals must be achieved and Mr. Ednie must satisfy applicable continued employment requirements in order for vesting to occur). These equity awards were negotiated with Mr. Ednie in connection with the commencement of his employment and were designed specifically to induce him to accept employment with the Company and to align his long-term equity incentive compensation with that of our other executives. The vesting of all equity awards is subject to Mr. Ednie’s continued employment through each award’s applicable vesting dates. Below is a description of each type of award.

Nonqualified Stock Options. A stock option is the right of a recipient to purchase a specified number of shares of our Class A common stock at a price designated on the date of grant. Stock options have value only to the extent the price of our stock on the date of exercise exceeds the stock price on the grant date. The Compensation Committee believes that stock options motivate our executive officers to improve and maintain Company performance, which in turn may drive stock price appreciation and increase the value of any unexercised stock options.

Time-Based Restricted Stock Unit Awards. A restricted stock unit award (an “RSU”) is a grant valued in terms of Class A common stock, but shares of stock are not issued at the time the RSU is granted. After an RSU grant recipient satisfies applicable vesting requirements, shares of Class A common stock are issued to the award recipient. The Compensation Committee believes that RSUs directly link executive officer interests with those of our shareholders because the value of these awards is tied to the market value of our common stock.

Performance-Based Restricted Stock Unit Awards. The Compensation Committee believes that the achievement of key corporate goals should directly and materially impact the total compensation opportunity for our named executive officers in order to closely align their interests with those of our shareholders. Therefore, the Compensation Committee granted performance-based RSUs as part of the equity compensation awarded to Mr. Ednie at the time he joined us. The performance-based RSUs vest only upon achievement of what we believe are ambitious stock price goals, together with continued service to the Company. The Compensation Committee believes these stock price goals are aggressive but do not encourage risk-taking or require performance outside of what the Compensation Committee believes is reasonable for the Company.

The equity awards granted to Mr. Ednie and the vesting criteria applicable to each award are as follows:

Type of Award	Number of Shares	Vesting

Nonqualified Stock Options (time-based)	500,000	25% of the options will vest on each of the first, second, third and fourth anniversaries of the grant date.

RSUs (time-based)	250,000	25% of the RSUs will vest on each of the first, second, third and fourth anniversaries of the grant date.

RSUs (performance-based)	150,000	100% of the RSUs will vest when both of the following have occurred: (i) the average closing price of Class A Common Stock, measured over any 60 consecutive calendar days, as reported on Nasdaq, has reached or exceeded $3.00 per share (the “Price Trigger”), and (ii) the first anniversary of the grant date has occurred (the “Anniversary Date”). If the Price Trigger is not achieved by the third Anniversary Date, then none of the RSUs will vest.

The Compensation Committee determined that the mix of time- and performance-based equity awards was appropriate to recruit and retain Mr. Ednie and to align his interests with the interests of our shareholders.

The long-term equity incentive compensation awarded to Mr. Ednie upon the commencement of his employment was established slightly above the 60th percentile of the long-term equity incentive compensation awarded to chief financial officers based on proxy data obtained from Equilar to reflect Mr. Ednie’s skills and experience. The Compensation Committee also considered the retentive value, the opportunity to benefit from future equity appreciation, the mix of time-based and performance-based equity awards, and the equity award guidelines established for executives having similar roles and responsibilities.

The equity awards granted to our named executive officers provide for both long-term vesting requirements and performance-based vesting conditions. Therefore, the grant date fair value of the equity awards is not necessarily reflective of actual compensation realized by the executives in a specific year or even the ultimate value of the awards. Accordingly, our Summary Compensation Table on page 44 should be read in conjunction with our 2014 Options Exercised and Stock Vested Table on page 49, which includes more information on compensation actually realized by our named executive officers in 2014.

Compensation Mix

For 2014, the mix of the total compensation elements for each of our named executive officers was as follows:

Percent of Total 2014 Compensation

Named Executive Officer	Base Salary and Other Compensation	Annual Cash Incentive Compensation	Equity and Long-Term Incentive Awards
Mr. Mikles(1)	—	—	—
Mr. Wolff(2)	79%	9%	12%
Mr. Ednie(3)	12%	4%	84%
Mr. Rinn(4)	54%	—	46%
Mr. Salemme	42%	28%	30%
Mr. Richardson	60%	12%	28%
Mr. Dozois	60%	11%	29%
Mr. Jaffe(5)	100%	—	—

(1)	In 2014, Mr. Mikles was compensated in accordance with the Board Compensation Policy described under the caption “Director Compensation” beginning on page 15.
(2)	“Base Salary and Other Compensation” includes severance paid to Mr. Wolff in connection with his resignation from the position of Chief Executive Officer and President effective November 19, 2014.
(3)	Reflects prorated salary and cash incentive compensation earned by Mr. Ednie for a partial year of service between September 8, 2014 and December 31, 2014.
(4)	Reflects compensation for a partial year of service between January 1, 2014 and September 30, 2014.
(5)	“Base Salary and Other Compensation” includes severance paid to Mr. Jaffe’s in connection with his resignation from the position of Vice President, General Counsel and Corporate Secretary effective April 18, 2014.

Other Compensation

Employment, Severance and Change in Control Arrangements

Each of our executive officers is employed on an “at will” basis, which means that his employment may be terminated at any time, at the election of either the executive officer or Pendrell, for any reason or no reason, with or without any advance notice. We issued employment letters to each of our named executive officers at the time of hire (other than Mr. Mikles) that contain general employment terms. The employment letters for Messrs. Wolff, Ednie, Salemme, Richardson, Dozois and Jaffe describe certain benefits payable in connection with a termination of employment under certain circumstances, such as termination without “cause” or for “good reason.” These severance benefits are intended to provide competitive compensation and to ensure that key executives are focused on our goals and objectives, as well as the interests of our shareholders, by removing uncertainties related to unexpected termination of employment. The named executive officers are also subject to the confidentiality, noncompetition and non-solicitation obligations set forth in our standard employee inventions agreement, some of which survive termination of employment.

All equity awards granted to our executive officers and non-executive employees under our 2000 Stock Incentive Plan, as amended and restated, provide for 100% vesting acceleration upon a change in control if the equity obligation is not assumed, continued or substituted by the acquiring company. Conversely, under our 2012 Equity Incentive Plan (the “2012 Plan”), the vesting of an equity award accelerates upon a change of control only if such acceleration is contemplated by the agreement evidencing the award. The vesting of an equity award granted pursuant to the 2012 Plan may also be accelerated in the event of certain sales or dispositions of assets or securities, mergers, consolidations or similar transactions, unless otherwise provided in the agreement evidencing an equity award or any other written agreement between us and the holder of such equity award, or unless otherwise expressly provided by the plan administrator of the 2012 Plan at the time an equity award is granted.

We entered into a Separation Agreement with Mr. Wolff in connection with his resignation in November 2014, and we entered into a Severance and Release Agreement with Mr. Jaffe in connection with his resignation in April 2014. We also entered into a Retention Agreement with Mr. Salemme in connection with Mr. Salemme’s transition from an employee to an independent consultant. These agreements are described below.

• Mr. Wolff. On November 19, 2014, Benjamin G. Wolff resigned from his position as President and Chief Executive Officer. The Compensation Committee determined that Mr. Wolff’s resignation was for “Good Reason” (as defined in Mr. Wolff’s employment letter) in light of the changes to his role and reporting structure following Craig McCaw’s appointment as Executive Chairman in November 2014. Pursuant to a Separation Agreement between the Company and Mr. Wolff, which was approved by the Compensation Committee, and consistent with the terms of Mr. Wolff’s employment letter that was negotiated at the time of his hiring, Mr. Wolff received (i) a lump sum severance payment of $3,182,700, which is two times the sum of Mr. Wolff’s annual salary and target bonus; (ii) a lump sum payment of $114,759, representing Mr. Wolff’s accrued and unused paid time off, capped at 1.5 times his annual accrual rate for paid time off; (iii) payment by the Company of COBRA costs for Mr. Wolff and his covered dependents so long as he elects and remains eligible for COBRA, up to a maximum of two years; and (iv) vesting of all options, shares of restricted stock and RSUs in which he would have vested had he remained actively employed by the Company through the second anniversary of his resignation, excluding any unvested performance-based restricted shares or performance-based RSUs. The Separation Agreement also provides for (a) an extension of the exercise period for Mr. Wolff’s vested stock options until December 15, 2015; (b) the Company’s commitment to defend, indemnify and reimburse Mr. Wolff for costs, taxes or other payments for which the Company is already obligated under his employment letter agreement; and (c) for payment of a performance bonus for Mr. Wolff’s contributions to the Company’s achievement of its 2014 objectives, determined in a manner consistent with the determination of performance bonuses awarded to the Company’s highest performing 2014 executives, pro-rated for the period during which he was employed in 2014. Mr. Wolff provided us with a waiver and release of all claims and agreed to adhere to all post-employment obligations under our standard form of employee inventions agreement. The Compensation Committee determined that the payments to Mr. Wolff in connection with his resignation were fair and reasonable in light of his contributions and leadership during a critical time in the Company’s development.

• Mr. Jaffe. Effective April 18, 2014, Mr. Jaffe resigned from his position as Vice President, General Counsel and Corporate Secretary. Pursuant to a Severance and Release Agreement between the Company and Mr. Jaffe, which was approved by the Compensation Committee, Mr. Jaffe received (i) a lump sum severance payment of $350,000, which is equal to his annual salary at the time of his resignation; and (ii) a lump sum payment of $10,121, representing Mr. Jaffe’s accrued and unused paid time off. Mr. Jaffe provided us with a waiver and release of all claims and agreed to adhere to all post-employment obligations under our standard form of employee inventions agreement. The compensation paid to Mr. Jaffe in connection with his resignation was consistent with the terms of his employment letter agreement negotiated at the time of his hiring.

• Mr. Salemme. Effective February 15, 2015, Mr. Salemme completed his service as our Executive Vice President and Chief Strategy Officer and became a non-employee consultant to the Company. He also continues to serve as a member of our Board of Directors. The Company and Mr. Salemme entered into a retention agreement (the “Retention Agreement”) that describes the terms of Mr. Salemme’s employment termination and his consulting relationship, and which supersedes Mr. Salemme’s Amended and Restated Employment Letter Agreement dated July 1, 2011, as supplemented by addenda dated August 25, 2014 and January 1, 2015

(collectively, the “Employment Agreement”). Under the Retention Agreement, Mr. Salemme will identify and assess business opportunities and provide strategic advice for the Company, for which he will: (i) be paid a monthly consulting fee of $20,000, (ii) receive a lump sum payment of $455,000 as consideration for relinquishment of any termination benefits contemplated by the Employment Agreement, (iii) retain and continue to vest in his outstanding equity awards through the first anniversary of the termination of the Retention Agreement, and (iv) receive an additional future lump sum payment of $455,000 if the Company terminates the Retention Agreement without Cause (as defined in the Retention Agreement), or if Mr. Salemme terminates the Retention Agreement for Good Reason (as defined in the Retention Agreement). The Compensation Committee determined the compensation to be paid to Mr. Salemme for his consulting services by considering the value of Mr. Salemme’s continued contributions to the Company and the breadth of his experience in determining the value of potential initiatives.

Benefits

We believe benefits are part of a competitive compensation package to attract and retain employees, including executives. Our executive officers are eligible to participate in the same benefit programs offered to other employees. These programs include medical, dental, vision, group life, accidental death and dismemberment, and disability insurance; an elective health care savings account; a transportation subsidy or paid parking, as applicable; paid time off; and holiday pay. The same contribution amounts, percentages and plan design provisions are generally applicable to all employees.

Our employees, including our named executive officers, are also eligible to participate in our 401(k) savings plan, a tax-qualified retirement savings plan pursuant to which all U.S.-based employees are able to contribute a portion of their cash compensation (including base salary and overtime pay) on a before-tax basis, up to the limit prescribed each year by the Internal Revenue Service. We match 100% of the first 3% of pay and 50% of the next 2% of pay that is contributed to the 401(k) savings plan. All employee contributions and matching contributions made by us to the 401(k) savings plan are fully vested upon contribution. Our executive officers participate in the benefit programs described above on the same basis as our other employees.

We have no defined benefit pension plans or supplemental retirement plans for executives.

Perquisites and Personal Benefits

We may offer other benefits to our employees and executive officers from time to time, which benefits are typically offered to help us compete more effectively to attract or retain an executive officer.

In April 2013, the Compensation Committee adopted a Pre-Approval Policy for Nominal Payments pursuant to which the Compensation Committee delegated authority to each of the Chief Executive Officer and the Chairman of the Compensation Committee to approve certain nominal payments to our executive officers from time to time. Our Chief Executive Officer is authorized to approve nominal payments to our executive officers (not including the CEO) up to an aggregate amount of $10,000 per year, per executive officer. The Chairman of the Compensation Committee is authorized to approve nominal payments to our executive officers up to an aggregate amount of $25,000 per year, per executive officer (when aggregated with any nominal payments approved by the CEO). These payments may include, without limitation, relocation assistance, transportation benefits, length of service awards, achievement awards and certain other payments.

As negotiated at the time of hire and reflected in their employment offer letters, we provide compensation to each of Messrs. Richardson and Dozois, who are based outside the state of Washington, to assist with commuting and/or lodging expenses incurred by these executives in connection with their frequent travel to our headquarters in Kirkland, Washington. Effective January 2013, this compensation is paid in the form of a monthly stipend in the amount of (i) $3,200 for Mr. Richardson to assist with commuting and lodging expenses, and (ii) $1,920 for Mr. Dozois to assist with commuting expenses. These amounts have been reported as taxable income to Messrs. Richardson and Dozois. There were no other perquisites provided to any named executive officer in 2014.

Taxation of “Parachute” Payments and Deferred Compensation

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and that we, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code (“Section 409A”) also imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet the requirements of Section 409A. We do not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any liability that he or she might owe as a result of the application of Sections 280G or 4999 of the Code. The employment letters with our current named executive officers allow us to accelerate severance payments to the extent necessary to comply with Section 409A.

Other Policies and Considerations

Assessment of Risk in our Compensation Program

The Compensation Committee periodically assesses our compensation program to monitor and mitigate risk. This ongoing assessment includes consideration of the primary design features of the compensation plans, monitoring compliance with our code of ethics, structuring executives’ pay to include both fixed and variable compensation, and retaining broad discretion over the award of annual performance-based cash incentive compensation. The Compensation Committee believes that the annual and long-term equity incentive compensation programs for our executive officers appropriately focus these individuals on our current and future business needs without encouraging undue risk-taking, and that our compensation policies and practices for all employees, including named executive officers, do not create risks that are reasonably likely to have a material adverse effect on us.

Stock Ownership Guidelines

We currently do not require our executive officers to own a particular amount of our stock. The Compensation Committee is satisfied that stock and other equity holdings of our executive officers are sufficient at this time to provide appropriate motivation and to align the long-term interests of our executives with those of our shareholders. However, we may in the future require our executive officers to own a particular amount of our stock.

Policies Regarding Granting of Equity Awards

We do not have any program, plan or obligation that requires the granting of stock options or other equity awards to any executive officer on specified dates, or that requires the named executive officers to hold stock options, restricted stock or RSUs beyond their vesting dates. All stock options are granted with exercise prices that are equal to the last sale price of our Class A common stock as reported on the Nasdaq Stock Market on the respective date of grant. We do not have either a policy or practice in place to grant equity awards that are timed to precede or follow the release or withholding of material nonpublic information. The Compensation Committee typically grants equity awards to executive officers at its scheduled meetings or by unanimous written consent. The Compensation Committee may authorize the future grant of an equity award to an executive officer in advance of the commencement of such officer’s employment by us, in which case the Compensation Committee’s approval of the award is subject to and effective on the date of hire or on the 15th day of the month that falls on or follows an executive officer’s employment start date.

Our Board of Directors has authorized our Chief Executive Officer, who is also a member of our Board of Directors, to grant equity awards to certain newly hired employees and consultants, subject to certain limitations, as follows:

•	the awards will be granted on the 15th day of the month following an individual’s employment start date;

•	the individual cannot report directly to the Chief Executive Officer or be subject to the reporting requirements of Section 16 (a) of the Exchange Act;

•	the total number of shares granted under all awards to an individual during a single period may not exceed certain levels, as approved in advance by the Compensation Committee;

•	the total number of shares granted under all awards by the Chief Executive Officer during a calendar year may not exceed 1,000,000 shares; and

•	each stock option must have an exercise price equal to the closing share price on the date of grant.

Tax and Accounting Implications

Tax Deductibility of Executive Compensation. Section 162(m) of the Code (“Section 162(m)”) generally disallows an income tax deduction to publicly traded companies for compensation over $1.0 million paid to the Chief Executive Officer or any of our other four most highly compensated executive officers, unless it qualifies as “performance-based compensation,” as defined in Section 162(m). Stock options granted under our equity plans will qualify as performance-based compensation and be exempt from the Section 162(m) deductibility limit provided these stock options are approved by the Compensation Committee and granted in compliance with the requirements of Section 162(m). The Compensation Committee believes that in certain circumstances factors other than tax deductibility take precedence when determining the forms and levels of executive compensation most appropriate and in the best interests of us and our shareholders. Given our changing focus, as well as the competitive market for outstanding executives, the Compensation Committee believes that it is important for it to retain the flexibility to design compensation programs consistent with our overall executive compensation program, even if some executive compensation is not fully deductible by us. Accordingly, the Compensation Committee may from time to time approve elements of compensation for certain officers that are not fully deductible, and reserves the right to do so in the future when appropriate.

Accounting for Stock-Based Compensation. We account for stock-based compensation in accordance with the requirements of “Accounting Standards Codification Topic 718, Compensation — Stock Compensation.” Under the fair value provisions of this statement, stock-based compensation cost is measured at the grant date based on the fair value of the award.

Policies on Hedging Economic Risk

No director or officer designated by our Board of Directors as a “reporting person or insider” may engage in any transaction involving our securities or securities of certain companies with whom we transact business (including a stock plan transaction such as an option exercise, a gift, a loan or pledge or hedge, a contribution to a trust, or any other transfer), without first obtaining pre-clearance of the transaction from our legal department.

Recovery of Incentive-Based Compensation

We recognize that our compensation program will be subject to the forthcoming amendments to stock exchange listing standards required by Section 954 of the Dodd-Frank Act, which requires that stock exchange listing standards be amended to require issuers to adopt a policy providing for the recovery from any current or former executive officer of any incentive-based compensation (including stock options) awarded during the three-year period prior to an accounting restatement resulting from material noncompliance of the issuer with financial reporting requirements. We intend to adopt such a “clawback” policy which complies with all applicable standards when such rules become available.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2014. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in Pendrell’s proxy statement relating to the 2015 annual meeting of shareholders.

COMPENSATION COMMITTEE

Mr. H. Brian Thompson, Chair

Mr. Stuart M. Sloan

Summary Compensation Table

The following table sets forth information regarding compensation earned by our named executive officers during 2014, 2013 and 2012, whether or not such amounts were paid in such year.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Lee E. Mikles(6)	2014	—	—	—	107,909	—	48,066	155,975
Interim Chief Executive Officer and President	2013	—	—	—	—	—	—	—
	2012	—	—	—	—	—	—	—

Benjamin G. Wolff(7)	2014	817,259	475,280	—	612,275	—	5,983,475	7,888,289
Former President and Chief Executive Officer	2013	770,625	—	—	—	231,750	11,208	1,013,583
	2012	750,000	—	2,208,500	3,640,125	600,000	10,388	7,209,013

Steven E. Ednie(8)	2014	110,160	37,217	395,000	351,044	—	210	893,631
Vice President and Chief Financial Officer	2013	—	—	—	—	—	—	—
	2012	—	—	—	—	—	—	—

David H. Rinn(9)	2014	272,782	—	—	244,910	—	11,156	528,848
Former Vice President and Chief Financial Officer	2013	283,814	—	593,000	499,140	70,959	10,956	1,457,869
	2012	—	—	—	—	—	—	—

R. Gerard Salemme	2014	422,815	286,443	—	306,137	—	11,408	1,026,803
Former Chief Strategy Officer, Executive Vice President	2013	411,000	—	—	—	123,600	11,208	545,808
	2012	400,000	—	389,000	314,250	320,000	5,054	1,428,304

Scott G. Richardson(10)	2014	344,820	83,059	—	204,092	—	49,808	681,779
Vice President and Chief Product Officer	2013	—	—	—	—	—	—	—
	2012	—	—	—	—	—	—	—

Timothy M. Dozois(11)	2014	277,778	62,520	—	163,273	—	34,448	538,019
Corporate Counsel and Corporate Secretary	2013	—	—	—	—	—	—	—
	2012	—	—	—	—	—	—	—

Robert S. Jaffe(12)	2014	116,243	—	—	—	—	354,870	471,113
Former Vice President, General Counsel and Corporate Secretary	2013	350,000	—	—	—	52,500	10,860	413,360
	2012	185,769	—	284,750	323,438	74,208	5,959	874,124

(1)	The amounts reported in this column for Messrs. Wolff, Rinn and Jaffe for 2014 include payments in respect of accrued but unused paid time off as follows: $114, 759 for Mr. Wolff; $3,719 for Mr. Rinn; and $10,121 for Mr. Jaffe.
(2)	The amounts reported in this column represent discretionary cash incentive compensation that is based on performance in 2014. The amount reported for Mr. Wolff represents a pro-rated payment for the period January 1, 2014 through November 19, 2014. The discretionary cash incentive compensation for 2014 is discussed in further detail under “Compensation Discussion and Analysis” beginning on page 26.
(3)	Reflects the aggregate grant date fair value of awards granted in the year shown, computed in accordance with applicable accounting guidance for stock and option awards granted during each year, rather than an amount paid to or realized by an executive officer. These equity grants are described under “Compensation Discussion and Analysis” above and in the “2014 Grants of Plan-Based Awards” and “Outstanding Equity Awards at December 31, 2014” tables below. We have disclosed the assumptions made in the valuation of the restricted stock and option awards under Note 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. The amounts reported do not reflect the compensation actually received by our named executive officers. There can be no assurance that stock options will be exercised (in which case no value will be realized by the individual) or that the value on vesting of exercise will approximate the compensation expense recognized by the Company.

(4)	The amounts reported in this column represent cash incentive compensation that is based on performance in 2012 and 2013.
(5)	Amounts reported for 2012, 2013 and 2014 that represent “All Other Compensation” for each of the named executive officers are described in the table below captioned “Detail of ‘All Other Compensation’ in the Summary Compensation Table.”
(6)	In 2014, Mr. Mikles was compensated pursuant to the Company’s Board Compensation Policy, as further described under the caption “Director Compensation” beginning on page 15. The amounts reported in the Summary Compensation Table for Mr. Mikles are also reported in the table captioned “2014 Director Compensation” on page 16.
(7)	Mr. Wolff resigned as our President and Chief Executive Officer effective November 19, 2014. Mr. Wolff’s severance benefits are described in more detail in under “Compensation Discussion and Analysis” beginning on page 26 and under the caption “2014 Potential Payments Upon Termination or Change in Control” beginning on page 50.
(8)	Mr. Ednie joined us as our Vice President and Chief Financial Officer on September 8, 2014.
(9)	Mr. Rinn joined us as our Vice President and Chief Financial officer in March 2013. He resigned from the position of Vice President and Chief Financial Officer in September 2014.
(10)	Mr. Richardson joined us as Vice President and Chief Product Officer in 2012 and has not been previously designated as a named executive officer of Pendrell.
(11)	Mr. Dozois was last designated as a named executive officer of Pendrell in 2011.
(12)	Mr. Jaffe joined us as our Vice President, General Counsel and Corporate Secretary in June 2012. Mr. Jaffe resigned from the position of Vice President, General Counsel and Corporate Secretary effective April 18, 2014.

Detail of “All Other Compensation” in the Summary Compensation Table

Name	Year	Severance ($)(1)	Equity Award Modification ($)(2)	Company Contribution 401(k) Plan ($)(3)	Term Life Insurance Premium ($)	Director Service Fees ($)(4)	Taxable Commuting and Housing Benefits ($)	Total ($)
Mr. Mikles	2014	—	—	—	—	48,066	—	48,066
	2013	—	—	—	—	—	—	—
	2012	—	—	—	—	—	—	—

Mr. Wolff	2014	3,182,700	2,789,367	10,400	1,008	—	—	5,983,475
	2013	—	—	10,200	1,088	—	—	11,208
	2012	—	—	10,000	388	—	—	10,388

Mr. Ednie	2014	—	—	—	210	—	—	210
	2013	—	—	—	—	—	—	—
	2012	—	—	—	—	—	—	—

Mr. Rinn	2014	—	—	10,400	756	—	—	11,156
	2013	—	—	10,200	756	—	—	10,956
	2012	—	—	—	—	—	—	—

Mr. Salemme	2014	—	—	10,400	1,008	—	—	11,408
	2013	—	—	10,200	1,008	—	—	11,208
	2012	—	—	4,666	388	—	—	5,054

Mr. Richardson	2014	—	—	10,400	1,008	—	38,400	49,808
	2013	—	—	—	—	—	—	—
	2012	—	—	—	—	—	—	—

Mr. Dozois	2014	—	—	10,400	1,008	—	23,040	34,448
	2013	—	—	—	—	—	—	—
	2012	—	—	—	—	—	—	—

Mr. Jaffe	2014	350,000	—	4,650	220	—	—	354,870
	2013	—	—	10,200	660	—	—	10,860
	2012	—	—	5,833	126	—	—	5,959

(1)	Represents severance payments made to Messrs. Wolff and Jaffe in connection with their respective resignations. The severance payments are described under the caption “2014 Potential Payments Upon Termination or Change in Control” on page 50.
(2)	Represents (i) $2,073,495 of incremental expense recognized by the Company in connection with the acceleration of vesting of certain equity awards upon the resignation of Mr. Wolff, and (ii) $715,872 of incremental expense recognized by the Company in connection with the extension of the exercise period of vested stock options.
(3)	Under the Company’s 401(k) plan, the Company matches 100% of the first 3% and 50% of the next 2% of pay that is contributed to the plan. Matching contributions by the Company are immediately vested.
(4)	Represents compensation paid to Mr. Mikles for service as a non-employee director on the Company’s Board of Directors.

2014 Grants of Plan-Based Awards

The following table provides information concerning the equity awards and cash incentive compensation earned by each of our named executive officers in 2014.

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)(2)		Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Mr. Mikles(4)	04/10/14	04/10/14	—	—	—	—		75,000	(5)	$1.76	72,582
	10/01/14	10/01/14						60,000	(5)	$1.27	35,327
Mr. Wolff	02/28/14	02/24/14	—	795,675	1,074,161	—		750,000	(6)	$1.52	612,275
Mr. Ednie	09/15/14	08/28/14	—	175,000	236,250			500,000	(7)	$1.31	351,044
	09/15/14	08/28/14				250,000	(8)				327,500
	09/15/14	08/28/14				150,000	(9)				67,500
Mr. Rinn	02/28/14	02/24/14	—	180,250	243,338	—		300,000	(6)	$1.52	244,910
Mr. Salemme	02/28/14	02/24/14	—	424,360	572,886	—		375,000	(6)	$1.52	306,137
Mr. Richardson	02/28/14	02/24/14	—	138,432	186,883			250,000	(6)	$1.52	204,092
Mr. Dozois	02/28/14	02/24/14	—	92,623	125,041	—		200,000	(6)	$1.52	163,273
Mr. Jaffe	—	—	—	175,000	236,250	—		—		—	—

(1)	There is no threshold payout under the Company’s 2014 discretionary cash incentive compensation plan. The maximum payouts shown above assume 100% achievement of corporate objectives and the highest possible payout percentage (135%) based on individual performance ratings. The actual amounts paid for 2014 are shown in the “Bonus” column of the “Summary Compensation Table” on page 44. These awards are described in further detail under “Compensation Discussion and Analysis” beginning on page 26.
(2)	The exercise price of the stock options is equal to the closing price of our Class A common stock on the grant date, as reported on Nasdaq.
(3)	The amounts reported in this column reflect the aggregate grant date fair value of the awards granted in 2014, determined in accordance with financial statement reporting rules rather than an amount paid to or realized by the executive officer. For a discussion of valuation assumptions, see Note 9 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2014. The option exercise price has not been deducted from the amounts indicated above. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of Pendrell Class A common stock at such date in the future when the option is exercised. The proceeds to be paid to the individual following the exercise of the option do not include the option exercise price.
(4)	Mr. Mikles was compensated pursuant to the Company’s Board Compensation Policy in 2014 and he did not participate in the Company’s performance-based cash incentive plan. The Board Compensation Policy is described under the caption “Director Compensation” beginning on page 15.
(5)	Granted pursuant to the Company’s Board Compensation Policy described under the caption “Director Compensation” beginning on page 15. The stock options granted on April 10, 2104 vest in four equal annual installments beginning April 10, 2015. The stock options granted on October 1, 2014 vest as to 100% of the shares on October 1, 2015.
(6)	The stock options vest in four equal annual installments beginning February 28, 2015.
(7)	The stock options vest in four equal annual installments beginning September 15, 2015.
(8)	The restricted stock units vest in four equal annual installments beginning September 15, 2015.
(9)	One hundred percent (100%) of the award will vest when both of the following have occurred: (i) the average closing price of Class A Common Stock, measured over any 60 consecutive calendar days, as reported on Nasdaq, has reached or exceeded $3.00 per share (the “Price Trigger”), and (ii) the first anniversary date of the grant date has occurred (the “Anniversary Date”). If the Price Trigger is not achieved by the third Anniversary Date, then none of the RSUs will vest.

Outstanding Equity Awards at December 31, 2014

The following table shows certain information regarding outstanding equity awards at December 31, 2014, for the named executive officers.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($)(1)
Mr. Mikles	—		75,000	(2)		1.76	04/10/24	—		—	—		—
	—		60,000	(3)		1.27	10/01/24
Mr. Wolff	30,000	(4)	—			4.25	12/15/15
	30,000	(4)	—			5.85	12/15/15
	30,000	(4)	—			3.50	12/15/15
	2,000,000	(5)	—			1.16	12/15/15
	950,000	(6)	—			2.78	12/15/15
	75,000	(7)	—			2.64	12/15/15
	5,437,500	(8)	—			1.21	12/15/15
	375,000	(9)	—			1.52	12/15/15
Mr. Ednie	—		500,000	(10)		1.31	09/15/24	250,000	(10)	345,000	150,000	(11)	207,000
Mr. Rinn	—		—					—		—	—		—
Mr. Salemme	120,000	(4)	—			4.25	11/14/15	62,500	(12)	86,250	350,000	(13)	483,000
	500,000	(14)	—			4.25	11/14/15	50,000	(15)	69,000	31,250	(16)	43,125
	30,000	(4)	—			5.85	10/01/16	31,250	(17)	43,125
	20,000	(4)	—			5.90	10/03/16				,
	30,000	(4)	—			3.50	10/01/17
	30,000	(4)	—			1.01	10/01/18
	100,000	(4)	—			1.61	06/30/20
	30,000	(4)	—			1.63	10/01/20
	300,000	(12)	100,000			1.93	03/04/21
	525,000	(18)	175,000			2.78	07/15/21
	25,000	(15)	25,000			2.64	02/15/22
	187,500	(17)	187,500			1.21	08/24/22
	—		375,000	(19)		1.52	02/28/24
Mr. Richardson	112,500	(20)	112,500			1.24	08/15/22	20,313	(17)	28,032	75,000	(13)	103,500
	121,874	(17)	121,876			1.21	08/24/22				20,312	(16)	28,031
	—		250,000	(19)		1.52	02/28/24
Mr. Dozois	30,000	(14)	—			1.50	06/15/20	10,000	(15)	13,800	75,000	(13)	103,500
	112,500	(18)	37,500			2.78	07/15/21	12,500	(17)	17,250	12,500	(16)	17,250
	5,000	(15)	5,000			2.64	02/15/22
	75,000	(17)	75,000			1.21	08/24/22
	—		200,000	(19)		1.52	02/28/24
Mr. Jaffe	—		—					—		—	—		—

(1)	Represents the closing price of a share of our Class A common stock on December 31, 2014 ($1.38) multiplied by the number of shares or units that have not vested.
(2)	Reflects stock options granted pursuant to the Company’s Board Compensation Policy in connection with services provided as a director prior to appointment as an executive officer. The stock options vest in four equal annual installments beginning April 10, 2015.
(3)	Reflects stock options granted pursuant to the Company’s Board Compensation Policy in connection with services provided as a director prior to appointment as an executive officer. The stock options vest as to 100% of the shares on October 1, 2015.
(4)	Reflects stock options granted in connection with services provided as a director prior to joining the Company as an executive officer. The stock options vested in four equal annual installments and were fully vested at December 31, 2014.
(5)	The stock options vested in four equal annual installments and were fully vested at December 31, 2014.
(6)	The stock options were originally scheduled to vest in four equal annual installments beginning June 17, 2012. In accordance with the terms of a Separation Agreement between the Company and Mr. Wolff, vesting of the stock options accelerated such that the options were fully vested at December 31, 2014.
(7)	The stock options were originally scheduled to vest in four equal annual installments beginning February 15, 2013. In accordance with the terms of a Separation Agreement between the Company and Mr. Wolff, vesting of the stock options accelerated such that the options were fully vested at December 31, 2014.

(8)	The stock options were originally scheduled to vest in four equal annual installments beginning August 24, 2013. In accordance with the terms of a Separation Agreement between the Company and Mr. Wolff, vesting of the stock options accelerated such that the options were fully vested at December 31, 2014.
(9)	Represents 50% of the original stock option award that was scheduled to vest in four equal annual installments beginning February 28, 2015. In accordance with the terms of a Separation Agreement between the Company and Mr. Wolff, vesting of the stock options accelerated such that 375,000 options were fully vested at December 31, 2014. The remaining 375,000 options were cancelled on November 19, 2014.
(10)	The stock options and restricted stock units vest in four equal annual installments beginning September 15, 2015.
(11)	The restricted stock units will fully vest when both of the following have occurred: (i) the average closing price of Class A Common Stock, measured over any 60 consecutive calendar days, as reported on Nasdaq, has reached or exceeded $3.00 per share (the “Price Trigger”), and (ii) the first anniversary of the grant date has occurred (the “Anniversary Date”). If the Price Trigger is not achieved by the third Anniversary Date, then none of the shares will vest.
(12)	The stock options and restricted stock award vest in four equal annual installments beginning March 4, 2012.
(13)	The performance-based restricted stock awards will vest on the earlier of (i) when the Company’s trailing 12-month net income reaches $100 million, and (ii) when the average closing share price of the Company’s Class A common stock for any 60 consecutive calendar days, as reported on Nasdaq, is $3.00 or higher. If any one of, or all of, the performance targets are not met within seven years, the unvested awards will be forfeited.
(14)	Reflects stock options granted in connection with services provided as a consultant prior to joining the Company as an executive officer. The stock options vested in four equal annual installments and were fully vested at December 31, 2014.
(15)	The stock options and restricted stock award vests in four equal annual installments beginning February 15, 2013.
(16)	The restricted stock units will vest when the average closing share price of the Company’s Class A common stock for any 60 consecutive calendar days, as reported on Nasdaq, is $3.00 or higher. If the performance target is not met within four years, the unvested RSUs will be forfeited.
(17)	The stock options and restricted stock units vest in four equal annual installments beginning August 24, 2013.
(18)	The stock options vest in four equal annual installments beginning June 17, 2012.
(19)	The stock options vest in four equal annual installments beginning February 28, 2015.
(20)	The stock options vest in four equal annual installments beginning August 15, 2013.

2014 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Mr. Mikles	—	—	—	—
Mr. Wolff	—	—	1,042,188	1,627,063
Mr. Ednie	—	—	—	—
Mr. Rinn	—	—	50,000	84,000
Mr. Salemme	—	—	103,125	167,125
Mr. Richardson	—	—	10,156	15,843
Mr. Dozois	—	—	11,250	16,800
Mr. Jaffe	135,937	62,437	—	—

(1)	Represents the fair market value of the shares acquired upon the exercise of the options on the date of exercise, net of the exercise price associated with acquiring the shares.
(2)	Represents the aggregate number of shares vesting, prior to any withholding of shares to satisfy tax withholding obligations.
(3)	Represents the number of shares vesting multiplied by the fair market value of Pendrell Class A common stock on the vesting date.

Pension Benefits

During 2014, we did not provide pension benefits for any named executive officer.

Non-Qualified Deferred Compensation

During 2014, we did not provide non-qualified deferred compensation benefits for any named executive officer.

2014 Potential Payments Upon Termination or Change in Control

The following table reflects the amount of compensation that would have been payable to each of the named executive officers in the event of the termination of such executive’s employment under certain circumstances, assuming that (1) the triggering event took place on December 31, 2014, the last business day of the 2014 fiscal year (unless otherwise indicated below), (2) the price per share of our Class A common stock was $1.38, which was the closing market price on December 31, 2014, and (3) that all cash payments are made in a lump sum.

	Change in Control	Employment Termination Events(1)
	Accelerated Vesting of Equity Awards	Severance Payment	2014 Performance Bonus	Accelerated Vesting of Equity Awards	Payment of Accrued but Unused Paid Time Off	Health Insurance Coverage
Mr. Mikles	$—	$—	$—	$—	$—	$—
Mr. Wolff(2)	$—	$3,182,700	$475,280	$1,191,001	$114,759	$29,607
Mr. Ednie(3)	$—	$175,000	$—	$—	$—	$—
Mr. Rinn(4)	$—	$—	$—	$—	$3,719	$—
Mr. Salemme(5)	$569,250	$848,720	$—	$158,250	$—	$—
Mr. Richardson(6)	$—	$173,040	$—	$—	$—	$—
	$
Mr. Dozois(7)	$103,500	$280,675	$—	$—	$—	$—
Mr. Jaffe(8)	$—	$350,000	$—	$—	$10,121	$—

(1)	Messrs. Wolff, Ednie, Salemme, Richardson, Dozois and Jaffe are or were entitled to certain severance payments in the event their employment is or was terminated under certain circumstances as described below. Each executive officer employed by the Company is also subject to certain non-competition and non-solicitation obligations for one year following termination of employment, in addition to confidentiality and non-disparagement obligations. Also, the Company has historically paid out accrued but unused paid time off to employees upon termination of employment.
(2)	Mr. Wolff resigned from the Company for Good Reason (as described below) effective November 19, 2014. The amounts reported for Mr. Wolff represent payments made pursuant to the terms of a Separation Agreement between the Company and Mr. Wolff (the “Wolff Separation Agreement”), including a severance payment in the amount of $3,182,700 representing two times the sum of his annual base salary ($795,675 as of the date of his resignation) and annual target performance bonus; reimbursed COBRA health insurance premiums in the amount of $1,067 for 2014, $20,146 for 2015 and $8,394 for 2016 (which 2016 amount is estimated based on the 2015 value of such benefits); and accrued but unused paid time off in the amount of $114,759. The vesting of certain of Mr. Wolff’s equity awards was accelerated as described below.
(3)	Mr. Ednie’s severance payment is equal to 50% of his annual base salary ($350,000 at December 31, 2014) and will be paid in the event of Mr. Ednie’s involuntary termination without Cause (as described below).
(4)	Mr. Rinn resigned from the Company effective September 30, 2014. The amount reported for Mr. Rinn represents accrued but unused paid time off as of his resignation date.
(5)	Pursuant to an Employment Agreement between the Company and Mr. Salemme (the “Salemme Agreement”), in 2014 Mr. Salemme was entitled to certain payments if his employment had been involuntarily terminated by the Company without Cause, he resigned for Good Reason, or in the event of his Disability (as such terms are described below). If any of these events had occurred, Mr. Salemme would have been entitled to a severance payment equal to his annual base salary ($424,360 at December 31, 2014) plus 100% of his annual performance bonus, together with accelerated vesting of certain equity awards as described below. In February 2015, the Salemme Agreement was superseded by a retention letter agreement as described below.
(6)	Mr. Richardson’s severance payment is equal to 50% of his annual base salary ($346,080 at December 31, 2014) and will be paid if the Company elects to enforce the noncompetition provisions of the Employee Intellectual Property Agreement between the Company and Mr. Richardson in the event of Mr. Richardson’s involuntary termination for any reason other than for Cause (as described below).

(7)	Mr. Dozois’ severance payment is equal to his annual base salary ($280,675 at December 31, 2014) and will be paid in the event of the involuntary termination of his employment other than for Cause or his resignation for Good Reason (as such terms are described below).
(8)	Mr. Jaffe’s employment was terminated without Cause (as described below) effective April 18, 2014. The amounts reported for Mr. Jaffe represent payments made in connection with the termination of Mr. Jaffe’s employment and pursuant to the terms of a Severance and Release Agreement between the Company and Mr. Jaffe (the “Jaffe Severance Agreement”), including a severance payment equal to his annual base salary ($350,000 as of the date of his resignation) and accrued but unused paid time off in the amount of $10,121.

Change in Control

All equity awards granted to our named executive officers and non-executive employees under the 2000 Plan provide for 100% vesting acceleration in the event the Company is subject to a change in control and the equity obligation is not assumed, continued or substituted by the acquiring company. Under the 2012 Plan, the vesting of an equity award may accelerate upon a change of control only if acceleration is contemplated by the agreement evidencing an award. The vesting of an equity award granted pursuant to the 2012 Plan may also be accelerated in the event of certain corporate transactions, including certain sales or dispositions of assets or securities, mergers, consolidations or similar transactions unless otherwise provided in the agreement evidencing an equity award or any other written agreement between the Company and the holder of such equity award, or unless otherwise expressly provided by the plan administrator of the 2012 Plan at the time an equity award is granted.

Termination

Messrs. Wolff, Ednie, Salemme, Richardson, Dozois and Jaffe are the named executive officers who have severance provisions in their employment letters that have been, or may be, triggered upon termination of employment, as described below.

Benjamin G. Wolff. On November 19, 2014, Mr. Wolff resigned from his position as President and Chief Executive Officer. The Compensation Committee determined that Mr. Wolff’s resignation was for “Good Reason” (as described below) in light of the changes to his role and reporting structure following Mr. McCaw’s appointment as Executive Chairman in November 2014. Pursuant to the Wolff Separation Agreement, and consistent with the terms of Mr. Wolff’s employment letter that was negotiated at the time of his hiring, Mr. Wolff received (i) a lump sum severance payment of $3,182,700, which was two times the sum of Mr. Wolff’s annual salary $795,675 as of November 19, 2014) and target bonus; (ii) a lump sum payment of $114,759, representing Mr. Wolff’s accrued and unused paid time off; (iii) payment by the Company of COBRA costs for Mr. Wolff and his covered dependents so long as he elects and remains eligible for COBRA, up to a maximum of two years; and (iv) vesting of all options, shares of restricted stock and RSUs in which he would have vested had he remained actively employed by the Company through November 19, 2016, excluding any unvested performance-based restricted shares or performance-based RSUs. The Wolff Separation Agreement also provided for (a) an extension of the exercise period for Mr. Wolff’s vested stock options until December 15, 2015; (b) the Company’s commitment to defend, indemnify and reimburse Mr. Wolff for costs, taxes or other payments for which the Company is already obligated under his employment letter agreement; and (c) for payment of a performance bonus for Mr. Wolff’s contributions to the Company’s achievement of its 2014 objectives, determined in a manner consistent with the determination of performance bonuses awarded to the Company’s highest performing 2014 executives, pro-rated for the period during which he was employed in 2014. In 2014, the Company recognized (i) $2,073,495 of incremental expense in connection with the acceleration of vesting of certain equity awards upon Mr. Wolff’s resignation, and (ii) $715,872 of incremental expense in connection with the extension of the exercise period of Mr. Wolff’s vested stock options. Mr. Wolff provided us with a waiver and release of all claims and agreed to adhere to all post-employment obligations under our standard form of employee inventions agreement.

Steven A. Ednie. Mr. Ednie’s employment is at will, and he is subject to termination with or without Cause (as described below). However, if we terminate Mr. Ednie’s employment without Cause, upon a release of claims provided by Mr. Ednie, he is entitled to payment of an amount equal to 50% of his annual base salary then in effect (which was $350,000 at December 31, 2014).

R. Gerard Salemme. Effective February 15, 2015, Mr. Salemme completed his service as our Executive Vice President and Chief Strategy Officer and became a non-employee consultant to the Company. He also continues to serve as a member of our Board of Directors. The Company and Mr. Salemme entered into a retention agreement (the “Retention Agreement”) that describes the terms of Mr. Salemme’s employment termination and his consulting relationship, and which supersedes the Salemme Agreement. Under the Retention Agreement, Mr. Salemme (i) is paid a monthly consulting fee of $20,000, (ii) received a lump sum payment of $455,000 as consideration for relinquishment of any termination benefits contemplated by the Salemme Agreement, (iii) retained and continues to vest in his outstanding equity awards through the first anniversary of the termination of the Retention Agreement, and (iv) will receive an additional future lump sum payment of $455,000 if the Company terminates the Retention Agreement without Cause, or if Mr. Salemme terminates the Retention Agreement for Good Reason (as such terms are described below).

Scott G. Richardson. Mr. Richardson’s employment is at will, and he is subject to termination with or without Cause (as described below). If we terminate Mr. Richardson’s employment for any reason other than for Cause, and the Company elects to enforce the noncompetition provisions contained in the Employee Intellectual Property Agreement between the Company and Mr. Richardson, Mr. Richardson is entitled to payment of an amount equal to 50% of his annual base salary then in effect (which was $346,080 at December 31, 2014).

Timothy M. Dozois. Mr. Dozois’ employment is at will, and he is subject to termination with or without Cause. If we terminate Mr. Dozois’ employment without Cause, or if he resigns from the Company for Good Reason (as such terms are described below), upon a release of claims provided by Mr. Dozois, he is entitled to payment of an amount equal to his annual base salary then in effect (which was $280,675 at December 31, 2014).

Robert S. Jaffe. Mr. Jaffe’s employment terminated effective April 18, 2014, and pursuant to the Jaffe Severance Agreement, he received a lump sum severance payment equal to his annual base salary of $350,000. Mr. Jaffe also received a lump sum payment of $10,121 representing Mr. Jaffe’s accrued and unused paid time off.

For purposes of the arrangements described above, “Cause” means dismissal from employment due to willful material misconduct or failure to effectively discharge duties, conviction or confession of a crime punishable by law (except minor violations), the performance of an illegal act while purporting to act in the Company’s behalf, or engaging in activities directly in competition or antithetical to the best interests of the Company. “Good Reason” means, without an employee’s consent, (i) a material adverse change in duties, responsibilities or reporting relationships, (ii) a relocation of an employee’s usual office location to one that is more than 40 miles away from the employee’s current office and that increases the distance from an employee’s usual office location to his or her residence, not undertaken at the employee’s direction or with the employee’s agreement, (iii) a reduction of salary not agreed to by an employee, or a material diminution of certain other employee benefits, or (iv) a material breach by Pendrell of other obligations under the employment letter agreement between Pendrell and an employee, subject to certain notice requirements. “Disability” means a medically diagnosed physical or mental impairment that renders an employee incapable of performing the duties required in connection with employment for a period of time that is reasonably expected to exceed eight weeks.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes information, as of December 31, 2014, relating to Pendrell’s equity compensation plans pursuant to which grants of stock options, restricted stock, or other rights to acquire shares may be granted from time to time:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1) (a)	Weighted-average exercise price of outstanding options, warrants and rights(2) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	25,791,540	$1.71	22,380,966
Equity compensation plans not approved by security holders	—	—	—

Total	24,791,540	$1.71	22,380,966

(1)	Excludes 1,322,000 shares subject to restricted stock awards that remain subject to forfeiture and 1,000,000 stock appreciation rights that are settled in cash and do not count toward the number of shares outstanding under the Company’s equity compensation plans.
(2)	Excludes the impact of 1,322,000 shares subject to restricted stock awards and 1,237,514 shares subject to restricted stock unit awards that have no exercise price.

PROPOSAL 3

APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION

DESIGNATING WASHINGTON AS THE EXCLUSIVE FORUM FOR

ADJUDICATING CERTAIN INTRA-CORPORATE DISPUTES

We are proposing an amendment to our Articles of Incorporation (the “Amendment”) to designate courts in King County, Washington as the exclusive forum for certain intra-corporate disputes. The designation will apply to any derivative action brought on behalf of the Company, and any direct action brought by a shareholder asserting (i) a breach of fiduciary duty owed by a director, officer or other employee to the Company or its shareholders, (ii) a violation of the Washington Business Corporation Act, or (iii) a violation of Washington common law relating to the internal affairs of the Company.

The Amendment is not being proposed in response to any specific actual or threatened litigation, or in connection with any actual or potential transaction. Rather, our Nominating and Governance Committee recommended the Amendment because the Committee believes it prudent to proactively address potential future costs that may arise from defending intra-corporate claims in multiple jurisdictions. The Committee determined that the Amendment is in the best interest of the Company and its shareholders because, among other things, it avoids lawsuits in other jurisdictions on matters relating to the corporate law of Washington, our state of incorporation. By ensuring that these disputes are heard in a Washington court, the Company and its shareholders benefit from expedited case resolution by knowledgeable judges, elude duplicative litigation, mitigate the risk that Washington law will be misapplied by a court in another jurisdiction, and avoid inconsistent outcomes that result when two similar cases proceed in different courts.

The Amendment will only regulate the forum where our shareholders may file intra-corporate claims. It does not restrict the ability of our shareholders to bring such claims, nor the remedies available if such claims are ultimately successful. While we believe courts in other jurisdictions will enforce the Amendment, we cannot guarantee that those courts will transfer intra-corporate claims to the designated Washington courts.

If approved by our shareholders, the Amendment will become effective on or around June 17, 2015, after which our Board will make conforming amendments to the Company’s Bylaws.

This description is qualified in its entirety by reference to the text of the Amendment, which is attached to this proxy statement as Appendix A.

The Board of Directors recommends that you vote “FOR” the amendment of the

Articles of Incorporation to designate Washington

as the exclusive forum for adjudicating certain intra-corporate disputes.

PROPOSAL 4

RATIFICATION OF PENDRELL CORPORATION TAX BENEFITS PRESERVATION PLAN

Ratification of Tax Benefits Preservation Plan

At the Annual Meeting, we are asking our shareholders to ratify Pendrell’s Tax Benefits Preservation Plan (the “Tax Benefits Plan”), which is an integral component of our tax benefit preservation strategy. The description below is qualified in its entirety by reference to the text of the Tax Benefits Plan, which can be found in Appendix B to this proxy statement.

Our NOLs

We hold approximately $2.5 billion of net operating losses for U.S. federal income tax purposes (the “NOLs”). Until the NOLs expire, the NOLs can generally be used to offset future federal income and thereby reduce our federal income tax liability. The Board believes it important to prevent loss of, or limitations on, the use of the NOLs. Our Board therefore recommends that our shareholders ratify our Tax Benefits Plan.

Fundamentals of Section 382

Our ability to use the NOLs to offset future federal income will be substantially limited if we undergo an “ownership change” as defined under Section 382 (“Section 382”) of the Internal Revenue Code of 1986, as amended (the “Code”). An ownership change will occur if existing or future shareholders owning (or deemed under Section 382 to own) 5% or more of Pendrell’s securities by value increase their collective ownership of Pendrell by more than 50 percentage points over a three-year period. The Tax Benefits Plan is designed to assist in the prevention of an ownership change.

General Description of the Tax Benefits Plan

The Tax Benefits Plan economically discourages a person or group of affiliated or associated persons (an “Acquiring Person”) from acquiring, without the approval of the Company’s Board of Directors, beneficial ownership of 4.9% or more of the “Company Stock,” defined to include (i) shares of the Company’s Class A and Class B common stock, (ii) shares of preferred stock of Pendrell (other than preferred stock described in Section 1504(a)(4) of the Code), (iii) warrants, rights, or options (including options within the meaning of Treasury Regulation § 1.382-2T(h)(4)(v)) to purchase stock of Pendrell, and (iv) any interest that would be treated as “stock” of the Company for purposes of Section 382 and Treasury Regulation § 1.382-2T(f)(18). Holders of 4.9% or more of the Company Stock outstanding as of the close of business on January 29, 2010 will not trigger the Tax Benefits Plan so long as they do not (i) acquire additional Company Stock constituting one-half of one percent (0.5%) or more of the Company Stock outstanding as of the date of the Tax Benefits Plan (as adjusted for stock splits, subdivisions and the like, as well as other exceptions detailed in the Tax Benefits Plan), or (ii) fall under 4.9% ownership of Company Stock and then re-acquire 4.9% or more of the Company Stock.

Exemptions from the Tax Benefits Plan

The Board may, in its sole discretion, exempt any person or group from being deemed an Acquiring Person for purposes of the Tax Benefits Plan and may exempt any transaction from the provisions of the Tax Benefits Plan. The Board has granted exemptions from the Tax Benefits Plan in the past when the Board determined that actual or potential stock acquisitions would not trigger or be a precursor to an ownership change.

How the Tax Benefits Plan Works

The Tax Benefits Plan economically discourages Acquiring Persons from exceeding acquisition limits by granting certain “Rights” to shareholders. The Rights provide favorable preferred stock purchase privileges if an

Acquiring Person exceeds the acquisition limits and, if triggered, dilute the Acquiring Person’s economic ownership of the Company and thereby diminish the value of the Acquiring Person’s shares. The Rights and their dilutive impact are described in more detail below.

The Rights. On January 29, 2010, the Board authorized and declared a dividend of one Right for each outstanding share of Company Stock, and for each share of Company Stock issued by Pendrell thereafter. Each Right, unless held by an Acquiring Person who did not receive Board permission to exceed the Tax Benefits Plan acquisition limits, entitles the holder to purchase from the Company junior participating preferred stock for a favorable price. Rights that are beneficially owned by an Acquiring Person or any affiliate or associate of the Acquiring Person and certain transferees of the Acquiring Person are null and void, and cannot be used to purchase the favorably-priced junior participating preferred stock.

Triggering Event. The Tax Benefits Plan is triggered upon the earlier to occur of (i) ten business days following a public announcement that an Acquiring Person has acquired or otherwise obtained beneficial ownership of 4.9% or more of the then-outstanding Company Stock, or such earlier date as the Board of Directors shall determine that a person or group has become an Acquiring Person, and (ii) ten business days (or such later date as may be determined by action of the Board of Directors) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person. The Rights are not exercisable until a triggering event, and even thereafter may be suspended by action of the Board.

Redemption. If the Board determines that the Rights are no longer needed to inhibit Acquiring Persons from acquiring Company Stock, the Board may cause the Company to redeem the Rights for a nominal redemption price. The redemption can occur any time prior to a Tax Benefits Plan triggering event and, in certain situations, even after a triggering event. Upon the Board’s order ordering to redeem the Rights, the Rights will terminate and a holder’s only entitlement will be to receive the nominal redemption price.

Exchange. Under certain circumstances, the Company may also compel holders of Rights to exchange all or some of their Rights for shares of common stock. Similar to a redemption, upon the Board’s order ordering to exchange the Rights, the Rights will terminate and a holder’s only entitlement will be to receive the common stock for which the Rights are exchanged.

Expiration. The Rights will expire on the earliest of (i) January 29, 2020, which is the tenth (10th) anniversary of the Tax Benefits Plan, (ii) the time at which the Rights are redeemed or exchanged, and (iii) the repeal of Section 382 of the Internal Revenue Code or any successor statute if the Board determines that the Tax Benefits Plan is no longer necessary for the preservation of NOLs.

No Shareholder Rights; Taxation. Until a Right is exercised, the holder of the Right will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends. The distribution of the Rights was not taxable to shareholders or to the Company, but shareholders may, depending upon the circumstances, recognize taxable income if the Rights become exercisable for junior participating preferred stock or in the event of the redemption or exchange of Rights as described above.

Amendment. Prior to a triggering event, the Board may amend any of the provisions of the Tax Benefits Plan without the approval of the holders of the Rights or Company Common Stock. After a triggering event, the Board may only amend the Tax Benefits Plan to cure any ambiguity, defect or inconsistency, to shorten or lengthen any time period, or to make changes which do not adversely affect the holders of Rights (excluding the interests of any Acquiring Person).

Caveat

The Board believes that the Tax Benefits Plan has been, and will continue to be, an effective deterrent against Acquiring Persons triggering an ownership change under Section 382 of the Internal Revenue Code.

However, the Tax Benefits Plan is merely an economic restraint on excessive acquisition. It does not prohibit trading in Company Stock, and Acquiring Persons may therefore choose to disregard the Tax Benefits Plan and suffer the economic consequences. Moreover, Acquiring Persons might challenge the enforceability of the Tax Benefits Plan. In short, the Tax Benefits Plan does not assure that an ownership change under Section 382 will not occur or that the Company will be able to utilize its tax benefits. Notwithstanding these risks, the Board strongly recommends that the shareholders ratify and affirm the Tax Benefits Plan.

The Board of Directors recommends that you vote “FOR” the ratification of the Tax Benefits Preservation Plan.

PROPOSAL 5

RATIFICATION OF THE SELECTION OF OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected the independent registered public accounting firm of Grant Thornton LLP as our independent auditor for the fiscal year ending December 31, 2015, and has further directed that management submit the selection of the independent auditor for ratification by the shareholders at the Annual Meeting. Grant Thornton LLP audited our financial statements for the year ending December 31, 2014. We expect representatives of Grant Thornton LLP to be available at the Annual Meeting to make a statement if they so desire and to be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require shareholder ratification of the selection of Grant Thornton LLP as our independent auditor. However, we are submitting the selection of Grant Thornton LLP to our shareholders for ratification as a matter of good corporate practice. If our shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the year if it determines that such a change would be in the best interests of us and our shareholders.

Changes in Pendrell’s Independent Registered Public Accounting Firm

On May 28, 2014, we dismissed Deloitte & Touche LLP as our independent registered public accounting firm and engaged Grant Thornton LLP as our new independent registered public accounting firm. The Audit Committee made the decision to dismiss Deloitte & Touche LLP and engage Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

The reports of Deloitte & Touche LLP on the consolidated financial statements of the Company as of and for the years ended December 31, 2013 and 2012 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the Company’s two most recent fiscal years and any subsequent interim period through May 28, 2014, the Company did not have any disagreement with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused it to make reference to the subject matter of any such disagreement in connection with its report.

During the Company’s two most recent fiscal years and any subsequent interim period through May 28, 2014, no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K have occurred.

We previously reported this information in our Current Report on Form 8-K filed May 30, 2014.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for the fiscal year ended December 31, 2014 by Grant Thornton LLP and Deloitte & Touche LLP, and by Deloitte & Touche LLP for the fiscal year ended December 31, 2013.

	Fiscal Year Ended December 31,
	2014	2013
Audit Fees(1)	$397,580	$490,650
Audit-related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$397,580	$490,650

(1)	Audit Fees consist of fees and expenses for professional services rendered by Grant Thornton LLP and Deloitte & Touche LLP in connection with: (i) the audit of our annual financial statements included in the Annual Report on Form 10-K for the fiscal years ended December 31, 2014 and December 31, 2013, and the review of the interim financial statements included in the quarterly reports on Form 10-Q; (ii) the audit of our internal controls over financial reporting; and (iii) services that are normally provided in connection with statutory and regulatory filings or engagements.

Pre-Approval Policies and Procedures

The Audit Committee charter permits the Audit Committee to delegate pre-approval authority to subcommittees consisting of one or more individuals, as well as to pre-approve defined categories of services. However, the Audit Committee has not done so, but has instead pre-approved all audit and non-audit services rendered by Grant Thornton LLP and Deloitte & Touche LLP as part of the scope of the independent auditor engagement or on a case-by-case basis prior to engagement for service. All of the services provided by Grant Thornton LLP and Deloitte & Touche LLP in 2013 and 2014, as described under Audit Fees above, were pre-approved by the Audit Committee.

Report of the Audit Committee

The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2014 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board (United States) (“PCAOB”) Audit Standard AU Section 380 Communication with Audit Committees and Rule 2-07 of SEC Regulation S-X. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm their independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Form 10-K for the fiscal year ended December 31, 2014.

AUDIT COMMITTEE

Mr. Richard P. Emerson (Chair)

Mr. Nicolas Kauser

Mr. H. Brian Thompson

The Board of Directors recommends that you vote “FOR” the ratification of the selection of our independent registered public accounting firm.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related-Person Transactions Policy and Procedures

All related-party transactions are subject to review and approval by the Audit Committee. In determining whether to approve or ratify a related-party transaction, the Audit Committee will take into account, among other factors, whether the related-party transaction is on terms no more favorable to the counterparty than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. To assist with the identification of potential related-party transactions, we solicit information through questionnaires in connection with the appointment of new directors and executive officers and on an annual basis with respect to existing directors and executive officers.

Related Party Transactions

Eagle River Satellite Holdings, LLC (“ERSH”), Eagle River Investments, LLC, Eagle River, Inc. and Eagle River Partners, LLC (“ERP”)

ERSH is the Company’s controlling shareholder. ERSH, together with its affiliates Eagle River Investments, LLC, Eagle River, Inc. and ERP (collectively, “Eagle River”) holds an economic interest of approximately 33.3% of the Company’s outstanding common stock and a voting interest of approximately 65.1% in the Company as of December 31, 2014. Mr. McCaw, our Chairman of the Board of Directors, is the sole shareholder of Eagle River, Inc., the sole manager and beneficial member of Eagle River Investments, LLC, which is the sole member of ERSH, and the beneficial member of ERP.

Indemnification Agreements

Under indemnification agreements between the Company and each of our executive officers and directors, we have agreed to indemnify our executive officers and directors for expenses, damages, judgments, fines and settlements that he may be required to pay in actions or proceedings to which he is or may be made a party by reason of his position as a director, officer or agent of the Company, and otherwise to the fullest extent permitted under Washington law and the Company’s Bylaws.

Under an indemnification agreement between the Company and Eagle River Investments, LLC, we are required to indemnify, defend, and hold harmless Eagle River Investments, its affiliates, and their respective members, directors, officers, agents, employees and controlling persons against claims, liabilities, losses, damages and fees and expenses incurred resulting from, or in connection with, the fact that such entity or person is or was a shareholder, director, officer, or employee of the Company or any of its subsidiaries, or based on an alleged breach of his or her fiduciary duty as a director or officer of the Company or any of its subsidiaries. The indemnification obligation is subject to certain exceptions, including losses and damages incurred through certain violations of the U.S. securities laws and damages caused by acts that a court determines to be a breach of fiduciary duties, gross negligence, or willful misconduct. We agreed to advance reasonable costs and expenses incurred for defending any claim upon receipt of an undertaking to repay the advanced amounts if it is ultimately determined the indemnitee was not entitled to indemnification under the agreement.

Under an indemnification agreement with Cascade Investment, we are similarly required to indemnify Cascade Investment, its affiliates (including Mente), and their respective members, directors, officers, agents, employees and controlling persons.

OTHER BUSINESS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

The information contained above under the captions “Compensation Committee Report” and “Report of the Audit Committee” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that the Company specifically incorporates it by reference into such filing.

IT IS IMPORTANT THAT PROXIES ARE RETURNED PROMPTLY AND THAT YOUR SHARES ARE REPRESENTED. SHAREHOLDERS ARE URGED TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

By Order of the Board of Directors

Timothy M. Dozois

Corporate Secretary

MAY 15, 2015

A COPY OF PENDRELL’S ANNUAL REPORT ON FORM 10-K FOR THE 2014 FISCAL YEAR,

AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE

WITHOUT CHARGE TO ANY SHAREHOLDER UPON WRITTEN REQUEST TO:

CORPORATE SECRETARY

PENDRELL CORPORATION

2300 CARILLON POINT

KIRKLAND, WASHINGTON 98033

APPENDIX A

PROPOSED AMENDMENT TO PENDRELL CORPORATION’S

ARTICLES OF INCORPORATION

If Proposal 3 is approved at the Annual Meeting, the Articles of Incorporation of Pendrell Corporation will be amended to include a new Article 15 as follows:

ARTICLE 15 — CLAIMS AGAINST THE COMPANY

Unless the Company consents in writing to the selection of an alternative forum, the courts of the State of Washington located in King County, Washington shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the Company to the Company or the Company’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Washington Business Corporation Act, these Articles of Incorporation, or the Company’s Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said court having personal jurisdiction over the indispensable parties named as defendants in any such action or proceeding.

A-1

APPENDIX B

TAX BENEFITS PRESERVATION PLAN

between Pendrell Corporation (formerly ICO Global Communications (Holdings) Limited)

and Computershare Inc. (formerly Mellon Investor Services LLC)

TAX BENEFITS PRESERVATION PLAN, dated as of January 29, 2010 (the “Plan”), between ICO Global Communications (Holdings) Limited, a Delaware corporation (the “Company”), and Mellon Investor Services LLC (operating with the service name BNY Mellon Shareowner Services), a New Jersey limited liability company, as rights agent (the “Rights Agent”).

WHEREAS, the Company has generated NOLs (as defined below) for United States federal income tax purposes, and such NOLs may potentially provide valuable tax benefits to the Company that could be curtailed or lost if the Company were to undergo an “ownership change” within the meaning of Section 382 of the United States Internal Revenue Code of 1986, as amended from time to time (the “Code”), and the Treasury Regulations (as defined below), and accordingly the Company desires to help preserve the ability to utilize fully such NOLs and certain other tax benefits and, in furtherance of such objective, the Company desires to enter into this Plan;

WHEREAS, effective January 29, 2010 (the “Rights Dividend Declaration Date”), the Board of Directors (as defined below) of the Company (i) authorized and declared a dividend of one Class A Right (“Class A Right”) for each share of Class A common stock, par value $0.01 per share, of the Company (the “Class A Common Stock”) and one Class B Right (“Class B Right” and together with the Class A Rights, the “Rights”) for each share of Class B common stock, par value $0.01 per share, of the Company (the “Class B Common Stock” and together with the Class A Common Stock, the “Company Common Stock”) outstanding at the Close of Business on February 8, 2010 (the “Record Date”) and (ii) authorized the issuance of one Class A Right (as such number may hereinafter be adjusted pursuant hereto) for each share of Class A Common Stock issued between the Record Date and the earlier of the Distribution Date and the Expiration Date and, in certain circumstances, for each share of Class A Common Stock issued after the Distribution Date but before the Expiration Date and one Class B Right (as such number may hereinafter be adjusted pursuant hereto) for each share of Class B Common Stock issued between the Record Date and the earlier of the Distribution Date and the Expiration Date and, in certain circumstances, for each share of Class B Common Stock issued after the Distribution Date but before the Expiration Date; and

WHEREAS, each Class A Right initially represents the right to purchase one Unit of Series A Junior Participating Preferred Stock, and each Class B Right initially represents the right to purchase one Unit of Series B Junior Participating Preferred Stock, in each case upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1. Certain Definitions. For purposes of this Plan, the following terms have the meanings indicated:

(a) “Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 4.9% or more of the Company Stock (as defined below) then outstanding. Notwithstanding the foregoing:

(i) an “Acquiring Person” shall not include any of the following:

(A) the Company;

(B) any Subsidiary of the Company;

(C) any employee benefit plan maintained by the Company or any of its Subsidiaries;

(D) any trustee or fiduciary with respect to such employee benefit plan acting in such capacity or a trustee or fiduciary holding Company Stock for the purpose of funding any such plan;

(E) any Person whose Beneficial Ownership (together with the Beneficial Ownership of all Affiliates and Associates of such Person) of 4.9% or more of the then-outstanding Company Stock does not or would not jeopardize or endanger the availability to the Company of its Tax Benefits or otherwise is or would be in the best interests of the Company and its stockholders, in either case as determined by the Board of Directors in its sole discretion; provided, however, that a Person shall cease to be an Exempt Person (as defined below) pursuant to this subclause (E) if the Board of Directors, in its sole discretion, makes a contrary determination with respect to the effect of such Person’s Beneficial Ownership (together with all Affiliates and Associates of such Person) with respect to the availability to the Company of its Tax Benefits; and provided, further, that a Person shall cease to be an Exempt Person pursuant to this subclause (E) as of the date that such Person (together with all Affiliates and Associates of such Person) ceases to beneficially own 4.9% or more of the then- outstanding Company Stock; and

(F) any Person that (together with all Affiliates and Associates of such Person) beneficially owns, as of the close of business on the date hereof, 4.9% or more of the outstanding Company Stock (an “Existing Holder”); provided, however, that any such Person shall be deemed pursuant to this subclause (F) to be an Exempt Person only for so long as such Person (together with all Affiliates and Associates of such Person) does not acquire Beneficial Ownership of additional Company Stock constituting one-half of one percent (0.5%) or more of the Company Stock outstanding as of the date hereof (adjusted for any stock splits, subdivisions and the like) following the date hereof (other than as a result of acquisitions after the date hereof pursuant to (i) the grant or exercise of any options, warrants, rights or similar interests (including restricted stock) granted by the Company to such Person, (ii) a dividend or distribution paid or made by the Company on the outstanding shares of Company Common Stock, (iii) a split or subdivision of the Company Common Stock, or (iv) any Exempt Transaction); and provided, further, that any such Person shall cease to be deemed pursuant to this subclause (F) to be an Exempt Person as of the date that such Person (together with all Affiliates and Associates of such Person) ceases to beneficially own 4.9% or more of the then-outstanding Company Stock; and

(ii) no Person shall be deemed an “Acquiring Person” as a result of (1) the acquisition of Company Stock by the Company which, by reducing the amount of Company Stock outstanding, increases the proportional amount beneficially owned by such Person; provided, however, that if (x) a Person would become an Acquiring Person (but for the operation of this subclause (ii)) as a result of the acquisition of Company Stock by the Company, and (y) after such acquisition of Company Stock by the Company, such Person becomes the Beneficial Owner of additional Company Stock constituting one-half of one percent (0.5%) or more of the Company Stock outstanding as of the date hereof (adjusted for any stock splits, subdivisions and the like) (other than as a result of acquisitions after the date hereof pursuant to (a) the grant or exercise of any options, warrants, rights or similar interests (including restricted stock) granted by the Company to such Person, (b) a dividend or distribution paid or made by the Company on the outstanding shares of Company Common Stock, (c) a split or subdivision of the Company Common Stock, or (d) any Exempt Transaction), then such Person shall be deemed an Acquiring Person unless, upon becoming the Beneficial Owner of such additional Company Stock, such Person is the Beneficial Owner of less than 4.9% of the then-outstanding Company Stock, (2) the grant or exercise of any options, warrants, rights or similar interests (including restricted stock) granted by the Company to such Person, (3) any grant of any security made directly by the Company to such Person, or (4) any Exempt Transaction, unless and until after such acquisition of shares of Company Stock pursuant to each of clauses (2) through (4), such Person becomes the Beneficial Owner of additional Company Stock constituting one-half of one percent (0.5%) or more of the Company Stock outstanding as of the date hereof (adjusted for any stock splits, subdivisions and the like) (other than as a result of acquisitions after the date hereof pursuant to (a) the grant or exercise of any options, warrants, rights or similar interests (including restricted stock) granted by the Company to such Person, (b) a dividend or distribution paid or made by the Company on the outstanding shares of Company Common Stock, (c) a split or subdivision of the Company Common Stock, or (d) any Exempt Transaction), in which case such Person shall be deemed an Acquiring Person unless, upon becoming the Beneficial Owner of such additional Company Stock, such Person is the Beneficial Owner of less than 4.9% of the then-outstanding Company Stock.

Notwithstanding the foregoing, the Board of Directors may, in its sole discretion, determine at any time that any Person shall not be deemed to be, and shall not be, an Acquiring Person for any purposes of this Plan, and no Person shall be an Acquiring Person unless the Board of Directors shall have affirmatively determined, in its sole discretion, within ten Business Days (or such later time as the Board of Directors shall determine) after any director has actual knowledge that such Person has otherwise met the requirements of this Section 1(a), that such Person shall be an Acquiring Person.

Each Person identified in subclauses (A), (B), (C), (D), (E) and (F) or in the immediately preceding sentence of this Section (1)(a) is individually an “Exempt Person” and collectively “Exempt Persons.”

(b) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as in effect on the date hereof, and, to the extent not included within the foregoing clause of this Section 1(b), shall also include, with respect to any Person, any other Person (whether or not an Exempt Person) whose Company Stock would be deemed constructively owned by such first Person, owned by a single “entity” as defined in Section 1.382-3(a)(1) of the Treasury Regulations, or otherwise aggregated with Company Stock owned by such first Person pursuant to the provisions of the Code and the Treasury Regulations thereunder, provided, however, that a Person shall not be deemed to be the Affiliate or Associate of another Person solely because either or both Persons are or were directors of the Company.

(c) A Person shall be deemed the “Beneficial Owner” of, and shall be deemed to have “Beneficial Ownership” of and to “beneficially own,” any securities or interests:

(i) which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, warrants, options, or other rights (in each case, other than upon exercise or exchange of the Rights); provided, however, that a Person shall not be deemed the “Beneficial Owner” of, to have “Beneficial Ownership” of or to “beneficially own” securities or interests (including rights, options or warrants) which are convertible or exchangeable into Company Stock until such time as the convertible or exchangeable securities or interests are exercised and converted or exchanged into Company Stock except to the extent the acquisition or transfer of such rights, options or warrants would be treated as exercised on the date of its acquisition or transfer under Section 1.382-4(d) of the Treasury Regulations; provided, further, that under this paragraph (c)(i) a Person shall not be deemed the “Beneficial Owner” of, to have “Beneficial Ownership” of, or to “beneficially own,” any securities tendered pursuant to a tender or exchange offer made in accordance with Exchange Act Regulations by such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange;

(ii) which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of under Rule 13d-3 of the General Rules and Regulations under the Exchange Act (the “Exchange Act Regulations”) as in effect on the date hereof, including pursuant to any agreement, arrangement or understanding (whether or not in writing), but only if the effect of such agreement, arrangement or understanding is to treat such Persons as an “entity” under Section 1.382-3(a)(1) of the Treasury Regulations; or

(iii) which are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate of such other Person) with which such Person (or any of such Person’s Affiliates or Associates) has any agreement, arrangement or understanding (whether or not in writing), for the purpose of acquiring, holding, voting or disposing of such securities or interests, but only if the effect of such agreement, arrangement or understanding is to treat such Persons as an “entity” under Section 1.382-3(a)(1) of the Treasury Regulations; provided, however, that a Person shall not be deemed the “Beneficial Owner” of, to have “Beneficial Ownership” of or to “beneficially own” any security or interest (A) if such Person has the right to vote such security pursuant to an agreement, arrangement or understanding (whether or not in writing) which (1) arises solely from a revocable proxy given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations of the Exchange Act and (2) would not also then be reportable on Schedule 13D under the Exchange Act (or any comparable or successor report), or (B) if such beneficial ownership arises solely as a result of such Person’s status as a “clearing agency,” as defined in Section 3(a)(23) of the Exchange Act; further provided, however, that nothing in this paragraph (c)(iii) shall cause a Person engaged in business as an underwriter of securities to be the “Beneficial Owner” of, to have “Beneficial Ownership” of, or to “beneficially own,” any securities acquired through such Person’s participation in good faith in a firm commitment underwriting until the expiration of forty days after, but not including, the date of such acquisition or such later date as the Board of Directors may determine.

provided, however, that under this paragraph (c) a Person shall not be deemed the “Beneficial Owner” of, to have “Beneficial Ownership” of, or to “beneficially own,” any securities

(A) that may be issued upon exercise of Rights at any time prior to the occurrence of a Section 11(a)(ii) Event, or

(B) that may be issued upon exercise of Rights from and after the occurrence of a Section 11(a)(ii) Event, which Rights were acquired by such Person or any of such Person’s Affiliates or Associates prior to the Distribution Date or pursuant to Section 3(c) or Section 22 hereof (the “Original Rights”) or pursuant to Section 11(i) hereof in connection with an adjustment made with respect to any Original Rights; and

further provided, however, that:

(x) no decision reached, or action taken, by the Board of Directors or any committee thereof shall cause any Person (or any Affiliate or Associate of such Person) who is a member of the Board of Directors or such committee to be deemed, for the purposes of this Plan, to be a Beneficial Owner of any securities beneficially owned by any other Person (or any Affiliate or Associate of such Person) who is a member of the Board of Directors or any committee thereof solely by reason of such membership of the Board of Directors or any committee thereof or participation in the decisions or actions thereof on the part of either or both of such Persons, and

(y) no Person who is an officer, director or employee of an Exempt Person shall be deemed, solely by reason of such Person’s status or authority as such, to be the “Beneficial Owner” of, to have “Beneficial Ownership” of, or to “beneficially own” any securities that are “beneficially owned” (as defined in this paragraph (c)), including, without limitation, in a fiduciary capacity, by an Exempt Person or by any other such officer, director or employee of an Exempt Person.

Notwithstanding anything herein to the contrary, to the extent not within the foregoing provisions of this Section 1(c), a Person shall be deemed the “Beneficial Owner” of and shall be deemed to “beneficially own” or have “beneficial ownership” of, securities and any other interest in Company Stock which such Person would be deemed to constructively own or which otherwise would be aggregated with Company Stock owned by such Person pursuant to Section 382 of the Code and the Treasury Regulations thereunder.

(d) “Board of Directors” shall collectively mean the Company’s Board of Directors or any committee of members of the Board of Directors, which committee is authorized by the Board of Directors (or the Certificate of Incorporation or bylaws of the Company) to take action in connection with this Plan.

(e) “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the states of New York or New Jersey are authorized or obligated by law or executive order to close.

(f) “Certificate of Incorporation” shall mean the Company’s Restated Certificate of Incorporation, as amended from time to time.

(g) “Close of Business” on any given date shall mean 5:00 P.M., Eastern Standard Time, on such date; provided, however, that if such date is not a Business Day it shall mean 5:00 P.M., Eastern Standard Time, on the next succeeding Business Day.

(h) “Company” has the meaning given it in the first paragraph of this Plan.

(i) “Company Stock” shall mean: (i) shares of Company Common Stock, (ii) shares of preferred stock of the Company (other than preferred stock described in Section 1504(a)(4) of the Code), (iii) warrants, rights, or options (including options within the meaning of Treasury Regulation § 1.382-2T(h)(4)(v)) to purchase stock of the Company, and (iv) any interest that would be treated as “stock” of the Company for purposes of Section 382 of the Code or pursuant to Treasury Regulation § 1.382-2T(f)(18).

(j) “Exempt Transaction” shall mean (i) the transactions contemplated by the rights offering approved by the Board of Directors as of the date hereof, pursuant to which the holders of Class A Common Stock and Class B Common Stock will be offered subscription rights to purchase shares of Class A Common Stock, including the purchase of such shares of Class A Common Stock upon exercise of such subscription rights; and (ii) any other transaction or transactions that the Board of Directors determines, in its sole discretion, is exempt, including, without limitation, pursuant to Section 31.

(k) “NOLs” shall mean the Company’s net operating loss carryforwards.

(l) “Person” shall mean any individual, partnership, firm, limited liability company, corporation, association, trust, unincorporated organization or other entity, any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act as in effect on the date hereof, as well as any group of persons making a “coordinated acquisition” of shares or otherwise treated as an entity within the meaning of Section 1.382-3(a)(1) of the Treasury Regulations and includes any successor (by merger or otherwise) of such individual or entity.

(m) “Preferred Stock” shall mean (1) the Series A Junior Participating Preferred Stock, par value $0.01 per share (the “Series A Preferred”), of the Company having the voting powers, designation, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions described in the Certificate of Incorporation, including the Series A Certificate of Designation in substantially the form set forth as Exhibit D hereto and as amended or restated from time to time and (2) the Series B Junior Participating Preferred Stock, par value $0.01 per share (the “Series B Preferred”), of the Company having the voting powers, designation, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions described in the Certificate of Incorporation, including the Series B Certificate of Designation in substantially the form set forth as Exhibit E hereto and as amended or restated from time to time.

(n) “Stock Acquisition Date” shall mean (1) the first date of public announcement (including, without limitation, the filing of any report, or any amendment to any report, pursuant to Section 13(d) of the Exchange Act (or any comparable or successor report)) by the Company or an Acquiring Person that an Acquiring Person has become such, provided, however, that if such Person is determined not to have become an Acquiring Person pursuant to Section 1(a) hereof, then no Stock Acquisition Date shall be deemed to have occurred, or (2) such earlier date as the Board of Directors shall determine that a Person has become an Acquiring Person.

(o) “Subsidiary” shall mean, with reference to any Person, any other Person of which an amount of voting securities or equity interests sufficient to elect at least a majority of the directors or equivalent governing body of such other Person is beneficially owned, directly or indirectly, by such Person, or any other Person otherwise controlled by such first-mentioned Person.

(p) “Tax Benefits” shall mean the net operating loss carry-overs, capital loss carry-overs, general business credit carry-overs, alternative minimum tax credit carry-overs and foreign tax credit carry-overs, as well as any “net unrealized built-in loss” within the meaning of Section 382, of the Company or any direct or indirect Subsidiary thereof.

(q) “Treasury Regulations” shall mean the regulations, including temporary regulations or any successor regulations, promulgated under the Code, as amended from time to time.

In addition, the following terms are defined in the Sections indicated below:

Defined Term	Section Number
Adjustment Shares	11(a)(ii)
Class A Common Stock	Whereas clause
Class A Right	Whereas clause
Class A Rights Certificates	3(a)
Class B Common Stock	Whereas clause
Class B Right	Whereas clause
Class B Rights Certificates	3(a)
common stock equivalents	11(a)(iii)
Company	Preamble
Company Common Stock	Whereas clause
current market price	11(d)
Current Value	11(a)(iii)
Distribution Date	3(a)
Equivalent Preferred Stock	11(b)
Exchange Act	1(b)
Exchange Act Regulations	1(c)
Exchange Ratio	24(a)
Exempt Person	1(a)
Exemption Request	31
Existing Holder	1(a)(i)(F)
Expiration Date	7(a)
Final Expiration Date	7(a)
Original Rights	1(c)
Plan	Preamble
Purchase Price	7(b) or 11(a)(ii), as applicable
Record Date	Whereas clause
Redemption Price	23(a)
Registration Date	9(c)
Registration Statement	9(c)
Requesting Person	31
Right	Whereas clause
Rights Agent	Preamble
Rights Certificates	3(a)
Rights Dividend Declaration Date	Whereas clause
Section 11(a)(ii) Event	11(a)(ii)
Section 11(a)(iii) Trigger Date	11(a)(iii)
Securities Act	9(c)
Series A Preferred	1(m)
Series B Preferred	1(m)
Spread	11(a)(iii)
Substitution Period	11(a)(iii)
Summary of Rights	3(b)
Trading Day	11(d)(i)
Unit	7(b)

Section 2. Appointment of Rights Agent. The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the express terms and conditions hereof (and no implied terms or conditions), and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such co-rights agents as it may deem necessary or desirable. The Rights Agent shall have no duty to supervise, and in no event shall be liable for, the acts or omissions of any such co-rights agent.

Section 3. Issuance of Rights Certificates.

(a) Until the earlier of (i) the Close of Business on the tenth Business Day after the Stock Acquisition Date (or, if the tenth Business Day after the Stock Acquisition Date occurs before the Record Date, the Close of Business on the Record Date), and (ii) the Close of Business on the tenth Business Day (or such later date as may be determined by action of the Board of Directors) after the date that a tender or exchange offer by any Person (other than an Exempt Person) is first published or sent or given within the meaning of Rule 14d-4(a) of the Exchange Act Regulations or any successor rule, if upon consummation thereof such Person would be an Acquiring Person (including, in the case of both clause (i) and (ii), any such date which is after the date of this Plan and prior to the issuance of the Rights) (the earlier of (i) and (ii) above being the “Distribution Date”):

(x) the Rights will be evidenced (subject to the provisions of paragraph (b) of this Section 3) by the certificates for shares of Company Common Stock registered in the names of the holders of shares of Company Common Stock as of and subsequent to the Record Date (which certificates for shares of Company Common Stock shall be deemed also to be certificates for Rights) and not by separate certificates,

(y) the registered holders of shares of Company Common Stock shall also be the registered holders of the Rights issued with respect thereto, and

(z) the Rights will be transferable by, and only in connection with, the transfer of the underlying shares of Company Common Stock including a transfer to the Company;

provided, however, that if a tender or exchange offer is terminated prior to the occurrence of a Distribution Date, then no Distribution Date shall occur as a result of such tender or exchange offer. As soon as practicable after the Distribution Date, the Company will prepare and execute, the Rights Agent will countersign, and the Company will send or cause to be sent (and the Rights Agent will, if requested and provided with all necessary information, send) by first-class, insured, postage prepaid mail, (i) to each record holder of shares of Class A Common Stock as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company or the transfer agent or registrar for the Company Common Stock, one or more Class A rights certificates, in substantially the form of Exhibit A hereto (the “Class A Rights Certificates”), evidencing one Class A Right for each share of Class A Common Stock so held, subject to adjustment as provided herein, and (ii) to each record holder of shares of Class B Common Stock as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company or the transfer agent or registrar for the Company Common Stock, one or more Class B rights certificates, in substantially the form of Exhibit B hereto (the “Class B Rights Certificates” and together with the Class A Rights Certificates, the “Rights Certificates”), evidencing one Class B Right for each share of Class B Common Stock so held, subject to adjustment as provided herein.

The Company shall promptly notify the Rights Agent in writing upon the occurrence of the Distribution Date and, if such notification is given orally, the Company shall confirm same in writing on or prior to the Business Day next following. Until such notice is received by the Rights Agent, the Rights Agent may presume conclusively for all purposes that the Distribution Date has not occurred.

In the event that an adjustment in the number of Rights per share of Company Common Stock has been made pursuant to Section 11(o) hereof, at the time of distribution of the Rights Certificates, the Company may make the necessary and appropriate rounding adjustments (in accordance with Section 14(a) hereof) so that Rights Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights. As of and after the Distribution Date, the Rights will be evidenced solely by such Rights Certificates.

(b) As promptly as practicable following the Record Date, the Company will mail or otherwise make available a copy of a Summary of Rights to Purchase Preferred Stock, in substantially the form attached hereto as

Exhibit C (the “Summary of Rights”), to each record holder of shares of Company Common Stock as of the Close of Business on the Record Date. With respect to certificates for Company Common Stock outstanding as of the Record Date or issued subsequent to the Record Date but prior to the earlier of the Distribution Date and the Expiration Date, until the Distribution Date the Rights will be evidenced by such certificates registered in the names of the holders thereof. Until the Distribution Date (or, if earlier, the Expiration Date), the surrender for transfer of any such certificate for Company Common Stock outstanding as of the Record Date shall also constitute the transfer of the Rights associated with the Company Common Stock represented thereby.

(c) Rights shall, without any further action, be issued in respect of all shares of Company Common Stock which are issued (including any shares of Company Common Stock held in treasury) after the Record Date but prior to the earlier of the Distribution Date and the Expiration Date. In addition, Rights shall be issued with respect to all shares of Company Common Stock described in the second sentence of Section 22 hereof, subject to the provisions thereof. Certificates representing such shares of Company Common Stock issued after the Record Date shall bear a legend in substantially the following form:

This certificate also evidences and entitles the holder hereof to certain Rights as set forth in the Tax Benefits Preservation Plan between ICO Global Communications (Holdings) Limited (the “Company”) and Mellon Investor Services LLC (the “Rights Agent”), dated as of January 29, 2010, as amended from time to time (the “Tax Benefits Plan”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the office of the Company designated for such purpose. Under certain circumstances, as set forth in the Tax Benefits Plan, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. The Company will mail to the holder of this certificate a copy of the Tax Benefits Plan, as in effect on the date of mailing, without charge promptly after receipt of a written request therefor. UNDER CERTAIN CIRCUMSTANC7ES SET FORTH IN THE TAX BENEFITS PLAN, RIGHTS ISSUED TO, OR HELD BY, ANY PERSON WHO IS, WAS OR BECOMES AN ACQUIRING PERSON OR ANY AFFILIATE OR ASSOCIATE THEREOF (AS SUCH TERMS ARE DEFINED IN THE TAX BENEFITS PLAN), WHETHER CURRENTLY HELD BY OR ON BEHALF OF SUCH PERSON OR BY ANY SUBSEQUENT HOLDER, MAY BECOME NULL AND VOID.

With respect to certificates representing shares of Company Common Stock that bear the foregoing legend, until the earlier of the Distribution Date and the Expiration Date, the Rights associated with the shares of Company Common Stock represented by such certificates shall be evidenced by such certificates alone and registered holders of the shares of Company Common Stock shall also be the registered holders of the associated Rights, and the transfer of any of such certificates shall also constitute the transfer of the Rights associated with the shares of Company Common Stock represented by such certificates.

(d) In the event that the Company purchases or acquires any shares of Company Common Stock after the Record Date but prior to the Distribution Date, any Rights associated with such shares of Company Common Stock shall be deemed canceled and returned so that the Company shall not be entitled to exercise any Rights associated with the shares of Company Common Stock that are no longer outstanding.

(e) Notwithstanding anything to the contrary contained herein, shares of Company Common Stock and Rights (and any securities issuable on their exercise) may be issued and transferred by book-entry and not represented by physical certificates. Where shares of Company Common Stock and Rights (and any securities issuable on their exercise) are held in uncertificated form, the Company and the Rights Agent shall cooperate in all respects to give effect to the intent of the provisions contained herein. Without limiting the foregoing, with respect to Company Common Stock evidenced solely by book-entry (and not represented by physical certificates), (i) until the Distribution Date, the Rights associated therewith will be evidenced by the balances indicated in the book-entry account system of the transfer agent for the Company Common Stock and not by separate Rights Certificates, (ii) until the earlier of the Distribution Date or the Expiration Date, the transfer of shares of Company Common Stock evidenced solely by book-entry shall also constitute the transfer of Rights associated with such shares of Company Common Stock, and (iii) confirmation and account statements sent to holders of Company Common Stock evidenced solely by book-entry issued after the Record Date shall bear a statement in substantially the form of the legend set forth in subsection (c) of this Section 3.

Section 4. Form of Rights Certificates.

(a) The Class A Rights Certificates and Class B Rights Certificates (and the forms of election to purchase and of assignment and the certificates to be printed on the reverse thereof) shall each be substantially in the respective forms set forth in Exhibit A and Exhibit B hereto, and may have such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate (but which do not affect the rights, duties, liabilities or responsibilities of the Rights Agent) and as are not inconsistent with the provisions of this Plan, or as may be required to comply with any applicable law or any rule or regulation thereunder or with any rule or regulation of any stock exchange or automated quotation system on which the Rights may from time to time be listed or to conform to usage. Subject to the provisions of Section 11 and Section 22 hereof, the Rights Certificates, whenever distributed, shall be dated as of the Record Date (or in the case of Rights issued with respect to Company Common Stock issued by the Company after the Record Date, as of the date of issuance of such Company Common Stock) and on their face shall entitle the holders thereof to purchase such number of Units of Series A Preferred or Series B Preferred, as applicable, as shall be set forth therein at the price set forth therein, provided, however, that the amount and type of securities, cash or other assets that may be acquired upon the exercise of each Right and the Purchase Price thereof shall be subject to adjustment as provided herein.

(b) Any Rights Certificate that represents Rights which are null and void pursuant to Section 7(e) of this Plan and any Rights Certificate issued pursuant to Section 6 or Section 11 hereof upon transfer, exchange, replacement or adjustment of any other Rights Certificate referred to in this sentence, shall contain (provided that the Company has notified the Rights Agent in writing that this Section 4(b) applies and to the extent feasible) a legend in substantially the following form:

THE RIGHTS REPRESENTED BY THIS RIGHTS CERTIFICATE ARE OR WERE BENEFICIALLY OWNED BY A PERSON WHO WAS OR BECAME AN ACQUIRING PERSON OR AN AFFILIATE OR ASSOCIATE OF AN ACQUIRING PERSON (AS SUCH TERMS ARE DEFINED IN THE TAX BENEFITS PLAN). ACCORDINGLY, THIS RIGHTS CERTIFICATE AND THE RIGHTS REPRESENTED HEREBY ARE NULL AND VOID.

The provisions of Section 7(e) hereof shall be operative whether or not the foregoing legend is contained on any such Right Certificate.

Section 5. Countersignature and Registration.

(a) Any Rights Certificates shall be executed on behalf of the Company by its Chief Executive Officer or one of its Vice Presidents and shall be attested by its Secretary, Treasurer or one of its Assistant Secretaries and shall have affixed thereto the Company’s seal (if any) or a facsimile thereof. The signature of any of these officers on the Rights Certificates may be manual or facsimile. Rights Certificates bearing the manual or facsimile signatures of the individuals who were at any time the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the countersignature of such Rights Certificates or did not hold such offices at the date of such Rights Certificates. No Rights Certificate shall be entitled to any benefit under this Plan or be valid for any purpose unless there appears on such Rights Certificate a countersignature duly executed by the Rights Agent by manual or facsimile signature of an authorized signatory, and such countersignature upon any Rights Certificate shall be conclusive evidence, and the only evidence, that such Rights Certificate has been duly countersigned as required hereunder.

(b) Following the Distribution Date, receipt by the Rights Agent of notice to that effect and all other relevant information referred to in Section 3(a), the Rights Agent will keep or cause to be kept, at its office designated for surrender of Rights Certificates upon exercise or transfer, books for registration and transfer of the Rights Certificates issued hereunder. Such books shall show the name and address of each holder of the Rights Certificates, the number of Rights evidenced on its face by each Rights Certificate and the date of each Rights Certificate.

Section 6. Transfer, Split Up, Combination and Exchange of Rights Certificates; Mutilated, Destroyed, Lost or Stolen Rights Certificates.

(a) Subject to the provisions of Sections 4, 7(e) and 14 hereof, at any time after the Close of Business on the Distribution Date, and at or prior to the Close of Business on the Expiration Date, any Rights Certificate or Certificates may be transferred, split up, combined or exchanged for another Rights Certificate or Certificates, entitling the registered holder to purchase a like number of Units of the applicable series of Preferred Stock (or, following a Section 11(a)(ii) Event, other securities, cash or other assets, as the case may be) as the Rights Certificate or Certificates surrendered then entitled such holder (or former holder, in the case of a transfer) to purchase. Any registered holder desiring to transfer, split up, combine or exchange any Rights Certificate or Certificates shall make such request in writing delivered to the Rights Agent, and shall surrender the Rights Certificate or Certificates to be transferred, split up, combined or exchanged at the office of the Rights Agent designated for such purpose. The Rights Certificates are transferable only on the registry books of the Rights Agent. Neither the Rights Agent nor the Company shall be obligated to take any action whatsoever with respect to the transfer of any such surrendered Rights Certificate until the registered holder shall have (i) properly completed and duly executed the certificate set forth in the form of assignment on the reverse side of such Rights Certificate, (ii) provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) of the Rights represented by such Rights Certificate or Affiliates or Associates thereof as the Company or the Rights Agent shall reasonably request, and (iii) paid a sum sufficient to cover any tax or charge that may be imposed in connection with any transfer, split up, combination or exchange of Right Certificates as required by Section 9(e) hereof. Thereupon the Rights Agent shall, subject to the provisions of Section 4, Section 7(e), Section 14 and Section 24 hereof, manually or by facsimile, countersign and deliver to the Person entitled thereto a Rights Certificate or Rights Certificates, as the case may be, as so requested. The Rights Agent shall forward any such sum collected by it to the Company or to such Persons as the Company shall specify by written notice. The Rights Agent shall have no duty or obligation under any Section of this Plan which requires the payment of taxes or charges unless and until it is satisfied that all such taxes and/or charges have been paid.

(b) Subject to Section 7(e) hereof, if a Rights Certificate shall be mutilated, lost, stolen or destroyed, upon request by the registered holder of the Rights represented thereby and upon payment to the Company and the Rights Agent of all reasonable expenses incidental thereto, and upon surrender to the Rights Agent and cancellation of the mutilated Rights Certificate, or in substitution for the lost, stolen or destroyed Rights Certificate, the Company will make and deliver a new Rights Certificate in substantially the form of the prior Rights Certificate, of like tenor and representing the equivalent number of Rights, to the Rights Agent for countersignature and delivery to the registered holder in lieu of the Rights Certificate so lost, stolen, destroyed or mutilated, but in the case of loss, theft or destruction, only upon receipt of evidence satisfactory to the Company and the Rights Agent of such loss, theft or destruction of such Rights Certificate and, if requested by the Company or the Rights Agent, indemnity also satisfactory to it.

Section 7. Exercise of Rights; Purchase Price; Expiration Date of Rights.

(a) Prior to the earlier of (i) the Close of Business on the tenth (10th) anniversary hereof (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof or exchanged as provided in Section 24 hereof, and (iii) the repeal of Section 382 of the Code or any successor statute if the Board of Directors determines that this Plan is no longer necessary for the preservation of Tax Benefits, at which time the Rights are deemed terminated (the earlier of (i), (ii), and (iii) being the “Expiration Date”), the registered holder of any Rights Certificate may, subject to the other provisions hereof, including without limitation Sections 7(e), 7(f), 9(c), 11(a) and 23 hereof, exercise the Rights evidenced thereby, in whole or in part, at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof properly completed and duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price for the number and series of Units of Preferred Stock (or, following a Section 11(a)(ii) Event, other securities, cash or other assets, as the case may be) for which such surrendered Rights are then exercisable, and an amount equal to any tax or charge required to be paid under Section 9(e) hereof, by certified check, cashier’s check, bank draft or money order payable to the order of the Company. Except for those provisions herein which expressly survive the termination of this Plan, this Plan shall terminate at such time as the Rights are no longer exercisable hereunder. If the Expiration Date occurs as a result of (iii) above, the Company shall give the Rights Agent written notice of the Expiration Date, and the Rights Agent shall not be deemed to have knowledge of the Expiration Date unless and until it has received such written notice.

(b) The purchase price for each one one-thousandth of a share (each such one one-thousandth of a share being a “Unit”) of Preferred Stock upon exercise of Rights shall be $12.40, subject to adjustment from time to time as provided in Section 11 hereof (such purchase price, as so adjusted, being the “Purchase Price”), and shall be payable in lawful money of the United States of America in accordance with paragraph (c) below.

(c) Upon receipt of a Rights Certificate representing exercisable Rights, with the form of election to purchase and the certificate properly completed and duly executed, accompanied by payment, with respect to each Right so exercised, of the Purchase Price for the Units of Preferred Stock (or, following a Section 11(a)(ii) Event, other securities, cash or other assets, as the case may be) to be purchased thereby as set forth below and an amount equal to any applicable tax or charge required to be paid under Section 9(e) hereof, by certified check, cashier’s check, bank draft or money order payable to the order of the Company, or evidence satisfactory to the Company and the Rights Agent of payment of such tax or charge, the Rights Agent shall, subject to Section 20(k) hereof, thereupon promptly:

(i)(A) requisition from any transfer agent of the Preferred Stock (or make available, if the Rights Agent is the transfer agent for the Preferred Stock) a certificate or certificates for the number of Units of the applicable series of Preferred Stock to be purchased, and the Company hereby irrevocably authorizes each such transfer agent to comply with all such requests, or (B) if the Company shall have elected to deposit the total number of Units of Preferred Stock issuable upon exercise of the Rights hereunder with a depositary agent, requisition from the depositary agent depositary receipts representing interests in such number of Units of the applicable series of Preferred Stock as are to be purchased (in which case certificates for the Units of Preferred Stock represented by such receipts shall be deposited by the transfer agent with the depositary agent) and the Company hereby directs each such depositary agent to comply with such request,

(ii) after receipt of such certificates or depositary receipts, cause the same to be delivered to or, upon the order of the registered holder of such Rights Certificate, registered in such name or names as may be designated by such holder,

(iii) when necessary to comply with this Plan requisition from the Company the amount of cash to be paid in lieu of fractional shares in accordance with Section 14 hereof, and

(iv) when necessary to comply with this Plan, after receipt thereof, deliver such cash to or upon the order of the registered holder of such Rights Certificate.

In the event that the Company is obligated to issue Company Common Stock or other securities of the Company, pay cash and/or distribute other property pursuant to Section 11(a) hereof, the Company will make all arrangements necessary so that such Company Common Stock, other securities, cash and/or other property are available for distribution by the Rights Agent, if and when necessary to comply with this Plan. The payment of the Purchase Price (as such amount may be reduced pursuant to Section 11(a)(iii) hereof) shall be made in cash or by certified or bank check or money order payable to the order of the Company.

(d) In case the registered holder of any Rights Certificate shall exercise less than all the Rights evidenced thereby, a new Rights Certificate evidencing the Rights remaining unexercised shall be issued by the

Rights Agent and delivered to, or upon the order of, the registered holder of such Rights Certificate, registered in such name or names as may be designated by such holder, subject to the provisions of Sections 6 and 14 hereof.

(e) Notwithstanding anything in this Plan to the contrary, from and after the first occurrence of any Section 11(a)(ii) Event, any Rights beneficially owned by:

(i) an Acquiring Person or an Associate or Affiliate of an Acquiring Person,

(ii) a transferee of an Acquiring Person (or of any such Associate or Affiliate) which becomes a transferee after the Acquiring Person becomes such, or

(iii) a transferee of an Acquiring Person (or of any such Associate or Affiliate) which becomes a transferee prior to or concurrently with the Acquiring Person becoming such and which receives such Rights pursuant to either (A) a transfer (whether or not for consideration) from the Acquiring Person (or any such Associate or Affiliate) to holders of equity interests in such Acquiring Person (or any such Associate or Affiliate) or to any Person with whom the Acquiring Person (or such Associate or Affiliate) has any continuing agreement, arrangement or understanding regarding the transferred Rights, Company Stock or the Company or (B) a transfer which the Board of Directors has determined to be part of a plan, arrangement or understanding which has as a primary purpose or effect the avoidance of this Section 7(e), shall be null and void without any further action, and no holder of such Rights shall have any rights whatsoever with respect to such Rights, whether under any provision of this Plan or otherwise. The Company shall use all reasonable efforts to ensure that the provisions of this Section 7(e) and Section 4(b) hereof are complied with, but neither the Company nor the Rights Agent shall have any liability to any holder of Rights or any other Person as a result of the Company’s failure to make or delay in making any determinations with respect to an Acquiring Person or its Affiliates or Associates or any transferee or any of them hereunder.

(f) Notwithstanding anything in this Plan or any Rights Certificate to the contrary, neither the Rights Agent nor the Company shall be obligated to undertake any action with respect to a registered holder of Rights or any other securities upon the occurrence of any purported exercise by such registered holder unless such registered holder shall have (i) properly completed and duly executed the certificate following the form of election to purchase set forth on the reverse side of the Rights Certificate surrendered for such exercise, (ii) not indicated an affirmative response to clause 1 or 2 thereof, and (iii) provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) of the Rights represented by such Rights Certificate or Affiliates or Associates thereof as the Company or the Rights Agent shall reasonably request.

Section 8. Cancellation and Destruction of Rights Certificates. All Rights Certificates surrendered for the purpose of exercise, transfer, split up, combination or exchange shall, if surrendered to the Company or any of its agents, be delivered to the Rights Agent for cancellation or in cancelled form, or, if surrendered to the Rights Agent, shall be cancelled by it, and no Rights Certificates shall be issued in lieu thereof except as expressly permitted by this Plan. The Company shall deliver to the Rights Agent for cancellation and retirement, and the Rights Agent shall so cancel and retire, any Rights Certificates acquired by the Company otherwise than upon the exercise thereof. The Rights Agent shall deliver all cancelled Rights Certificates to the Company, or shall, at the written request of the Company, destroy such cancelled Rights Certificates, and in such case shall deliver a certificate of destruction thereof to the Company.

Section 9. Reservation and Availability of Capital Stock.

(a) The Company shall, at all times prior to the occurrence of a Section 11(a)(ii) Event, cause to be reserved and kept available, out of its authorized and unissued shares of preferred stock or its authorized and issued shares of preferred stock held in its treasury, and, after the occurrence of a Section 11(a)(ii) Event, to the extent reasonably practical, cause to be reserved and kept available, out of its authorized but unissued shares of preferred stock, Company Common Stock and/or other securities or its authorized and issued shares held in its treasury, the number of shares of Series A Preferred and Series B Preferred (and, following the occurrence of a Section 11(a)(ii) Event, Company Common Stock and/or other securities) that, as provided in this Plan, will be sufficient to permit the exercise in full of all outstanding Rights. Upon the occurrence of any events resulting in an increase in the aggregate number of shares of Preferred Stock (or other equity securities of the Company) issuable upon exercise of all outstanding Rights above the number then reserved, the Company shall make appropriate increases in the number of shares so reserved to the extent reasonably practicable.

(b) If the shares of Preferred Stock (and, following the occurrence of a Section 11(a)(ii) Event, Company Common Stock and/or other securities) to be issued and delivered upon the exercise of the Class A Rights may be listed on any national securities exchange or automated quotation system, the Company shall use reasonable efforts (as determined by the Board of Directors) to cause, from and after the time that the Class A Rights become exercisable, all securities reserved for such issuance to be listed on such exchange or quotation system upon official notice of issuance upon such exercise. If the shares of Preferred Stock (and, following the occurrence of a Section 11(a)(ii) Event, Company Common Stock and/or other securities) to be issued and delivered upon the exercise of the Class B Rights may be listed on any national securities exchange or automated quotation system, the Company also may elect to endeavor to cause any of such securities to be listed on any exchange or quotation system if the Board of Directors so determines, in its sole discretion.

(c) If the Company determines that registration under the Securities Act of 1933, as amended (the “Securities Act”) or qualification under any state securities or “blue sky” laws is required, then the Company shall use reasonable efforts (as determined by the Board of Directors):

(i) as soon as practicable following the earliest date after (x) the occurrence of a Section 11(a)(ii) Event and a determination by the Company of the consideration to be delivered by the Company upon exercise of the Rights (including in accordance with Section 11(a)(iii) hereof) or (y) if so required by law, the Distribution Date (such date being the “Registration Date”), to file a registration statement on an appropriate form under the Securities Act, with respect to the securities that may be acquired upon exercise of the Rights (the “Registration Statement”),

(ii) to cause the Registration Statement to become effective as soon as practicable after such filing,

(iii) to cause the Registration Statement to continue to be effective (and to include a prospectus complying with the requirements of the Securities Act) until the earlier of (A) the date as of which the Rights are no longer exercisable for the securities covered by the Registration Statement, and (B) the Expiration Date, and

(iv) to take as soon as practicable following the Registration Date such action as may be required to ensure that any acquisition of securities upon exercise of the Rights complies with any applicable state securities or “blue sky” laws.

The Company may temporarily suspend the exercisability of the Rights in order to prepare and file such registration statement and permit it to become effective. Upon any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended, as well as a public announcement at such time as the suspension is no longer in effect. The Company shall notify the Rights Agent whenever it makes a public announcement pursuant to this Section 9(c) and give the Rights Agent a copy of such announcement. Notwithstanding any provision of this Plan to the contrary, the Rights shall not be exercisable in any jurisdiction if the requisite qualification in such jurisdiction shall not have been obtained, the exercise thereof shall not be permitted under applicable law or a requisite registration statement shall not have been declared effective.

(d) The Company shall take all such action as may be necessary to ensure that all shares of Preferred Stock (and, following the occurrence of a Section 11(a)(ii) Event, any other securities that may be delivered upon exercise of Rights) shall be, at the time of delivery of the certificates or depositary receipts for such securities (subject to payment of the Purchase Price and compliance with all other provisions of this Plan), duly and validly authorized and issued and fully paid and nonassessable.

(e) The Company shall pay when due and payable any and all taxes and charges which may be payable in respect of the issuance or delivery of the Rights Certificates or of any Preferred Stock (or any other securities or assets, as the case may be) upon the exercise of Rights; provided, however, the Company shall not be required to pay any such tax or charge imposed in connection with the issuance or delivery of Units of Preferred Stock, or any certificates or depositary receipts for such Units of Preferred Stock (or, following the occurrence of a Section 11(a)(ii) Event, any other securities, cash or assets, as the case may be) to any Person other than the registered holder of the Rights Certificates evidencing the Rights surrendered for exercise. The Company shall not be required to issue or deliver any certificates or depositary receipts for Units of Preferred Stock (or, following the occurrence of a Section 11(a)(ii) Event, any other securities, cash or assets, as the case may be) to, or in a name other than that of, the registered holder upon the exercise of any Rights until any such tax or charge shall have been paid (any such tax or charge being payable by the holder of such Rights Certificate at the time of surrender) or until it has been established to the Company’s or the Rights Agent’s satisfaction that no such tax or charge is due.

Section 10. Preferred Stock Record Date. Each Person in whose name any certificate or depositary receipt for Units of Preferred Stock (or other securities, as the case may be) is issued upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of the Units of Preferred Stock (or other securities) represented thereby on, and such certificate shall be dated, the date upon which the Rights Certificate evidencing such Rights was duly surrendered and payment of the Purchase Price (and any applicable taxes or charges) was made; provided, however, that if the date of such surrender and payment is a date upon which the Preferred Stock (or other securities, as the case may be) transfer books of the Company are closed, such Person shall be deemed to have become the record holder of such securities on, and such certificate shall be dated, the next succeeding Business Day on which the Preferred Stock (or other securities) transfer books of the Company are open; further provided, however, that if delivery of Units of Preferred Stock (or other securities, as the case may be) is delayed pursuant to Section 9(c) hereof, such Persons shall be deemed to have become the record holders of such Units of Preferred Stock (or other securities) only when such Units (or other securities) first become deliverable. Prior to the exercise of the Rights evidenced thereby, the holder of a Rights Certificate shall not be entitled to any rights of a stockholder of the Company with respect to securities for which the Rights shall be exercisable, including, without limitation, the right to vote, to receive dividends or other distributions or to exercise any preemptive rights, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided herein.

Section 11. Adjustment of Purchase Price, Number and Kind of Shares or Number of Rights. The Purchase Price, the number and kind of securities purchasable upon exercise of each Right and the number of Rights outstanding are subject to adjustment from time to time as provided in this Section 11.

(a)(i) In the event the Company shall at any time after the date of this Plan (A) declare a dividend on the Series A Preferred or Series B Preferred, payable in shares of Series A Preferred or Series B Preferred, respectively, (B) subdivide the outstanding Series A Preferred or Series B Preferred, (C) combine the outstanding Series A Preferred or Series B Preferred into a smaller number of shares, or (D) issue any shares of its capital stock in a reclassification of the Series A Preferred or Series B Preferred (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), except as otherwise provided for herein, including this Section 11(a), the Purchase Price for the Series A Preferred and/or Series B Preferred, as applicable, in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification, and the number of shares of the applicable series of Preferred Stock or other capital stock, as the case may be, issuable on such date upon exercise of the Rights, shall be proportionately adjusted so that the holder of any Right exercised after such time shall be entitled to receive, upon payment of the applicable Purchase Price then in effect, the aggregate number of shares of the applicable series of Preferred Stock or other capital stock, as the case may be, which, if such Right had been exercised immediately prior to such date and at a time when the transfer books of the Company were still open, such holder would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification. If an event occurs which would require an adjustment under both this Section 11(a)(i) and Section 11(a)(ii) hereof, the adjustment provided for in this Section 11(a)(i) shall be in addition to, and shall be made prior to, any adjustment required pursuant to Section 11(a)(ii) hereof.

(ii) In the event any Person, alone or together with its Affiliates and Associates, shall become an Acquiring Person, then, immediately upon the occurrence of such event (a “Section 11(a)(ii) Event”), each holder of a Right (except as otherwise provided herein, including Section 7(e) hereof) shall thereafter have the right to receive, upon exercise of such Right at the then-current Purchase Price in accordance with the terms of this Plan, in lieu of the number of Units of Series A Preferred or Series B Preferred for which a Right was exercisable immediately prior to the first occurrence of a Section 11(a)(ii) Event (whether or not such Right was then exercisable), such number of Units of Series A Preferred or Series B Preferred, as applicable, as shall equal the result obtained by:

(A) multiplying the then-current Purchase Price by the number of Units of Series A Preferred or Series B Preferred, as applicable, for which a Right was exercisable immediately prior to the first occurrence of a Section 11(a)(ii) Event (whether or not such Right was then exercisable) (such product thereafter being, for all purposes of this Plan, the “Purchase Price”), and

(B) dividing that product by 50% of the current market price (determined pursuant to Section 11(d) hereof) per Unit of Series A Preferred or Series B Preferred, as applicable, on the date of such first occurrence

(such Units of Series A Preferred or Series B Preferred, as applicable, being the “Adjustment Shares”); provided, however, that the Purchase Price and the number of Units of Series A Preferred or Series B Preferred, as applicable, so receivable upon exercise of a Right shall, following the Section 11(a)(ii) Event, be subject to further adjustment as appropriate in accordance with this Section 11.

(iii) The Company, by the vote of the Board of Directors, may at its option substitute for a Unit of Series A Preferred or Series B Preferred, as applicable, issuable upon the exercise of Rights in accordance with the foregoing subparagraph (ii), shares of the applicable class of Company Common Stock or fractions thereof having a current market price (as determined by Section 11(d) hereof) equal to the current market price of a Unit of Series A Preferred or Series B Preferred, as applicable, on the date of the Section 11(a)(ii) Event. In the event that: (x) the number of shares of Series A Preferred or Series B Preferred, as applicable (or, if the Company shall have determined to substitute shares of Company Common Stock for Units of Series A Preferred or Series B Preferred pursuant to the preceding sentence, the applicable class of Company Common Stock) which are authorized by the Certificate of Incorporation, but not outstanding or reserved for issuance for purposes other than upon exercise of the Rights, is not sufficient to permit the exercise in full of the Rights in accordance with the foregoing subparagraph (ii) of this Section 11(a) or (y) the securities issuable upon exercise of the Rights are required to be registered under the Securities Act or registered or qualified under applicable state securities laws or “blue sky” laws and the Board of Directors has determined that it is not reasonable to pursue such registration or qualification, then the Company shall, to the extent permitted by applicable law:

(A) determine the excess of (1) the value of the Adjustment Shares issuable upon the exercise of a Right (the “Current Value”) over (2) the Purchase Price (such excess being the “Spread”), and

(B) with respect to each Right (other than Rights which have become null and void pursuant to Section 7(e)), make adequate provision to substitute, in whole or in part, for such Adjustment Shares, upon exercise of a Right and payment of the applicable Purchase Price, (1) cash, (2) a reduction in the Purchase Price, (3) shares of the applicable class of Company Common Stock or other comparable equity securities of the Company (including, without limitation, shares, or units of shares, of preferred stock which, having dividend, voting and liquidation rights substantially comparable to those of the Class A Common Stock or Class B Common Stock, as the case may be, as determined by the Board in its sole discretion (such other shares being “common stock equivalents”)), (4) debt securities of the Company, (5) other assets, or (6) any combination of the foregoing, having an aggregate value which, when added to the value of the Units of Series A Preferred or Series B Preferred, as applicable, actually issued upon exercise of such Right, shall have an aggregate value equal to the Current Value (less the amount of any reduction in such Purchase Price), where such aggregate value has been determined by the Board of Directors, after receiving advice from a nationally recognized investment banking firm;

provided, however, that if the Company shall not have made adequate provision to deliver value pursuant to clause (B) above within ninety days following the date on which the Company’s right of redemption pursuant to Section 23(a) expires (such ninety day period, as it may be extended hereunder, being referred to herein as the “Substitution Period,” and such date being referred to herein as the “Section 11(a)(iii) Trigger Date”), then, subject to Section 24 hereof, the Company shall be obligated (to the extent permitted by applicable law and any material agreements then in effect to which the Company is a party) to deliver, upon the surrender for exercise of a Right and without requiring payment of the Purchase Price, either (x) to the extent permitted by law, including applicable federal and state securities law, Units of the applicable series of Preferred Stock (to the extent available) and then, if necessary, shares (or fractions of shares, at the discretion of the Board of Directors) of the applicable class of Company Common Stock (to the extent available) or (y) cash, or (z) a combination thereof, which Units of Preferred Stock, shares (or fractions of shares) of Company Common Stock and/or cash shall have an aggregate value equal to the Spread. If the Board of Directors determines that: (x) it is likely that sufficient additional shares of Preferred Stock or Company Common Stock could be authorized for issuance upon exercise in full of the Rights or (y) the securities issuable upon exercise of the Rights are required to be registered under the Securities Act or registered or qualified under applicable state securities laws or “blue sky” laws, then the Substitution Period may be extended to the extent necessary, in order that the Company may seek stockholder approval for the authorization of such additional shares or register or qualify such issuable securities, as applicable.

To the extent that the Company determines that some action need be taken pursuant to the second and/or third sentences of this Section 11(a)(iii), the Company (x) shall provide, subject to Section 7(e) hereof, that such action shall apply uniformly to all outstanding Rights and (y) may suspend the exercisability of the Rights until the expiration of the Substitution Period in order to seek any authorization of additional shares, register or qualify issuable securities to the extent appropriate and/or to decide the appropriate form of distribution to be made pursuant to such second sentence and to determine the value thereof. If any such suspension occurs, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended, as well as a public announcement at the time such suspension is no longer in effect.

For purposes of this Section 11(a)(iii), the value of a Unit of Series A Preferred or Series B Preferred or share of Company Common Stock shall be the current market price (as determined pursuant to Section 11(d) hereof) per Unit of Series A Preferred or Series B Preferred, as applicable, or share of Company Common Stock, as the case may be, on the Section 11(a)(iii) Trigger Date and the value of any common stock equivalent shall be deemed to have the same value as a Unit of Preferred Stock on such date.

(b) In case the Company shall fix a record date for the issuance of rights, options or warrants to all holders of Series A Preferred or Series B Preferred entitling them to subscribe for or purchase (for a period expiring within forty-five calendar days after, but not including, such record date) shares of Series A Preferred or Series B Preferred, as applicable (or shares having substantially the same rights, privileges and preferences as shares of Series A Preferred or Series B Preferred, as applicable (“Equivalent Preferred Stock”)) or securities convertible into Series A Preferred or Series B Preferred, as applicable, or Equivalent Preferred Stock at a price per share of Series A Preferred or Series B Preferred, as applicable, or per share of Equivalent Preferred Stock (or having a conversion price per share, if a security convertible into Series A Preferred or Series B Preferred, as applicable, or Equivalent Preferred Stock) less than the current market price (as determined pursuant to Section l1(d) hereof) per share of Series A Preferred or Series B Preferred, as applicable, on such record date, the Purchase Price to be in effect after such record date shall be determined by multiplying:

(i) the Purchase Price in effect immediately prior to such record date, by

(ii) a fraction, (A) the numerator of which shall be the sum of the number of shares of Series A Preferred or Series B Preferred, as applicable, outstanding on such record date, plus the number of shares of Series A Preferred or Series B Preferred, as applicable, which the aggregate offering price of the total number of shares of Series A Preferred or Series B Preferred, as applicable, and/or Equivalent Preferred Stock so to be offered (and/or the aggregate initial conversion price of the convertible securities so to be offered) would purchase at such current market price, and (B) the denominator of which shall be the number of shares of Series A Preferred or Series B Preferred, as applicable, outstanding on such record date, plus the number of additional shares of Series A Preferred or Series B Preferred, as applicable, and/or Equivalent Preferred Stock to be offered for subscription or purchase (or into which the convertible securities so to be offered are initially convertible).

In case such subscription price may be paid by delivery of consideration, part or all of which may be in a form other than cash, the value of such consideration shall be as determined by the Board of Directors, whose determination shall be described in a written statement filed with the Rights Agent and shall be conclusive for all purposes. Shares of Preferred Stock owned by or held for the account of the Company or any Subsidiary shall not be deemed outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed, and in the event that such rights, options or warrants are not so issued, the Purchase Price shall be adjusted to be the Purchase Price which would then be in effect if such record date had not been fixed.

(c) In case the Company shall fix a record date for a distribution to all holders of shares of Series A Preferred or Series B Preferred (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing or surviving corporation) of evidences of indebtedness, cash (other than a regular periodic cash dividend paid out of funds legally available therefore), assets (other than a dividend payable in shares of Series A Preferred or Series B Preferred, as applicable, but including any dividend payable in stock other than Series A Preferred or Series B Preferred, as applicable) or subscription rights, options or warrants (excluding those referred to in Section 11(b) hereof), the Purchase Price to be in effect after such record date shall be determined by multiplying:

(i) the Purchase Price in effect immediately prior to such record date, by

(ii) a fraction, (A) the numerator of which shall be the current market price (as determined pursuant to Section 11(d) hereof) per share of Series A Preferred or Series B Preferred, as applicable, on such record date, less the fair market value (as determined by the Board of Directors, whose determination shall be described in a written statement filed with the Rights Agent and shall be conclusive for all purposes) of the cash, assets or evidences of indebtedness so to be distributed or of such subscription rights, options or warrants distributable in respect of a share of Series A Preferred or Series B Preferred, as applicable, and (B) the denominator of which shall be such current market price per share of Series A Preferred or Series B Preferred, as applicable.

Such adjustments shall be made successively whenever such a record date is fixed, and in the event that such distribution is not so made, the Purchase Price shall be adjusted to be the Purchase Price which would have been in effect if such record date had not been fixed.

(d)(i) Except as otherwise provided herein, for the purpose of any computation hereunder, the “current market price” per share of any security on any date shall be deemed to be the average of the daily closing prices per share of such security for the thirty consecutive Trading Days immediately prior to, but not including, such date; provided, however, if prior to, but not including, the expiration of such requisite thirty Trading Day period the issuer announces either (A) a dividend or distribution on such shares payable in such shares or securities convertible into such shares (other than the Rights), or (B) any subdivision, combination or reclassification of such shares, and the ex-dividend date for such dividend or distribution or the record date for such subdivision, combination or reclassification, as the case may be, shall not have occurred prior to, but not including, the commencement of the requisite thirty Trading Day period, then, and in each such case, the “current market price” shall be properly adjusted to take into account such event. The closing price for each day shall be:

(x) the last sale price, regular way, or, in the case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such shares are listed or admitted to trading, or

(y) if such shares are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or such other system then in use, or

(z) if on any such date such shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such shares selected by the Board of Directors.

If on any such date no market maker is making a market in such shares, or if such shares are not publicly held or so listed or traded, “current market price” per share shall mean the fair value per share as determined by the Board of Directors, whose determination shall be described in a written statement filed with the Rights Agent and shall be conclusive for all purposes. The term “Trading Day” shall mean, if such shares are listed or admitted to trading on any national securities exchange, a day on which the principal national securities exchange on which such shares are listed or admitted to trading is open for the transaction of business or, if such shares are not so listed or admitted, a Business Day.

(ii) For the purpose of any computation hereunder, the “current market price” per share of any series of Preferred Stock shall be determined in the same manner as set forth in clause (i) of this Section 11(d) (other than the penultimate sentence thereof). If the current market price per share of such series of Preferred Stock cannot be determined in the manner provided above or if such series of Preferred Stock is not publicly held or listed or traded in a manner described in clause (i) of this Section 11(d), the “current market price” per share of such series of Preferred Stock shall be conclusively deemed to be an amount equal to (A) 1,000 (as such amount may be appropriately adjusted for such events as stock splits, stock dividends and recapitalizations with respect to Company Common Stock occurring after the date of this Plan) multiplied by (B) the current market price per share of Class A Common Stock. If neither the Class A Common Stock nor such series of Preferred Stock is publicly held or so listed or traded, “current market price” per share of such series of Preferred Stock shall mean the fair value per share as determined by the Board of Directors, whose determination shall be described in a written statement filed with the Rights Agent and shall be conclusive for all purposes. For all purposes of this Plan, the “current market price” of a Unit of Series A Preferred or Series B Preferred shall be equal to (A) the current market price of one share of such series of Preferred Stock, divided by (B) 1,000.

(e) Anything herein to the contrary notwithstanding, no adjustment in the Purchase Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Purchase Price; provided, however, that any adjustments which by reason of this Section 11(e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 11 shall be made to the nearest cent or to the nearest one one-thousandth of a share of Company Common Stock or other share or one one-millionth of a share of Preferred Stock, as the case may be. Notwithstanding the first sentence of this Section 11(e), any adjustment required by this Section 11 shall be made no later than the earlier of (i) three years from the date of the transaction which mandates such adjustment and (ii) the Expiration Date.

(f) If, as a result of an adjustment made pursuant to Section 11(a)(ii) hereof, the holder of any Right thereafter exercised shall become entitled to receive any shares of capital stock other than the applicable series of Preferred Stock, thereafter the number of such other shares so receivable upon exercise of any Right and the applicable Purchase Price thereof shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the applicable series of Preferred Stock contained in Sections 11(a), (b), (c), (d), (e), (g), (h), (i), (j), (k), (l) and (m), and the provisions of Sections 7, 9, 10 and 14 hereof with respect to the applicable series of Preferred Stock shall apply on like terms to any such other shares.

(g) All Rights originally issued by the Company subsequent to any adjustment made to the applicable Purchase Price hereunder shall evidence the right to purchase, at the adjusted applicable Purchase Price, the number of Units of the applicable series of Preferred Stock (or other securities or amount of cash or combination thereof) that may be acquired from time to time hereunder upon exercise of the Rights, all subject to further adjustment as provided herein.

(h) Unless the Company shall have exercised its election as provided in Section 11(i), upon each adjustment of the applicable Purchase Price as a result of the calculations made in Sections 11(b) and (c), each Right outstanding immediately prior to the making of such adjustment shall thereafter evidence the right to purchase, at the adjusted applicable Purchase Price, that number of Units of the applicable series of Preferred Stock (calculated to the nearest one ten-thousandth of a Unit) obtained by (i) multiplying (x) the number of Units of the applicable series of Preferred Stock covered by a Right immediately prior to this adjustment by (y) the applicable Purchase Price in effect immediately prior to such adjustment of such Purchase Price and (ii) dividing the product so obtained by the applicable Purchase Price in effect immediately after such adjustment of such Purchase Price.

(i) The Company may elect, on or after the date of any adjustment of the applicable Purchase Price, to adjust the number of Rights, in lieu of any adjustment in the number of Units of the applicable series of Preferred Stock that may be acquired upon the exercise of a Right. Each of the Rights outstanding after the adjustment in the number of Rights shall be exercisable for the number of Units of the applicable series of Preferred Stock for which a Right was exercisable immediately prior to such adjustment. Each Right held of record prior to such adjustment of the number of Rights shall become that number of Rights (calculated to the nearest one ten-thousandth) obtained by dividing (x) the applicable Purchase Price in effect immediately prior to adjustment of such Purchase Price by (y) the applicable Purchase Price in effect immediately after adjustment of such Purchase Price. The Company shall make a public announcement (with prompt written notice thereof to the Rights Agent) of its election to adjust the number of Rights, indicating the record date for the adjustment, and, if known at the time, the amount of the adjustment to be made. This record date may be the date on which the Purchase Price is adjusted or any day thereafter, but, if the Rights Certificates have been issued, shall be at least ten days later than, but not including, the date of such public announcement. If Rights Certificates have been issued, upon each adjustment of the number of Rights pursuant to this Section 11(i), the Company shall, as promptly as practicable, cause to be distributed to holders of record of Rights Certificates on such record date Rights Certificates evidencing, subject to Section 14 hereof, the additional Rights to which such holders shall be entitled as a result of such adjustment, or, at the option of the Company, shall cause to be distributed to such holders of record in substitution and replacement for the Rights Certificates held by such holders prior to the date of adjustment, and upon surrender thereof, if required by the Company, new Rights Certificates evidencing all the Rights to which such holders shall be entitled after such adjustment. Rights Certificates to be so distributed shall be issued, executed and delivered by the Company, and countersigned and delivered by the Rights Agent in the manner provided for herein (and may bear, at the option of the Company, the adjusted applicable Purchase Price) and shall be registered in the names of the holders of record of Rights Certificates on the record date specified in the public announcement.

(j) Irrespective of any adjustment or change in the applicable Purchase Price or the number of Units of the applicable series of Preferred Stock issuable upon the exercise of any of the Rights, the Rights Certificates theretofore and thereafter issued may continue to express the applicable Purchase Price per Unit and the number of Units of the applicable series of Preferred Stock which were expressed in the initial Rights Certificates issued hereunder.

(k) Before taking any action that would cause an adjustment reducing the applicable Purchase Price below the par or stated value, if any, of the number of Units of the applicable series of Preferred Stock or other shares of capital stock issuable upon exercise of any of the Rights, the Company shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue such fully paid and nonassessable number of Units of the applicable series of Preferred Stock or other shares at such adjusted Purchase Price.

(l) In any case in which this Section 11 shall require that an adjustment in the Purchase Price be made effective as of a record date for a specified event, the Company may elect to defer (with prompt written notice thereof to the Rights Agent) until the occurrence of such event the issuance to the holder of any Right exercised after such record date of that number of Units of Preferred Stock and shares of other capital stock or securities of the Company, if any, issuable upon such exercise over and above the number of Units of Preferred Stock and shares of other capital stock or securities of the Company, if any, issuable upon such exercise on the basis of the Purchase Price in effect prior to such adjustment; provided, however, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares (fractional or otherwise) or securities upon the occurrence of the event requiring such adjustment.

(m) Anything in this Section 11 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Purchase Price, in addition to those adjustments expressly required by this Section 11, as and to the extent that the Board of Directors shall determine to be advisable in order that any (i) consolidation or subdivision of any series of Preferred Stock, (ii) issuance wholly for cash of any shares of any series of Preferred Stock at less than the current market price, (iii) issuance wholly for cash of shares of any series of Preferred Stock or securities which by their terms are convertible into or exchangeable for shares of Preferred Stock, (iv) stock dividends or (v) issuance of rights, options or warrants referred to in this Section 11, hereafter made by the Company to holders of any series of Preferred Stock, shall not be taxable to such holders or shall reduce the taxes payable by such holders.

(n) After the Distribution Date, the Company shall not, except as permitted by Section 1, Section 23, Section 24, Section 27 or Section 31 hereof, take (or permit any Subsidiary to take) any action if at the time such action is taken it is reasonably foreseeable that such action will diminish substantially or otherwise eliminate the benefits intended to be afforded by the Rights.

(o) Anything in this Plan to the contrary notwithstanding, in the event that the Company shall at any time after the Rights Dividend Declaration Date and prior to the Distribution Date (i) declare a dividend on the outstanding shares of any class of Company Common Stock payable in shares of Company Common Stock, (ii) subdivide the outstanding shares of any class of Company Common Stock or (iii) combine the outstanding shares of any class of Company Common Stock into a smaller number of shares, the number of Rights associated with each share of such class of Company Common Stock then outstanding, or issued or delivered thereafter prior to the Distribution Date or in accordance with Section 22 hereof, shall be proportionately adjusted so that the number of Rights thereafter associated with each share of the applicable class of Company Common Stock following any such event shall equal the result obtained by:

(x) in the case of the Class A Rights, multiplying the number of Class A Rights associated with each share of Class A Common Stock immediately prior to such event by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock outstanding immediately prior to the occurrence of the event and the denominator of which shall be the total number of shares of Class A Common Stock outstanding immediately following the occurrence of such event; and

(y) in the case of the Class B Rights, multiplying the number of Class B Rights associated with each share of Class B Common Stock immediately prior to such event by a fraction, the numerator of which shall be the total number of shares of Class B Common Stock outstanding immediately prior to the occurrence of the event and the denominator of which shall be the total number of shares of Class B Common Stock outstanding immediately following the occurrence of such event.

Section 12. Certificate of Adjusted Purchase Price or Number of Shares. Whenever an adjustment is made or any event affecting any of the Rights or their exercisability (including without limitation an event which causes Rights to become null and void) occurs as provided in Section 11 hereof, the Company shall (a) promptly prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment, (b) promptly file with the Rights Agent and with each transfer agent for the applicable series of Preferred Stock and the applicable class or classes of Company Common Stock, a copy of such certificate, and

(c) mail, or make available, a brief summary thereof to each holder of the affected class or classes of Rights Certificate in accordance with Section 25 and Section 26 hereof. Notwithstanding the foregoing sentence, the failure of the Company to make such certification or give such notice shall not affect the validity of such adjustment or the force or effect of the requirement for such adjustment. The Rights Agent shall be fully protected in relying on any such certificate and on any adjustment or statement therein contained and shall have no duty or liability with respect to, and shall not be deemed to have knowledge of, any adjustment or any such event unless and until it shall have received such a certificate.

Section 13. Reserved.

Section 14. Fractional Rights and Fractional Shares.

(a) The Company shall not be required to issue fractions of Rights, except prior to the Distribution Date as provided in Section 11(o) hereof, or to distribute Rights Certificates which evidence fractional Rights. In lieu of issuing such fractional Rights, there shall be paid to the Persons to which such fractional Rights would otherwise be issuable an amount in cash equal to such fraction of the market value of a whole Right. For purposes of this Section 14(a), the market value of a whole Right shall be the closing price of the Rights for the Trading Day immediately prior to the date on which such fractional Rights would have been otherwise issuable. The closing price of the Rights for any day shall be:

(x) the last sale price, regular way, or, in the case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Rights are listed or admitted to trading, or

(y) if the Rights are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or such other system then in use, or

(z) if on any such date the Rights are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Rights selected by the Board of Directors.

If on any such date no such market maker is making a market in the Rights, the fair value of the Rights on such date as determined by the Board of Directors shall be used and such determination shall be described in a written statement filed with the Rights Agent and shall be conclusive for all purposes.

(b) The Company shall not be required to issue fractions of shares of Preferred Stock (other than fractions which are integral multiples of one one-thousandth of a share of Preferred Stock) upon exercise of the Rights or to distribute certificates which evidence such fractional shares of Preferred Stock (other than fractions which are integral multiples of one one-thousandth of a share of Preferred Stock); provided, however, that in lieu of fractions of shares of Preferred Stock which are integral multiples of one one-thousandth of a share of Preferred Stock, the Company may provide for the issuance of depositary receipts pursuant to Section 7(c) hereof. In lieu of such fractional shares of Preferred Stock that are not integral multiples of one one-thousandth of a share, the Company may pay to the registered holders of Rights Certificates at the time such Rights are exercised as herein provided an amount in cash equal to the same fraction of the then current market price of a share of Series A Preferred or Series B Preferred, as applicable, on the day of exercise, determined in accordance with Section 11(d) hereof.

(c) The Company shall not be required to issue fractions of shares of Company Common Stock upon exercise of the Rights or to distribute certificates which evidence fractional shares of Company Common Stock. In lieu of such fractional shares of Company Common Stock, the Company may pay to the registered holders of Rights Certificates at the time such Rights are exercised as herein provided an amount in cash equal to the same fraction of the current market value of one (1) share of the applicable class of Company Common Stock. For purposes of this Section 14(c), the current market value of one share of Company Common Stock shall be the closing price per share of Company Common Stock (as determined pursuant to Section 11(d)(i) hereof) on the Trading Day immediately prior to the date of such exercise.

(d) The holder of a Right by the acceptance of the Rights expressly waives his right to receive any fractional Rights or any fractional shares upon exercise of a Right, except as permitted by this Section 14.

(e) Whenever a payment for fractional Rights or fractional shares is to be made by the Rights Agent, the Company shall (i) promptly prepare and deliver to the Rights Agent a certificate setting forth in reasonable detail the facts related to such payments and the prices and/or formulas utilized in calculating such payments, and (ii) provide sufficient monies to the Rights Agent in the form of fully collected funds to make such payments. The Rights Agent shall be fully protected in relying upon such a certificate and shall have no duty with respect to, and shall not be deemed to have knowledge of any payment for fractional Rights or fractional shares under any Section of this Plan relating to the payment of fractional Rights or fractional shares unless and until the Rights Agent shall have received such a certificate and sufficient monies.

Section 15. Rights of Action. All rights of action in respect of this Plan, other than rights of action vested in the Rights Agent pursuant to Section 18 and Section 20 hereof, are vested in the respective registered holders of the Rights Certificates (and, prior to the Distribution Date, the registered holders of shares of Company Common Stock); and any registered holder of a Rights Certificate (or, prior to the Distribution Date, of shares of Company Common Stock), without the consent of the Rights Agent or of the holder of any other Rights Certificate (or, prior to the Distribution Date, of shares of Company Common Stock), may, on his own behalf and for his own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company or any other Person to enforce, or otherwise act in respect of, his right to exercise the Rights evidenced by such Rights Certificate in the manner provided in such Rights Certificate and in this Plan. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Plan and shall be entitled to specific performance of the obligations hereunder and injunctive relief against actual or threatened violations of the obligations hereunder of any Person subject to this Plan.

Section 16. Agreement of Rights Holders. Every holder of a Right, by accepting the same, consents and agrees with the Company and the Rights Agent and with every other holder of a Right that:

(a) prior to the Distribution Date, the Rights will be transferable only in connection with the transfer of Company Common Stock;

(b) after the Distribution Date, the Rights Certificates are transferable only on the registry books of the Rights Agent if surrendered at the office of the Rights Agent designated for such purposes, duly endorsed or accompanied by a proper instrument of transfer and with the appropriate forms and certificates properly completed and duly executed;

(c) subject to Section 6(a) and Section 7(f) hereof, the Company and the Rights Agent may deem and treat the Person in whose name a Rights Certificate (or, prior to the Distribution Date, the associated Company Common Stock) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the Rights Certificates or any associated Company Common Stock certificate made by any Person other than the Company or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary; and

(d) notwithstanding anything in this Plan to the contrary, neither the Company nor the Rights Agent shall have any liability to any holder of a Right or any other Person as a result of its inability to perform any of its obligations under this Plan by reason of any preliminary or permanent injunction or other order, decree, judgment or ruling (whether interlocutory or final) issued by a court of competent jurisdiction or by a governmental, regulatory, self-regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining performance of such obligation; provided, however, the Company must use its best efforts to have any such order, decree, judgment or ruling lifted or otherwise overturned as promptly as practicable.

Section 17. Rights Certificate Holder Not Deemed a Stockholder. No holder, as such, of any Rights Certificate shall be entitled to vote, receive dividends or be deemed for any purpose the holder of the number of shares of Preferred Stock or any other securities of the Company which may at any time be issuable on the exercise of the Rights represented thereby, nor shall anything contained herein or in any Rights Certificate be construed to confer upon the holder of any Rights Certificate, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or, except as provided in Section 25 hereof, to receive notice of meetings or other actions affecting stockholders, or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by such Rights Certificate shall have been exercised in accordance with the provisions hereof. This Section 17 shall also apply to holders, as such, of Rights prior to the issuance of Rights Certificates.

Section 18. Concerning the Rights Agent.

(a) The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable out-of-pocket expenses, including reasonable fees and disbursements of its counsel, and other disbursements, incurred in connection with the preparation, negotiation, delivery, amendment, execution and administration of this Plan and the exercise and performance of its duties hereunder. The Company shall also indemnify the Rights Agent for, and hold it harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense (including, without limitation, the reasonable fees and expenses of legal counsel), incurred without gross negligence, bad faith or willful misconduct on the part of the Rights Agent (each as determined by a final, non-appealable judgment of a court of competent jurisdiction), for any action taken, suffered or omitted to be taken by the Rights Agent in connection with the acceptance and administration of this Plan or the exercise or performance of its duties hereunder, including without limitation, the reasonable costs and expenses of defending against a claim of liability hereunder. The costs and expenses incurred in enforcing this right of indemnification shall be paid by the Company. The provisions of this Section 18 and Section 20 below shall survive the termination of this Plan, the exercise or expiration of the Rights and the resignation, replacement or removal of the Rights Agent hereunder, including, without limitation, the reasonable costs and expenses of defending against a claim of liability hereunder.

(b) The Rights Agent shall be authorized and protected and shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it in connection with its acceptance and administration of this Plan and the exercise and performance of its duties hereunder, in reliance upon any Rights Certificate or certificate for Preferred Stock or for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement or other paper or document believed by it to be genuine and to have been signed, executed and, where necessary, verified or acknowledged by the proper Person or Persons, or otherwise upon the advice of counsel as set forth in Section 20 hereof. The Rights Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take any action in connection therewith unless and until it has received such notice.

Section 19. Merger or Consolidation or Change of Name of Rights Agent.

(a) Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the corporate trust or stockholder services businesses of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Plan without the execution or filing of any document or any further act on the part of any of the parties hereto; provided, however, that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 21 hereof. In case at the time such successor Rights Agent shall succeed to the agency created by this Plan, any of the Rights Certificates shall have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of a predecessor Rights Agent and deliver such Rights Certificates so countersigned; and in case at that time any of the Rights Certificates shall not have been countersigned, any successor Rights Agent may countersign such Rights Certificates either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Plan.

(b) In case at any time the name of the Rights Agent shall be changed and at such time any of the Rights Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Rights Certificates so countersigned; and in case at that time any of the Rights Certificates shall not have been countersigned, the Rights Agent may countersign such Rights Certificates either in its prior name or in its changed name; and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Plan.

Section 20. Duties of Rights Agent. The Rights Agent undertakes to perform only the duties and obligations expressly imposed by this Plan (and no implied duties) upon the following terms and conditions, by all of which the Company and the holders of Rights Certificates, by their acceptance thereof, shall be bound:

(a) The Rights Agent may consult with legal counsel (who may be legal counsel for the Company or an employee of the Rights Agent), and the advice or opinion of such counsel shall be full and complete authorization and protection to the Rights Agent and the Rights Agent shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it in accordance with such advice or opinion.

(b) Whenever in the performance of its duties under this Plan the Rights Agent shall deem it necessary or desirable that any fact or matter (including, without limitation, the identity of any Acquiring Person and the determination of the current per share market price of any security) be proved or established by the Company prior to taking, suffering or omitting to take any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by any one of the Chief Executive Officer, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Company and delivered to the Rights Agent; and such certificate shall be full and complete authorization and protection to the Rights Agent and the Rights Agent shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Plan in reliance upon such certificate.

(c) The Rights Agent shall be liable hereunder to the Company and any other Person only for its own gross negligence, bad faith or willful misconduct (each as determined by a final, non-appealable judgment of a court of competent jurisdiction). Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage. Any liability of the Rights Agent under this Plan will be limited to the amount of annual fees paid by the Company to the Rights Agent.

(d) The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Plan or in the Rights Certificates or be required to verify the same (except as to its countersignature on such Rights Certificates), but all such statements and recitals are and shall be deemed to have been made by the Company only.

(e) The Rights Agent shall not have any liability for or be under any responsibility in respect of the validity of this Plan or the execution and delivery hereof (except the due execution hereof by the Rights Agent)

or in respect of the validity or execution of any Rights Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or failure by the Company to satisfy conditions contained in this Plan or in any Rights Certificate; nor shall it be responsible for any change in the exercisability of the Rights (including the Rights becoming null and void pursuant to Section 11(a)(ii) hereof) or any change or adjustment in the terms of the Rights (including the manner, method or amount thereof) provided for in Section 3, 11, 23 or 24 hereof, or the ascertaining of the existence of facts that would require any such change or adjustment (except with respect to the exercise of Rights evidenced by Rights Certificates after receipt of the certificate described in Section 12 hereof, upon which the Rights Agent may rely); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Preferred Stock or any other securities to be issued pursuant to this Plan or any Rights Certificate or as to whether any shares of Preferred Stock or any other securities will, when so issued, be validly authorized and issued, fully paid and nonassessable.

(f) The Company shall perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further acts, instruments and assurances as may reasonably be required by the Rights Agent for the performance by the Rights Agent of its duties under this Plan.

(g) The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any one of the Chief Executive Officer, the Chief Financial Officer, any Vice President or the Secretary of the Company, and to apply to such officers for advice or instructions in connection with its duties, and such instructions shall be full authorization and protection to the Rights Agent and the Rights Agent shall not be liable for or in respect of any action taken, suffered or omitted to be taken by it in accordance with instructions of any such officer or for any delay in acting while waiting for those instructions. The Rights Agent shall be fully authorized and protected in relying upon the most recent instructions received by any such officer. Any application by the Rights Agent for written instructions from the Company may, at the option of the Rights Agent, set forth in writing any action proposed to be taken, suffered or omitted by the Rights Agent under this Plan and the date on and/or after which such action shall be taken or suffered or such omission shall be effective. The Rights Agent shall not be liable for any action taken or suffered by, or omission of, the Rights Agent in accordance with a proposal included in any such application on or after the date specified in such application (which date shall not be less than five Business Days after, but not including, the date any officer of the Company actually receives such application, unless any such officer shall have consented in writing to an earlier date) unless, prior to taking any such action (or the effective date in the case of an omission), the Rights Agent shall have received written instructions in response to such application specifying the action to be taken, suffered or omitted.

(h) The Rights Agent and any stockholder, affiliate, director, officer or employee of the Rights Agent may buy, sell or deal in any of the Rights or other securities of the Company or have a pecuniary interest in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Rights Agent under this Plan. Nothing herein shall preclude the Rights Agent or any such stockholder, affiliate, director, officer or employee from acting in any other capacity for the Company or for any other Person.

(i) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself (through its directors, officers and employees) or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company or any other Person resulting from any such act, default, neglect or misconduct, absent gross negligence or bad faith in the selection and continued employment thereof (which gross negligence or bad faith must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction).

(j) No provision of this Plan shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of its rights hereunder if the Rights Agent believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(k) If, with respect to any Rights Certificate surrendered to the Rights Agent for exercise or transfer, the certificate attached to the form of assignment or form of election to purchase, as the case may be, has either not been properly completed, not signed or indicates an affirmative response to clause 1 and/or 2 thereof, the Rights Agent shall not take any further action with respect to such requested exercise or transfer without first consulting with the Company.

Section 21. Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Plan upon thirty days’ prior notice in writing mailed to the Company and to each transfer agent for the Company Common Stock or Preferred Stock known to the Rights Agent, by registered or certified mail, and, if such resignation occurs after the Distribution Date, to the holders of the Rights Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon thirty days’ prior notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent for the Company Common Stock or Preferred Stock, by registered or certified mail, and, if such removal occurs after the Distribution Date, to the holders of the Rights Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of thirty days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Rights Certificate (who shall, with such notice, submit his Rights Certificate for inspection by the Company), then any registered holder of any Rights Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (a) a Person organized and doing business under the laws of the United States or any state of the United States in good standing, shall be authorized under applicable laws to exercise corporate trust or stock transfer or stockholder service powers and shall be subject to supervision or examination by federal or state authorities and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50,000,000 or (b) an Affiliate of such a Person described in clause (a). After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Company Common Stock or Preferred Stock, and, if such appointment occurs after the Distribution Date, mail a notice thereof in writing to the registered holders of the Rights Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent.

Section 22. Issuance of New Rights Certificates. Notwithstanding any of the provisions of this Plan or the Rights to the contrary, the Company may, at its option, issue new Rights Certificates evidencing Rights in such form as may be approved by the Board of Directors to reflect any adjustment or change made in accordance with the provisions of this Plan in the Purchase Price or the number or kind or class of shares or other securities or property that may be acquired under the Rights Certificates.

In addition, in connection with the issuance or sale of shares by the Company of Company Common Stock following the Distribution Date and prior to the Expiration Date, the Company (a) shall, with respect to shares of Company Common Stock so issued or sold pursuant to the exercise of stock options or under any employee plan or arrangement granted or awarded as of the Distribution Date, or upon the exercise, conversion or exchange of any other securities hereinafter issued by the Company, and (b) may, in any other case, if deemed necessary or appropriate by the Board of Directors, issue Rights Certificates representing the appropriate number of the applicable class of Rights in connection with such issuance or sale; provided, however, that (i) no such Rights Certificate shall be issued if, and to the extent that, the Company shall be advised by counsel that such issuance would create a significant risk of material adverse tax consequences to the Company or the Person to whom such Rights Certificate would be issued, and (ii) no such Rights Certificate shall be issued if, and to the extent that, appropriate adjustment shall otherwise have been made in lieu of the issuance thereof.

Section 23. Redemption and Termination.

(a) Subject to Section 32 hereof, the Company may, at its option, by action of the Board of Directors, at any time prior to the earlier of (i) the Close of Business on the tenth Business Day following the Stock Acquisition Date (or, if the Stock Acquisition Date shall have occurred prior to the Record Date, the Close of Business on the tenth Business Day following the Record Date) or (ii) the Final Expiration Date, redeem all but not less than all of the then-outstanding Rights at a redemption price of $0.001 per Right, as such amount may be appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being the “Redemption Price”). The Company may, at its option, by action of the Board of Directors, pay the Redemption Price either in shares of Company Common Stock (based on the current market price, as defined in Section 11(d) hereof, of the shares of Company Common Stock at the time of redemption) or cash or any other form of consideration deemed appropriate by the Board of Directors and the redemption of the Rights shall be effective at such time and on the basis and with such conditions as the Board of Directors may in its sole discretion establish. Notwithstanding anything in this Plan to the contrary, the Rights shall not be exercisable after the first occurrence of a Section 11(a)(ii) Event until such time as the Company’s right of redemption has expired.

(b) Immediately upon the action of the Board of Directors ordering the redemption of the Rights as provided in Section 23(a) above (or at such later time as the Board of Directors may establish for the effectiveness of such redemption), and without any further action and without any notice, the right to exercise the Rights will terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price for each Right so held. The Company shall promptly give notice of such redemption to the Rights Agent and the holders of the then-outstanding Rights by mailing such notice to all such holders at each holder’s last address as it appears upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the Company Common Stock, provided, however, that the failure to give, or any defect in, any such notice shall not affect the validity of such redemption. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption will state the method by which the payment of the Redemption Price will be made.

(c) The Company may, at its option, discharge all of its obligations with respect to the Rights by (i) issuing a press release announcing the manner of redemption of the Rights in accordance with this Plan, and (ii) mailing payment of the Redemption Price to the registered holders of the Rights as their last addresses as they appear on the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent of the Company Common Stock, and upon such action, all outstanding Rights and Rights Certificates shall be null and void without any further action by the Company.

(d) Neither the Company nor any of its Affiliates or Associates may redeem, acquire or purchase for value any Rights at any time in any manner, other than that specifically set forth in this Section 23 or in Section 24 hereof and other than in connection with the purchase or repurchase by any of them of Company Common Stock prior to the Distribution Date.

Section 24. Exchange.

(a) The Company, upon resolution of the Board of Directors, may, at its option, at any time after the first occurrence of a Section 11(a)(ii) Event, exchange all or part of the then-outstanding and exercisable Rights (which shall not include Rights that have become null and void pursuant to Section 7(e) hereof) for Units of Preferred Stock or shares of Company Common Stock at the election of the Board of Directors (such Units of Preferred Stock or shares of Company Common Stock, as applicable, the “Exchange Securities”) at an exchange ratio of one share of Class A Common Stock or one Unit of Series A Preferred per Class A Right and one share of Class B Common Stock or one Unit of Series B Preferred per Class B Right, in each case as appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such exchange ratio being the “Exchange Ratio”). The exchange of the Rights by the Board of Directors may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Prior to effecting an exchange pursuant to this Section 24, the Board of Directors may direct the Company to enter into a Trust Agreement in such form and with such terms as the Board of Directors shall then approve (the “Trust Agreement”). If the Board of Directors so directs, the Company shall enter into the Trust Agreement and shall issue to the trust created by such agreement (the “Trust”) all of the Exchange Securities issuable pursuant to the exchange, and all Persons entitled to receive Exchange Securities pursuant to the exchange shall be entitled to receive such Exchange Securities (and any dividends or distributions made thereon after the date on which such Exchange Securities are deposited in the Trust) only from the Trust and solely upon compliance with the relevant terms and provisions of the Trust Agreement. Any Exchange Securities issued at the direction of the Board of Directors in connection herewith shall be validly issued, fully paid and nonassessable shares of Company Common Stock or Preferred Stock (as the case may be), and the Company shall be deemed to have received as consideration for such issuance a benefit having a value that is at least equal to the aggregate par value of the Exchange Securities so issued.

(b) Immediately upon the action of the Board of Directors ordering the exchange of any Rights pursuant to Section 24(a), and without any further action and without any notice, the right to exercise such Rights shall terminate and the only right thereafter of a holder of such Rights shall be to receive (i) that number of shares of Class A Common Stock or Units of Series A Preferred, as applicable, equal to the number of such Class A Rights held by such holder multiplied by the Exchange Ratio and (ii) that number of shares of Class B Common Stock or Units of Series B Preferred, as applicable, equal to the number of such Class B Rights held by such holder multiplied by the Exchange Ratio. The Company shall promptly provide public notice of any such exchange (with prompt written notice thereof to the Rights Agent); provided, however, that the failure to give or any defect in such notice shall not affect the validity of such exchange. The Company shall promptly mail a notice of any such exchange to all of the holders of such Rights at their last addresses as they appear upon the registry books of the Rights Agent. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of exchange shall state the method by which the exchange of Exchange Securities for Rights will be effected and, in the event of any partial exchange, the number of Rights which will be exchanged. Any partial exchange shall be effected pro rata based on the number of Rights (other than Rights which have become null and void pursuant to the provisions of Section 7(e) hereof) held by each holder of Rights.

(c) In the event that: (x) the number of Exchange Securities which are authorized by the Certificate of Incorporation but not outstanding or reserved for issuance for purposes other than upon exercise of the Rights are not sufficient to permit any exchange of Rights as contemplated in accordance with this Section 24 or (y) the securities issuable upon exercise of the Rights are required to be registered under the Securities Act or registered or qualified under applicable state securities laws or “blue sky” laws, then the Company, at the election of the Board of Directors, shall take all such action as may be necessary to authorize additional Exchange Securities, register or qualify any securities as the case may be, for issuance upon exchange of the Rights or shall make adequate provision to substitute, in whole or in part, (1) cash, (2) other comparable equity securities of the Company (including, without limitation, shares, or units of shares, of preferred stock which, having dividend, voting and liquidation rights substantially comparable to those of the Class A Common Stock or Class B Common Stock, as the case may be, as determined by the Board in its sole discretion), (3) debt securities of the Company, (4) other assets, or (5) any combination of the foregoing, having an aggregate value for each Right to be exchanged equal to the per share market price of one share of Class A Common Stock or Class B Common Stock or one Unit of Series A Preferred or Series B Preferred, as applicable (determined pursuant to Section 11(d) hereof) as of the date of a Section 11(a)(ii) Event, where such aggregate value has been determined by the Board of Directors. To the extent that the Company determines that action must be taken pursuant to the foregoing clauses of this Section 24(c), the Board of Directors may suspend the exercisability of the Rights, in order to seek any authorization of additional Exchange Securities, register or qualify any securities that will be issued on exercise of the Rights as the case may be, and/or to decide the appropriate form of distribution to be made pursuant to the above provision and to determine the value thereof.

(d) The Company shall not be required to issue fractions of Exchange Securities or to distribute certificates which evidence fractional Units or fractional shares. In lieu of issuing fractional Units or fractional shares, the Company may pay to the registered holders of Rights Certificates at the time such Rights are exchanged as herein provided an amount in cash equal to the same fraction of the current market price (determined pursuant to Section 11(d) hereof) of one share of Class A Common Stock or Class B Common Stock or one Unit of Series A Preferred or Series B Preferred, as applicable, on the Trading Day immediately prior to the date of exchange pursuant to this Section 24.

Section 25. Notice of Certain Events.

(a) In case the Company shall propose, at any time after the Distribution Date:

(i) to pay any dividend payable in stock of any class to the holders of Series A Preferred or Series B Preferred or to make any other distribution to the holders of Series A Preferred or Series B Preferred (other than a regular periodic cash dividend paid out of funds legally available therefore),

(ii) to offer to the holders of Series A Preferred or Series B Preferred rights or warrants to subscribe for or to purchase any additional shares of Preferred Stock or shares of stock of any class or any other securities, rights or options,

(iii) to effect any reclassification of its Series A Preferred or Series B Preferred (other than a reclassification involving only the subdivision of outstanding shares of Series A Preferred or Series B Preferred, as applicable),

(iv) to effect any consolidation or merger into or with any other Person (other than a wholly owned Subsidiary of the Company in a transaction which complies with Section 11(n) hereof), or to effect any sale or other transfer (or to permit one or more of its Subsidiaries to effect any sale or other transfer), in one or more transactions, of more than 50% of the assets, cash flow or earning power of the Company and its Subsidiaries (taken as a whole) to any other Person or Persons (other than the Company and/or any of its wholly owned Subsidiaries in one or more transactions each of which complies with Section 11(n) hereof), or

(v) to effect the liquidation, dissolution or winding up of the Company,

then, in each such case, the Company shall give to the Rights Agent and to each holder of a Rights Certificate, to the extent feasible and in accordance with Section 26 hereof, a notice of such proposed action, which shall specify the record date for the purposes of such stock dividend, distribution of rights or warrants, or the date on which such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution, or winding up is to take place and the date of participation therein by the holders of the shares of Series A Preferred and/or Series B Preferred, if any such date is to be fixed, and such notice shall be so given in the case of any action covered by clause (i) or (ii) above at least twenty (20) days prior to, but not including, the record date for determining holders of the shares of Series A Preferred and/or Series B Preferred for purposes of such action, and in the case of any such other action, at least twenty (20) days prior to, but not including, the date of the taking of such proposed action or the date of participation therein by the holders of the shares of Series A Preferred and/or Series B Preferred, whichever shall be the earlier; provided, however, no such notice shall be required pursuant to this Section 25, if any wholly owned Subsidiary of the Company effects a consolidation or merger with or into, or effects a sale or other transfer of assets, cash flow or earnings power to, any other wholly owned Subsidiary of the Company.

(b) In case any Section 11(a)(ii) Event shall occur, then, in any such case, (i) the Company shall as soon as practicable thereafter give to the Rights Agent and to each holder of a Rights Certificate, to the extent feasible and in accordance with Section 26 hereof, a notice of the occurrence of such event, which shall specify the event and the consequences of the event to holders of Rights under Section 11(a)(ii) hereof, as the case may be, and (ii) all references in the preceding paragraph (a) to Series A Preferred and Series B Preferred shall be deemed thereafter to refer also to Company Common Stock and/or, if appropriate, other securities of the Company.

Section 26. Notices. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing and mailed or sent or delivered, if to the Company, at its address at:

ICO Global Communications (Holdings) Limited

Plaza America Tower I

11700 Plaza America Drive, Suite 1010

Reston, Virginia 20190

Attention: General Counsel

and if to the Rights Agent, at its address at:

BNY Mellon Shareowner Services

480 Washington Blvd.

Jersey City, NJ 07310

Attention: Relationship Manager

With a copy to:

BNY Mellon Shareowner Services

Newport Office Center VII

480 Washington Blvd.

Jersey City, NJ 07310

Attention: Legal Department

Notices or demands authorized by this Plan to be given or made by the Company or the Rights Agent to the holder of any Rights Certificate (or, if prior to the Distribution Date, to the holder of certificates representing shares of Company Common Stock) shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company.

Section 27. Supplements and Amendments. Prior to the Distribution Date, and subject to the other provisions of this Section 27, the Company may, in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of this Plan in any respect (including, without limitation, an amendment to cause the Rights to immediately expire and the Plan to immediately terminate) without the approval of any holders of certificates representing Rights or shares of Company Common Stock. From and after the Distribution Date, the Company may, in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend this Plan without the approval of any holders of Rights Certificates in order:

(i) to cure any ambiguity,

(ii) to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein,

(iii) to shorten or lengthen any time period hereunder, or

(iv) to change or supplement the provisions hereunder in any manner which the Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of Rights Certificates (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person);

provided, however, that this Plan may not be supplemented or amended to lengthen, pursuant to clause (iii) of this sentence, (A) subject to Section 32 hereof, a time period relating to when the Rights may be redeemed at such time as the Rights are not then redeemable, or (B) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of Rights (other than an Acquiring Person or an Associate or Affiliate of an Acquiring Person).

Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 27, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything contained in this Plan to the contrary, the Rights Agent may, but shall not be obligated to, enter into any supplement or amendment that affects the Rights Agent’s own rights, duties, obligations or immunities under this Plan.

Prior to the Distribution Date, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of Company Common Stock.

Section 28. Successors. All the covenants and provisions of this Plan by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 29. Determinations and Actions by the Board of Directors, etc. For all purposes of this Plan, any calculation of the number of shares of Company Common Stock or the amount of Company Stock outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding shares of Company Common Stock or amount of Company Stock of which any Person is the Beneficial Owner, shall be made by the Board of Directors in accordance with the last sentence of Rule 13d-3(d)(1)(i) of the Exchange Act Regulations as in effect on the date hereof or the provisions of Section 382 of the Code and the regulations thereunder. Except as otherwise specifically provided herein, the Board of Directors shall have the exclusive power and authority to administer this Plan and to exercise all rights and powers specifically granted to the Board of Directors or to the Company, or as may be necessary or advisable in the administration of this Plan, including, without limitation, the right and power (i) to interpret the provisions of this Plan, and (ii) to make all determinations deemed necessary or advisable for the administration of this Plan (including, without limitation, a determination whether to redeem or not redeem the rights or to amend this Plan and whether any proposed amendment adversely affects the interest of the holders of Rights Certificates). All such actions, calculations, interpretations and determinations (including, for purposes of clause (y) below, all omissions with respect to the foregoing) which are done or made by the Board of Directors shall (x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other parties, and (y) not subject the Board of Directors or any member thereof to any liability to the holders of the Rights. The Rights Agent is entitled always to assume the Company’s Board of Directors acted in good faith and shall be fully protected and incur no liability in reliance thereon.

Section 30. Benefits of this Plan. Nothing in this Plan shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, registered holders of shares of Company Common Stock) any legal or equitable right, remedy or claim under this Plan; but this Plan shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, registered holders of shares of Company Common Stock).

Section 31. Process to Seek Exemption.

(a) Any Person who desires to effect any acquisition of Company Stock that would, if consummated, result in such Person (together with its Affiliates and Associates) beneficially owning 4.9% or more of the then-outstanding Company Stock (or, in the case of an Existing Holder, additional Company Stock representing one-half of one percent (0.5%) or more of the Company Stock outstanding as of the date hereof (adjusted for any stock splits, subdivisions and the like)) (a “Requesting Person”) may, prior to the Stock Acquisition Date and in accordance with this Section 31, request that the Board of Directors grant an exemption with respect to such acquisition under this Plan so that such acquisition would be deemed to be an Exempt Transaction for purposes of this Plan (an “Exemption Request”). An Exemption Request shall be in proper form and shall be delivered by registered mail, return receipt requested, to the Secretary of the Company at the address of the Company set forth in Section 26. To be in proper form, an Exemption Request shall set forth (i) the name and address of the Requesting Person, (ii) the kind, class and/or series, number and percentage of Company Stock then beneficially owned by the Requesting Person, together with all Affiliates and Associates of the Requesting Person, and (iii) a reasonably detailed description of the transaction or transactions by which the Requesting Person would propose to acquire Beneficial Ownership of Company Stock aggregating 4.9% or more of the then outstanding Company Stock (or, in the case of an Existing Holder, additional Company Stock representing one-half of one percent (0.5%) or more of the Company Stock outstanding as of the date hereof (adjusted for any stock splits, subdivisions and the like)) and the kind, class/and or series, maximum number and percentage of Company Stock that the Requesting Person proposes to acquire.

(b) The Board of Directors shall make a determination whether to grant an exemption in response to an Exemption Request as promptly as practicable (and, in any event, within ten (10) Business Days) after receipt thereof; provided, however, that the failure of the Board of Directors to make a determination within such period shall be deemed to constitute the denial by the Board of Directors of the Exemption Request. The Board of Directors shall only grant an exemption in response to an Exemption Request if the Board of Directors determines in its sole discretion that the acquisition of Beneficial Ownership of Company Stock by the Requesting Person will not jeopardize or endanger the availability to the Company of the Tax Benefits or is otherwise in the best interests of the Company and its stockholders. Any exemption granted hereunder may be granted in whole or in part, and may be subject to limitations or conditions (including a requirement that the Requesting Person agree that it will not acquire Beneficial Ownership of Company Stock in excess of the maximum number and percentage approved by the Board of Directors), in each case as and to the extent the Board of Directors in its sole discretion shall determine necessary or desirable. Any Exemption Request may be submitted on a confidential basis and, except to the extent required by applicable law, the Company shall maintain the confidentiality of such Exemption Request and the Board of Directors’ determination with respect thereto.

Section 32. Severability. If any term, provision, covenant or restriction of this Plan is held by a court of competent jurisdiction or other authority to be invalid, null and void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated; and provided, further, that if any such excluded term, provision, covenant or restriction shall adversely affect the rights, immunities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately; provided, however, that notwithstanding anything in this Plan to the contrary, if any such term, provision, covenant or restriction is held by such court or authority to be invalid, null and void or unenforceable and the Board of Directors determines in its good faith judgment that severing the invalid language from this Plan would adversely affect the purpose or effect of this Plan and the Rights shall not then be redeemable, the right of redemption set forth in Section 23 hereof shall be reinstated and shall not expire until the Close of Business on the tenth Business Day following, but not including, the date of such determination by the Board of Directors.

Section 33. Governing Law. This Plan, each Right and each Rights Certificate issued hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely in such State; provided, however, that all provisions, regarding the rights, duties, obligations and liabilities of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

Section 34. Counterparts. This Plan may be executed (including by facsimile) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

Section 35. Descriptive Headings. The headings contained in this Plan are for descriptive purposes only and shall not affect in any way the meaning or interpretation of this Plan.

Section 36. Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.

IN WITNESS WHEREOF, the parties hereto have caused this Plan to be duly executed, all as of the date first above written.

ICO Global Communications (Holdings) Limited

By:	/S/ JOHN L. FLYNN
Name:	John L. Flynn
Title:	EVP, GC & SEC

Mellon Investor Services LLC

By:	/S/ ASA DREW
Name:	Asa Drew
Title:	Vice President

PENDRELL CORPORATION
IMPORTANT ANNUAL MEETING INFORMATION 000004
ENDORSEMENT_LINE SACKPACK
MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6
C123456789
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 16, 2015.
Vote by Internet
Go to www.envisionreports.com/PCO
Or scan the QR code with your smartphone
Follow the steps outlined on the secure website
Vote by telephone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.
Annual Meeting Proxy Card 1234 5678 9012 345
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals - The Board of Directors recommends a vote FOR all the listed nominees and FOR Proposals 2, 3, 4 and 5.
1. To elect the following seven persons as directors to hold office until the next annual meeting of shareholders or until his successor is duly elected and qualified.
Nominees:
01 - Richard P. Emerson
02 - Nicolas Kauser
03 - Craig O. McCaw
+
04 - Lee E. Mikles
05 - R. Gerard Salemme
06 - Stuart M. Sloan
07 - H. Brian Thompson
Mark here to vote FOR all nominees
Mark here to WITHHOLD vote from all nominees
For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.
For
Against
Abstain
For
Against Abstain
2. Approval of an advisory (non-binding) resolution on executive compensation.
3. Approval of Articles of Incorporation amendment designating Washington as the exclusive forum for adjudicating certain intra-corporate disputes.
4. Ratification of the Company’s Tax Benefits Preservation Plan.
5. Ratification of Grant Thornton LLP as the Company’s independent registered accounting firm for the fiscal year ending December 31, 2015.
6. In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.
B Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
Date (mm/dd/yyyy) - Please print date below.
Signature 1 - Please keep signature within the box.
Signature 2 - Please keep signature within the box.
IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.
C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE
140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND
MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
1UPX 2356601 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +
022ROC

Important notice regarding the Internet availability of proxy materials for the 2015 Annual Meeting of Shareholders:
The 2014 Annual Report on Form 10-K and Proxy Statement are available at: www.edocumentview.com/PCO
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Proxy - PENDRELL CORPORATION +
2300 Carillon Point, Kirkland, Washington 98033 Annual Meeting of Shareholders - June 17, 2015
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned shareholder of Pendrell Corporation, a Washington corporation (the “Company”) hereby appoints Lee E. Mikles and Timothy M. Dozois, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact, and hereby authorizes them to represent and to vote, as provided on the other side, all the shares of the Company’s Common Stock which the undersigned is entitled to vote at the Company’s Annual Meeting of Shareholders to be held June 17, 2015 (the “Annual Meeting”), and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.
The undersigned hereby acknowledges receipt of the Company’s Proxy Statement in connection with the Annual Meeting and hereby revokes any proxy or proxies previously given.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT ARE PROPERLY PRESENTED. UNLESS DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” EACH NOMINEE FOR DIRECTOR, “FOR” PROPOSALS 2, 3, 4 AND 5, AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OF THE MEETING.
(Continued and to be marked, signed and dated on the reverse side)
C Non-Voting Items
Change of Address - Please print new address below. Comments - Please print your comments below.
IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. +

PENDRELL CORPORATION
IMPORTANT ANNUAL MEETING INFORMATION
Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.
Annual Meeting Proxy Card
PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals - The Board of Directors recommends a vote FOR all the listed nominees and FOR Proposals 2, 3, 4 and 5.
1. To elect the following seven persons as directors to hold office until the next annual meeting of shareholders or until his successor is duly elected and qualified.
Nominees: 01 - Richard P. Emerson 02 - Nicolas Kauser 03 - Craig O. McCaw +
04 - Lee E. Mikles 05 - R. Gerard Salemme 06 - Stuart M. Sloan
07 - H. Brian Thompson
Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.
For Against Abstain For Against Abstain
2. Approval of an advisory (non-binding) resolution on executive compensation. 3. Approval of Articles of Incorporation amendment designating Washington as the exclusive forum for adjudicating certain intra-corporate disputes.
4. Ratification of the Company’s Tax Benefits Preservation Plan. 5. Ratification of Grant Thornton LLP as the Company’s independent registered accounting firm for the fiscal year ending December 31, 2015.
6. In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.
B Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
Date (mm/dd/yyyy) - Please print date below. Signature 1 - Please keep signature within the box. Signature 2 - Please keep signature within the box.
1UPX 2356602
022RPC

Important notice regarding the Internet availability of proxy materials for the 2015 Annual Meeting of Shareholders:
The 2014 Annual Report on Form 10-K and Proxy Statement are available at: www.edocumentview.com/PCO
PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Proxy - PENDRELL CORPORATION
2300 Carillon Point, Kirkland, Washington 98033 Annual Meeting of Shareholders - June 17, 2015
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned shareholder of Pendrell Corporation, a Washington corporation (the “Company”) hereby appoints Lee E. Mikles and Timothy M. Dozois, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact, and hereby authorizes them to represent and to vote, as provided on the other side, all the shares of the Company’s Common Stock which the undersigned is entitled to vote at the Company’s Annual Meeting of Shareholders to be held June 17, 2015 (the “Annual Meeting”), and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.
The undersigned hereby acknowledges receipt of the Company’s Proxy Statement in connection with the Annual Meeting and hereby revokes any proxy or proxies previously given.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT ARE PROPERLY PRESENTED. UNLESS DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” EACH NOMINEE FOR DIRECTOR, “FOR” PROPOSALS 2, 3, 4 AND 5, AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OF THE MEETING.
(Continued and to be marked, signed and dated on the reverse side)